As filed with the Securities and Exchange Commission on August 10, 2020

Registration Statement No. 333-239682

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

(Pre-Effective Amendment No. 5)

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KUBIENT, INC.
(Exact name of registrant as specified in its certificate of incorporation)

Delaware	7373	82-1808844
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

228 Park Avenue South

Suite 72602

New York, New York 10003-1502
(866) 668-2567
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter Anthony Bordes, Jr.
Chief Executive Officer
Kubient, Inc.
228 Park Avenue South

Suite 72602

New York, New York 10003-1502
(866) 668-2567
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc J. Adesso, Esq. Waller Lansden Dortch & Davis, LLP 511 Union Street, Suite 2700 Nashville, Tennessee 37219 Telephone: (615) 850-8063 Facsimile: (615) 244-6804	Steven D. Uslaner, Esq. Mark F. Coldwell, Esq. Littman Krooks LLP 655 Third Avenue, 20th Floor New York, New York 10017 Telephone: (212) 490-2020 Facsimile: (212) 490-2990

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(9)
Units(3)	$12,650,000(4)	$1,641.97
Common Stock par value $0.00001, included in the units(5)	-	-
Warrants to Purchase Common Stock, included in the units(5)	-	-
Shares of Common Stock issuable upon exercise of the Warrants included in the units(2)(6)	$13,915,000	$1,806.17
Underwriters’ Warrants to Purchase Common Stock(7)	N/A	N/A
Common Stock, underlying Underwriters’ Warrants(2)(8)	$687,500	$89.23
Total	$27,252,500	$3,537.37

(1)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of shares of common stock that the representative of the underwriters has the option to purchase to cover over-allotments, if any.

(2)	Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may, from time to time, become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)	Includes units and shares of common stock and/or warrants to purchase common stock the underwriters have the option to purchase to cover over-allotments, if any

(4)	Each unit consists of one share of common stock, $0.00001 par value per share, and one warrant to purchase one share of common stock, $0.00001 par value per share.

(5)	No separate fee is required pursuant to Rule 457(i) under the Securities Act.

(6)	The warrants are exercisable at a per share exercise price equal to 110% of the public offering price.

(7)	In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Warrants and Representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(8)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 125% of the public offering price. The proposed maximum aggregate offering price of the underwriters’ warrants is $687,500, which is equal to 125% of $550,000 (which is equal to 5% of $11,000,000).

(9)	$3,537.37 was previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 10, 2020

1,833,334 Units Each Consisting of:

One Share of Common Stock and

One Warrant to Purchase One Share of Common Stock

This is a firm commitment initial public offering of Kubient, Inc. (the “Company,” “Kubient,” “we,” “our” or “us”). We are offering 1,833,334 units, based on an assumed initial offering price of $6.00 per unit, the mid-point of the anticipated price range of the units, which is $5.00 to $7.00 per unit. Each unit consists of one share of our common stock, $0.00001 par value per share and one warrant to purchase one share of our common stock. The warrants included in the units are exercisable immediately and have an exercise price of $6.60 per share (110% of the price per unit sold in this offering based on an assumed initial offering price of $6.00 per unit, the mid-point of the anticipated price range). The warrants will be listed for trading as described below and will expire five years from the date of issuance.

The units have no stand-alone rights and will not be certificated or issued as stand-alone securities. Purchasers will receive only shares of common stock and warrants. The shares of common stock and warrants may be transferred separately, immediately upon issuance. The offering also includes the shares of common stock issuable from time to time upon exercise of the warrants.

Prior to this offering, there has been no public market for our securities. On August 5, 2020, our application to have our common stock and warrants listed on The Nasdaq Capital Market under the symbols “KBNT” and “KBNTW” respectively was approved.

Certain of our officers and directors or entities affiliated with such persons have indicated an interest in participating in this offering on the same terms as those offered to the public. In addition, certain of our officers and directors or entities affiliated with such persons have amended certain outstanding notes to provide for conversion of principal and interest thereunder into restricted shares of common stock and warrants to purchase restricted shares of common stock at the public offering price per unit.

Unless otherwise noted, the share and per share information in this prospectus reflects a reverse stock split of the outstanding common stock and treasury stock of the Company at an one for nine (1:9) ratio, which was effected on August 6, 2020.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

We are an “emerging growth company” under the federal securities laws and may elect to comply with certain reduced public company reporting requirements for future filings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” beginning on page 74 for additional information regarding underwriting compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to 275,000 additional shares of our common stock and/or up to 275,000 additional warrants, solely to cover over-allotments, if any. The securities issuable upon exercise of this overallotment option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

The underwriters expect to deliver our shares and warrants against payment in New York, New York, on or about           , 2020

Co-Book-Running Manager	Co-Book-Running Manager
Maxim Group LLC	Joseph Gunnar & Co. LLC
The Benchmark Company, LLC

This prospectus is dated              , 2020

“With real-time reporting for publishers and premium partnerships, Kubient helps brands maximize their advertising budgets with their intuitive interface. If your company is even thinking about using video advertising, Kubient is a must-discover startup.”

-- Inc. Magazine, February 2018

Through and including                 , 2020 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

Use of Industry and Market Data

This prospectus includes market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, internally prepared and third-party market prospective information, in particular, are estimates only and there will usually be differences between the prospective and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Also, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

Trademarks, Trade Names and Service Marks

“Kubient” and other trademarks or service marks of Kubient, Inc. appearing in this registration statement are the property of Kubient, Inc. The other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes thereto that are included elsewhere in this prospectus, before making an investment decision.

Unless the context requires otherwise, references to the “Company,” “Kubient,” “we,” “us” and “our” refer to Kubient, Inc., a Delaware corporation and its wholly-owned subsidiary, Fidelity Media, LLC. For explanations of certain terms used in this prospectus, please read “Glossary” beginning on page A-1.

Unless otherwise noted, the share and per share information in this prospectus reflects a reverse stock split of the outstanding common stock and treasury stock of the Company at an one for nine (1:9) ratio, which was effected on August 6, 2020.

Company Overview

Kubient, a Delaware corporation, was incorporated in May 2017 to solve some of the most significant problems facing the global digital advertising industry.

Our experienced team of marketing and technology veterans has developed the Audience Cloud, a modular, highly scalable, transparent, cloud-based software platform for real-time trading of digital, programmatic advertising. Our platform’s open marketplace gives both advertisers (ad space buyers) and publishers (ad space sellers) the ability to use machine learning in the most critical parts of any programmatic advertising inventory auction, while simultaneously and significantly reducing those advertisers and publishers’ exposure to fraud, even in a pre-bid environment.

By becoming a one stop shop for advertisers and publishers, providing them with the technology to deliver meaningful messages to their target audience, all in one place, on a single platform that is computationally efficient, transparent, and as safely fraud-free as possible, we believe that our platform (and the application of its machine learning algorithms) leads to increased publisher revenue, lower advertiser cost, reduced latency and increased economic transparency during the advertising auction process.

Furthermore, we believe that our technology allows advertisers to reach entire audiences rather than buying single impressions from disparate sources. We call this approach Audience-Based Marketing. Combining this approach with our proprietary solutions for fraud prevention and the reduction of latency in auctions, we are confident that we are poised to alter the status quo as the next generation of the industry’s advertising inventory auction infrastructure.

What We Do: Audience-Based Marketing on Our Full Stack Platform

Our Audience Cloud’s platform enables advertisers and publishers to transact directly between each other on an open, end to end real-time bidding platform for programmatic digital advertising. The advertising inventory on our platform is available in any channel: desktop, mobile, digital out-of-home, and connected devices; and in any format: video, display, audio, and native. Indeed, we believe our single, fully integrated audience platform provides a comprehensive, fraud-minimized, transparent, independent advertising marketplace that facilitates intelligent decision-making, and automated transaction execution for the programmatic advertising industry. We optimize the liquidity and effectiveness of the advertising supply chain, increasing revenue for publishers and improving return on investment for advertisers.

Our platform offers a machine learning-powered fraud prevention solution, extremely low latency times and an audience management platform which provides omni-channel access into all advertising channels, inventory and ad formats. Thanks to our management and development teams’ deep experience with artificial intelligence applications, our platform is constantly self-optimizing, using our software’s ability to analyze and learn from vast volumes of data. We are confident that the additional data we obtain from the volume of transactions on our platform helps to make our machine-learning algorithms more intelligent over time.

Advertising is sometimes defined as the transfer of a message from one party to another for the purpose of education, motivation or suggestion. Advertisers who pay to send a message, should be confident that it arrives to the individual it was intended for and delivers its expected outcome. Our solution consistently ensures this is the case, by verifying each and every message and intended audience. As a result, we believe that we process, analyze and connect billions of audience participants and devices faster and more efficiently than the industry standard.

Digital Advertising Fraud Solution: Machine Learning Combined with Artificial Intelligence

Thanks to advances in technology, the advertising inventory that is bought and sold in these real time auctions during the bid stream is customized to each individual viewer. This viewer customization is often called programmatic advertising, a new form of advertising where advertisers are able to specifically target their preferred audiences and demographics (rather than placing ads in generic public forums such as billboards or during live events, in hopes that the coveted audience or demographic sees the ad). According to eMarketer, programmatic digital advertising is one of the fastest growing sectors in the advertising industry, which is expected to reach $517 billion by 2023; rising from $283 billion in 2018. Digital programmatic advertising’s reach includes channels such as online, mobile browsing, in-app, text messages, “out of home” video advertising (in locations such as gas stations and airports) and digital or internet television services. The explosive growth of programmatic digital advertising has created unique challenges for advertisers and publishers that want to connect and engage their audiences. One of the primary challenges facing the digital advertising industry is that, like the meteoric growth of digital advertising itself, fraud is also growing rapidly. According to Forrester Research, digital advertising cost advertisers $42 billion dollars in 2019, which is a 21% increase from 2018. Despite attempts by advertisers and publishers to prevent fraud and conduct quality assurance checks, both Forrester Research and Juniper Research estimates that the losses experienced by advertisers will more than double to $100 billion in 2023, with advertisers losing an estimated 25% of every dollar spent due to fraud.

Digital advertising fraud occurs when an ad is displayed to a fake website or Bot in an effort to falsely inflate web traffic numbers, rather than being displayed to a legitimate web site to be viewed by a human being. An advertiser that pays for an ad that is displayed to a Bot has wasted the budget spent for the placement of that ad, as it is human beings that might spend money on the product or service being advertised, as opposed to a Bot. Thus, brands and advertisers that cannot prevent their ads being shown to Bots become victims to the billions of dollars lost to ad fraud annually, as calculated by Juniper Research and Forrester Consulting.

We believe that digital advertising fraud is further exacerbated by the fact that our industry is increasingly fragmented. The most popular solutions that have emerged in the marketplace for selling digital advertising are not connected to the solutions used by industry participants for purchases of digital advertising. In other words, advertisers use DSPs to purchase digital advertising, whereas publishers use completely different platforms called SSPs to sell advertising space to those advertisers. Therefore, advertisers may not know who is selling them advertising inventory, and publishers may not know who is purchasing such inventory. With the two sides of any auction not connected, and likely not communicating with each other across different platforms, it is difficult to assign responsibility to tracking down fraud after an ad sale has already occurred. We have created a marketplace where advertisers and publishers can interact directly. This layer of direct transparency allows advertisers to more efficiently identify ad fraud, and to ensure that they are only buying advertising space that delivers the expected value of a particular campaign. Furthermore, fraud prevention is also fragmented as a result of advertisers and publishers using different platforms to conduct digital advertising auctions. Indeed, many DSPs and SSPs do not even have built-in fraud prevention solutions, instead relying on third parties to identify ad fraud after an ad is displayed. Our internally-developed fraud prevention solution is native to our platform and detects fraud before the digital advertising auction is concluded.

As a result of the fragmented, complex and inefficient infrastructure currently in use for programmatic advertising, fraud is rampant in the digital advertising marketplace. Bad actors’ use of fake websites and Bots to sell advertising space costs advertisers billions of dollars a year. A large part of the reason that widespread fraud runs rampant in the digital advertising industry is that current machine learning and fraud prevention solutions in our industry can only identify such fraud after an ad purchase has already occurred. We believe it is much harder to stop fraud when trying to catch perpetrators after the fraud has already occurred because the fraudsters have the ability to completely change the fingerprint of the Bot, which allows it to reenter the ecosystem and commit fraud again.

We believe it is more effective to stop fraud before it occurs than trying to catch perpetrators after the fraud has already occurred. Thus, we have developed what we believe to be the first machine learning technology that can detect fraud within the 300-millisecond window known as the “bid stream” prior to ad purchases. Our platform’s fraud detection solution, called Kubient Artificial Intelligence (“KAI”), is our patent-pending proprietary technology that uses artificial intelligence to analyze live advertising bid stream data to detect potential ad fraud, a major issue within the digital advertising ecosystem. KAI’s proprietary technology allows all advertisers to make better-informed, real-time decisions within this brief window of time by identifying potentially fraudulent activity in real-time. KAI is trained using different statistical and machine learning algorithms and is capable of detecting various types of fraud, including user fraud, device fraud, content fraud and heuristic fraud. KAI analyzes 100% of real-time programmatic data and industry-specific information to determine patterns and data points consistent with fraudulent activity, helping advertisers maximize return on ad spend and protecting publishers. KAI can be fully integrated into Kubient’s Audience Cloud marketplace, or alternatively, can be deployed as a standalone application or enterprise solution on third party real time bidding platforms. See “Customers and Revenues” below for a description of the successful beta testing of KAI that occurred during the quarter ended March 31, 2020.

Latency Solution: Machine Learning

We believe that our platform allows us to process digital advertising auctions faster than the competition. Faster auctions ensure that ad campaigns create more impressions that are seen by consumers, as consumers are less likely to become frustrated by slowly loading websites or apps (which normally results in consumers leaving such websites or apps before the ad is displayed).

To substantially reduce and minimize latency issues across our fully integrated open marketplace, we use a highly-specialized programming language originally designed to be used in extremely fast (but highly dependable) digital telephone communications switches, as well as quant-based speed trading of securities on Wall Street. In addition, our platform’s proprietary machine-learning algorithms, sophisticated data processing, high volume storage, detailed analytics capabilities, and a distributed infrastructure that supercharges our bidding process and helps our customers place, and win, more bids for advertising space. We believe we are transforming the digital advertising industry by analyzing billions of data points in record real time speed to enable our solution to make complex decisions in milliseconds, and to execute over 1 million queries per second, billions of transactions per week and trillions of bid requests per month.

Additional Platform Functionalities

Not only do we believe our platform works faster, more efficiently and more safely in terms of fraud than our competition, we also believe that it provides added functionality over our competitors, such as real time reporting of ad sales, and an open audience marketplace which enables publishers, including websites, mobile applications, video and other digital media properties, to connect their advertising inventory more efficiently and effectively to buyers across the entire advertising ecosystem, including brands, DSPs, ad networks and advertising agencies.

In addition, our platform’s functionality allows us to quickly adapt to emerging media channels that might have been previously overlooked by the digital marketing ecosystem. For example, outdoor advertising, often referred to as out of home media, such as billboards, bus-stop shelters, public elevators, airport monitors and gas station pump placards, has not traditionally been connected to digital advertising sources. However, these traditional forms of out of home media are increasingly being converted to digital signage. Unlike their traditional out of home counterparts, these updated digital signs, often referred to as digital out of home (“DOOH”) media, can display programmatic advertising, such that all of the advantages of our Audience Cloud can be applied to this rapidly proliferating media channel. By allowing brands, DSPs, ad networks, advertising agencies and brands to bid on DOOH publishers’ inventory in real-time, just as if DOOH screens were video screens on a desktop computer or mobile device, our Audience Cloud will allow advertisers to scale campaigns across new and thriving media channels, thereby maximizing inventory fill rates and increasing the audiences that advertisers may target by digital means.

Intellectual Property

We have filed two provisional patents, one relating to our inventory and decision management system that allows DOOH media buying agencies to purchase ads on our programmatic and real-time-bidding marketplace, and one relating to our KAI real time, digital advertising fraud prevention solution.

Customers and Revenue

We provide our customers with a platform to connect advertisers and publishers. Generally, our revenue generation process begins with publishers. When a publisher aims to fill the available advertising space on its website or app, we typically enter into a twelve month master service agreement allowing the publisher to sell advertising inventory through our platform. Once the publisher executes our master service agreement and is accepted onto our platform, the publisher is allowed to electronically communicate with our platform through its ad server, in order to provide us information about the publisher’s advertising inventory, user base, minimum sale prices and other data signals, as applicable. We also enter into master service agreements to allow third-party exchanges that aggregate publishers’ available advertising inventory to sell such inventory on our platform. As we believe fee transparency is a key element to the success of our platform, we never buy advertising inventory in order to resell it to our customers for a profit. Instead, we earn a mark-up, which is the spread between what we collect from advertisers and what we remit to publishers. We only pay for inventory when an advertiser is connected to a publisher and an impression is successfully delivered. We sometimes refer to the amount we pay publishers for inventory upon the delivery of an impression as “cost pay.” As described further below, cost pay is generally lower than what advertisers ultimately spend to have their ad impression delivered on a publisher’s website or app.

We also enter into twelve month master service agreements with advertisers that wish to purchase advertising inventory, either on our platform or through their DSP. Our proprietary algorithms use the industry information available (from advertisers, publishers, third parties and our own internal database) to automatically target and bid on publishers’ inventory to meet an advertiser’s campaign objective. We generate revenue from advertisers by charging them fees on a sliding scale based on a percentage of their spend on advertising purchased through our platform, the total of which we sometimes refer to as “gross spend.”

Thanks to the speed of our platform, the matching of publisher and advertiser occurs in fractions of a second, within the short time frame of the bidstream. We recognize revenue upon the completion of each matching transaction, at the moment when an impression has been delivered to the consumer viewing a website or application. We generally bill and collect the full purchase price of impressions from advertisers, unless the advertiser pays through its DSP, in which case the DSP is the entity that pays our fees. In either case, our gross revenue from each impression is equal to gross spend minus cost pay.

We believe that growth of the programmatic advertising market is important for our ability to continually grow our business. Adoption of programmatic advertising by advertisers allows us to acquire new customers and grow revenue from existing customers. We also believe that current industry trends will lead more advertisers to seek out a better fraud prevention solution to protect their advertising budgets, such as the one offered on our platform.

Similarly, we believe that the adoption of programmatic advertising by unique advertising inventory owners, such as digital out of home content providers for which we have developed a unique solution, will allow us to expand the volume and type of advertising inventory that we present to advertisers using our platform.

During the quarter ended March 31, 2020, we allowed two large enterprise clients to beta test KAI in a live isolated environment. Kubient was able to successfully ingest hundreds of millions of rows of data in real-time and provide our clients the ability to prevent the purchase of non-human or fraudulent advertising traffic. The results from the two beta clients indicated that KAI was identifying and preventing approximately 300% more digital ad fraud then the clients’ current partners. The large volume of data ingested helped to improve our proprietary algorithms including the supervised and unsupervised version. This was invaluable as it provided us an opportunity to stress test our ability to handle large scale, concurrent input of data into our system which is then analyzed using our patent-pending proprietary machine learning technology. While KAI was monetized in the first quarter of 2020, we are currently determining the best pricing model based on SMB and enterprise client usage and expect KAI to be widely adopted as a standalone enterprise product in the third fiscal quarter of 2020.

Our net revenue was $177,635 for the year ended December 31, 2019 was generated from 49 customers, and our net revenue was $1,381,913 for the quarter ended March 31, 2020 was generated from 34 customers. The increase in net revenue was primarily due to approximately $1,300,000 of revenue generated in connection with beta testing of KAI, our fraud detection service, which commenced during this quarter. Our net loss was $4,132,873 for the year ended December 31, 2019. Our net loss was $58,098 for the quarter ended March 31, 2020. Based on the growth strategy set forth below, we contemplate that our revenues will continue to increase for 2020 and beyond and will also continue to become less concentrated among a small number of customers.

Growth Strategy

Organic Growth

The key elements of our long-term growth strategy are as follows:

●	Enhancing our existing auction technology to improve adoption among publishers and advertisers, which we expect will increase our revenue.

●	Further developing our fraud prevention system, which is powered by our proprietary KAI machine learning technology, which we are expecting to be widely incorporated into our service offerings in the third fiscal quarter of 2020.

●	Growing our customer base by increasing our salesforce to engage brands, agencies, website owners, app owners and other connected device owners, to facilitate marketplace participation. This will allow us to reach more audiences and garner larger budgets, growing our revenue and building long lasting customer relationships.

●	Launching and scaling our reach with advertisers by introducing real-time auctions into a previously static corners of the marketplace, such as digital out of home channels, allowing for video advertising at gas stations, hotels and airports.

● ●

Further developing our Audience Cloud platform to improve omni-channel relevance, and personalization at scale.

Further diversifying both our products and revenue streams to include stand-alone applications that address advertisers’ business needs, such as KAI for real time fraud prevention, first party data hosting, and audience targeting solutions.

●	Increasing our global footprint across the globe, especially in Latin America, Asia-Pacific, Europe, the Middle East and Africa.

M &A Growth

In addition to the long-term, organic growth discussed above, we intend to opportunistically acquire companies that expand our core technologies and introduce the Company to potential new client bases that are potentially accretive to the Company’s future earnings.

Risks That We Face

Our business is subject to numerous risks and uncertainties, including those in the section captioned “Risk Factors” beginning on page 12 and elsewhere in this prospectus. These risks include, but are not limited to, the following:

•	Our limited operating history makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment;

•	We have incurred losses since our inception and we may continue to incur losses. If we fail to generate significant revenue through our platform, we may never achieve or sustain profitability;

•	We have concluded that there is substantial doubt about our ability to continue as a going concern within one year from the issuance date of this prospectus;

•	Failure to maintain and grow the customer base on our platform may negatively impact our revenue and business;

•	The loss of advertisers or publishers as customers could significantly harm our business, operating results and financial condition;

•	If we fail to innovate and make the right investment decisions in offerings and platform, we may not attract and retain advertisers and publishers and our revenue and results of operations may decline;

•	The market for programmatic advertising campaigns is relatively new and evolving. If this market develops slower or differently than we expect, our business, growth prospects and financial condition would be adversely affected;

•	Failure to manage our growth effectively could cause our business to suffer and have an adverse effect on our financial condition and operating results;

•	The market in which we participate is intensely competitive, and we may not be able to compete successfully with our current or future competitors;

•	We operate in a intensively competitive industry, and we may not be able to compete successfully;

•	We are subject to payment-related risks and, if our customers do not pay or dispute their invoices, our business, financial condition and operating results may be adversely affected;

•	Public health epidemics or outbreaks, such as COVID-19, could materially and adversely impact our business; and

•	A decrease in the use of display advertising would harm our business, growth prospects, financial condition and results of operations.

Impact of COVID-19

The Company’s financial condition and results of operations for the fiscal year 2020 is very likely to be adversely affected by the recent COVID-19 pandemic. The Company is currently following the recommendations of local health authorities in New York to minimize exposure risk for its employees and visitors. However, the scale and scope of this pandemic remains unknown, and the duration of the business disruption and related financial impact cannot be reasonably estimated at this time. While the Company is currently implementing specific business continuity plans to reduce the potential impact of COVID-19, the Company, has, as of the date of this prospectus, suffered a negative impact during the second quarter of 2020, with the most noticeable impact on our advertising impression volumes occurring in April, falling by almost 80%. We believe the reduction in April advertising impression volumes was driven by our customer’s advertising budgets being reduced due to the effects of COVID-19 on their respective businesses. With that said, impressions have not decreased further since April. In the third quarter of 2020, the Company has begun to see a slow return of those advertising budgets to its current customer base and, as a result, the Company expects an increase in advertising impression volumes by the beginning of the fourth quarter of 2020. There can be no assurances that the Company’s advertising impression volumes will return to pre-COVID-19 levels.

In addition, a report from the World Advertising Research Center (WARC) showed that global marketing budgets for digital advertising in April fell for the first time since WARC started tracking advertising spend in 2012. A lack of demand for media buys has also made ad spots less expensive, according to WARC data. For example, the cost of digital video ads was forecast to go up by 6.7% globally by media audit company ECI Media Management, but after taking into account the effects of COVID-19 on the advertising industry, the cost of digital video ads is only likely to increase by 1.3%, per WARC.

A lack of global demand from digital advertisers has also resulted in less value being placed upon Kubient’s publisher customers’ inventory. This lack of demand for digital media buys has led to a decrease in impressions served by Kubient on our publisher customers’ inventory. However, the Company’s publisher customers are trying to maintain their pre-COVID-19 advertising revenues, despite the lower demand for digital advertising globally. As such, the Company has taken a number of steps to maintain good business relationships with certain of its publisher customers. First, the Company has reduced its own profit margins in order to lower the closing price for certain of its advertiser customers, while keeping the Company’s publisher customers’ price level at a rate that will allow the publishers to meet their revenue goals. Second, in addition to reducing its own profit margin for certain customers, the Company has entered into negotiations for extended payment terms to be offered to these customers, which may lead to delays in the Company’s ability to collect its outstanding accounts receivables.

Further, the COVID-19 pandemic and resulting economic recession have resulted in advertisers and agencies expressing a reluctance to test new vendors. This will potentially increase the sales cycle for new advertisers and their agencies and could have a negative impact on the Company’s projected revenue and timelines for the launch of new products. For example, KAI was anticipated to be released as a stand-alone enterprise product in the second quarter of 2020, but the full release of KAI as a stand-alone enterprise product has now been delayed to the third quarter of 2020.

As the scale and scope of COVID-19 remains unknown, and the duration of the financial impact of the pandemic on the Company cannot be reasonably estimated at this time. The COVID-19 pandemic could have a long-term impact on the Company’s customers during and after 2020 which could reduce their demand for Company products. The extent to which COVID-19 or any other health epidemic may impact the Company’s results for 2020 and beyond will depend on future developments that could be outside the Company’s control, and which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the overall economic impact of the COVID-19 pandemic. Accordingly, COVID-19 could have a material adverse effect on the Company’s business, results of operations, financial condition and prospects during the remainder of 2020 and beyond.

Recent Developments

Reverse Stock Split

On August 6, 2020, we filed a certificate of amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to effectuate a one-for-nine (1:9) reverse stock split of our common stock without any change to its par value. Such amendment became effective upon such filing. No fractional shares will be issued in connection with the reverse stock split as all fractional shares will be adjusted to give effect to the reverse stock split.

Customer Contract with The Associated Press

Effective February 5, 2020, the Company entered into a Master Services Agreement (the “AP Agreement”) with The Associated Press whereby the Company agreed to provide advertising and related business revenue consultation services to The Associated Press. In consideration for the services provided, commencing on March 1, 2020 and effective for a period of one year (subject to certain carve-outs), the Company is entitled to certain revenue share amounts in connection with The Associated Press’s consumer offerings outlined in the AP Agreement. During the three months ended March 31, 2020, the Company recognized revenue of $85,000 in connection with the AP Agreement.

Paycheck Protection Program Loan

On April 6, 2020, the Company received loan proceeds in the amount of approximately $327,000 (the “PPP Loan”) under the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief and Economic Security Act and applicable regulations (the “CARES Act”).

Under the terms of the CARES Act, as amended by the Paycheck Protection Program Flexibility Act of 2020, the Company is eligible to apply for and receive forgiveness for all or a portion of its PPP Loan. Such forgiveness will be determined, subject to limitations, based on the use of the loan proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, payroll costs (as defined under the PPP) and mortgage interest, rent or utility costs (collectively, “Qualifying Expenses”) incurred during the 24 weeks subsequent to funding, and on the maintenance of employee and compensation levels, as defined, following the funding of the PPP Loan. The Company intends to use the proceeds of its PPP Loan for Qualifying Expenses. However, no assurance is provided that the Company will be able to obtain forgiveness of the PPP Loan in whole or in part. Any amounts that are not forgiven incur interest at 1.0% per annum and monthly repayments of principal and interest are deferred until the Small Business Administration makes a determination on forgiveness. While the Company’s PPP Loan currently has a two-year maturity, the amended law will permit the Company to request a five-year maturity.

EIDL Loan

On June 20, 2020, the Company executed the loan documents required for securing a loan, which include the SBA Secured Disaster Loan Note, the Loan Authorization and Agreement and the Security Agreement (the “EIDL Loan”) from the United States Small Business Administration (the “SBA”) under its Economic Injury Disaster Loan assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. The principal amount of the EIDL Loan is $78,900, with proceeds to be used for working capital purposes. Interest on the EIDL Loan accrues at the rate of 3.75% per annum. Monthly installment payments in the amount of $385 per month, including principal and interest, will begin twelve months from the date of the EIDL Loan and the balance of principal and interest will be payable thirty years from the date of the promissory note. The EIDL Loan is collateralized by the assets of the Company. The Company received the proceeds from the EIDL Loan on June 23, 2020. Such EIDL Loan amount will reduce the Company’s PPP loan forgiveness amount described above.

Notes Payable – Related Parties

During 2020, the Company received proceeds of $685,000 in connection with three-year notes issued to three executive officers of the Company, including entities associated with such persons (“Related Party Notes”). All of these notes bear interest ranging from 0.91% and 1.60% per annum, payable annually. Effective July 13, 2020, the parties agreed to amend the terms of the Related Party Notes to provide for automatic conversion of principal and interest thereunder into restricted shares of common stock and warrants to purchase restricted shares of common stock at the public offering price per unit.

In addition to the Related Parties Notes, on July 28, 2020, the Company received proceeds of $150,000 in connection with a note payable that was issued to an entity controlled by our Chief Executive Officer. The note bears interest at 0.17% per annum, payable annually. The note matures and is repayable in cash by the Company on October 28, 2020, subject to acceleration following the occurrence of an IPO, Qualified Financing or Sale of the Company (as such terms are defined in the note).

Bridge Financing - Senior Notes

In three separate closings dated April 26, May 23, and June 28, 2019, the Company sold 25 units of its securities for gross proceeds of $2,500,000, with each unit priced at $100,000 (each, a “Unit” and, collectively, the “Units”). Each Unit sold in the offering consisted of (i) a 5% Senior Secured Convertible Promissory Note in the principal amount of $110,000, reflecting an Original Issue Discount of 10% of the Company that is convertible into shares of the Company’s common stock (the “Senior Notes”), and (ii) a five-year warrant to purchase a number of shares of the Company’s common stock equal to the quotient obtained by dividing $110,000 by the Conversion Price (as defined in the Senior Notes) at an exercise price equal to 120% of the Conversion Price. Under certain circumstances, such as a Qualified IPO (as defined in the Senior Notes and which the Offering would qualify), the conversion of the foregoing Senior Notes will be for the same securities issued in the Qualified IPO which could be a combination of warrants and shares of the Company’s common stock. After the expiration of a period of no less than 180 days following the effective date of this offering, holders of Units shall have one demand registration right, if Rule 144 under the Securities Act is not then available, and unlimited piggyback registration rights with respect to the shares of common stock underlying the securities that make up the Units. It is contemplated that holders of Senior Notes will execute lock up agreements pursuant to which they will agree not to sell or otherwise transfer common stock of the Company or securities convertible or exercisable into common stock of the Company, without the consent of the underwriters, for a period of 180 days following the date of this prospectus.

There were cash debt issuance costs of $372,599. In addition, Joseph Gunnar & Co., LLC, who acted as the Company’s placement agent for this transaction, is entitled to receive warrants to purchase shares of common stock in connection with this private offering. See “Underwriting – Placement Agent Warrants.”

Bridge Financing - Junior Notes

In two separate closings dated October 11 and November 6, 2019, the Company sold 11.05 units of its securities for gross proceeds of $1,105,000, with each unit priced at $100,000 (each, a “Subordinated Unit” and, collectively, the “Subordinated Units”). Each Subordinated Unit sold in the offering consisted of (i) a 5% Subordinated Convertible Promissory Note in the principal amount of $110,000, reflecting an Original Issue Discount of 10% of the Company that is convertible into shares of the Company’s common stock (the “Junior Notes”) and (ii) a five-year warrant to purchase a number of shares of the Company’s common stock equal to the quotient obtained by dividing $110,000 by the Conversion Price (as defined in the Junior Notes) at an exercise price equal to 120% of the Conversion Price. Under certain circumstances, such as a Qualified IPO (as defined in the Junior Notes and which the Offering would qualify), the conversion of the foregoing Junior Notes will be for the same securities issued in the Qualified IPO which could be a combination of warrants and shares of the Company’s common stock. After the expiration of a period of no less than 180 days following the effective date of this offering, holders of Subordinated Units shall have one demand registration right, if Rule 144 under the Securities Act is not then available, and unlimited piggyback registration rights with respect to the shares of common stock underlying the securities that make up the Subordinated Units. In connection with their purchase of Junior Notes, holders have agreed to certain market stand-off provisions pursuant to which they have agreed not to sell or otherwise transfer common stock of the Company or securities convertible or exercisable into common stock of the Company, without the consent of the underwriters, for a period of 180 days following the date of this prospectus.

There were cash debt issuance costs of $238,985. In addition, Joseph Gunnar & Co. LLC, who acted as the Company’s placement agent for this transaction, is entitled to receive warrants to purchase shares of common stock in connection with this private offering. See “Underwriting – Placement Agent Warrants.”

Amendments of Senior and Junior Notes

Between May 22, 2020 and June 11, 2020, the Company and all of the holders of Senior Notes and Junior Notes entered to a consent and first amendment to the Senior Notes and Junior Notes (the “Amended Senior Notes” and “Amended Junior Notes”, respectively). The Amended Senior Notes were amended as follows: (i) the holders authorized the Company to incur certain indebtedness, including certain government loans as well as non-government loans with a principal amount not to exceed $1,000,000 in the aggregate (the “Permitted Indebtedness”), (ii) the Amended Senior Notes are subordinated to the Permitted Indebtedness, (iii) effective May 1, 2020, the interest rate increased from 5% to 10% per annum, (iv) the original issuance discount was increased from 10% to 20%, (v) the maturity date of the Amended Senior Notes was extended to October 26, 2020 and (vi) in connection with the exercise price of the investor warrants, the date under which the Qualified IPO must occur on or before was extended to October 26, 2020. The Amended Junior Notes were amended as follows: (i) the holders authorized the Company to incur the Permitted Indebtedness and (ii) the Amended Junior Notes are subordinated to the Permitted Indebtedness, (iii) effective May 1, 2020, the interest rate increased from 5% to 10% per annum, (iv) the original issuance discount was increased from 10% to 20%, (v) the maturity date of the Amended Junior Notes was extended to April 11, 2021 and (vi) in connection with the exercise price of the investor warrants, the date under which the Qualified IPO must occur on or before was extended to October 26, 2020.

As a result, there were outstanding Amended Senior Notes and Amended Junior Notes in the aggregate principal amount of $3,000,000 and $1,326,000, respectively.

Corporate Information

Our mailing address is 228 Park Avenue South, Suite 72602, New York, New York 10003-1502. Our telephone number is (800) 409-9456. The address of our website is www.Kubient.com. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, unlike public companies that are not emerging growth companies under the JOBS Act, we will not be required to:

•	provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”);

•	provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations;

•	comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	provide certain disclosure regarding executive compensation required of larger public companies or hold stockholder advisory votes on the executive compensation required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); or

•	obtain stockholder approval of any golden parachute payments not previously approved.

We will cease to be an emerging growth company upon the earliest of the:

•	last day of the fiscal year in which we have $1.07 billion or more in total annual gross revenues;

•	date on which we become a “large accelerated filer” (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30);

•	date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•	last day of the fiscal year following the fifth anniversary of our initial public offering.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus, and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

THE OFFERING

Securities offered by us:

1,833,334 units, each consisting of one share of common stock and one warrant to purchase one share of common stock. The warrants included within the units are exercisable immediately, have an exercise price of $6.60 per share (110% of the assumed public offering price per unit described on the cover of this prospectus) and expire five years from the date of issuance. The shares of our common stock and the warrants comprising the units are immediately separable upon issuance and will be issued separately in this offering.

Assumed Public Offering Price:	$6.00 per unit, which is the mid-point of the estimated offering price range per unit described on the cover of this prospectus. The actual number of units we will offer will be determined based on the actual public offering price.

Common stock outstanding before the offering:	3,602,632 shares

Common stock to be outstanding after this offering	6,670,383 shares, which includes the 1,833,334 units sold in the offering at $6.00 per unit (the mid-point of the offering price per unit as shown on the cover page) and 1,234,417 shares of common stock issuable upon conversion of the Senior Notes, Junior Notes, Related Party Notes and other notes based on an assumed offering price of $6.00 per unit. Excluded are the securities described on page 11 below.

Overallotment option:	We have granted the representative of the underwriters a 45 day option to purchase up to 275,000 additional shares of our common stock at a public offering price of $5.9999 per share and/or warrants to purchase shares of our common stock at a public offering price of $0.0001 per warrant, less, in each case, the underwriting discounts payable by us, in any combination solely to cover over-allotments, if any.

Use of proceeds

We estimate that we will receive net proceeds of approximately $9.3 million if the underwriters do not exercise their over-allotment option, assuming an initial public offering price of $6.00 per unit, the midpoint of the price range per unit set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Although we have not yet determined with certainty the manner in which we will allocate the net proceeds of this offering, we expect to use the net proceeds from this offering for product development, working capital, capital expenditures, repayment of debt, offering expenses, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. We may also use a portion of the proceeds from this offering for acquisitions or strategic investments in complementary businesses, brands or technologies. We have not allocated specific amounts of net proceeds for any of these purposes. See “Use of Proceeds” for additional information.

Risk factors	See “Risk Factors” beginning on page 12 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Proposed Trading Symbol:	We have applied to The Nasdaq Capital Market to list our common stock under the symbol “KBNT” and our warrants under the symbol “KBNTW.” On August 5, 2020, our application to list such securities on The Nasdaq Capital Market was approved.

Lock-up:	We and our directors, officers and certain of our stockholders have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days after the date of this prospectus. See “Underwriting” on page 74.

The total number of shares of our common stock that will be outstanding after this offering is based on shares of common stock outstanding as of August 6, 2020, which reflects a reverse stock split of 1:9. Unless otherwise indicated, the shares of common stock outstanding after this offering excludes the following:

•	233,256 shares of common stock reserved for issuance pursuant to the 2017 Equity Incentive plan (the “2017 Plan”);

•	97,856 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price of $16.65 per share under the 2017 Plan;

•	177,223 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $4.95 per share;

•	2,128,734 shares of common stock issuable upon exercise of warrants being issued to holders of the Senior Notes and Junior Notes upon the closing of this offering;

•	99,138 shares of common stock issuable upon exercise of warrants being issued to Joseph Gunnar & Co. LLC as placement agent in the Senior Note and Junior Note offering;

•	91,667 shares of common stock issuable upon exercise of warrants to be issued to the underwriters in connection with this offering;

•	1,833,334 shares of common stock issuable upon exercise of warrants sold in this offering; and

•	any securities issuable upon exercise of the representative’s over-allotment option.

Except as otherwise indicated, all information in this prospectus assumes:

•	a public offering price of $6.00 per unit which is the mid-point of the estimated offering price range described on the cover of this prospectus; and

•	a reverse stock split effected on August 6, 2020 at a ratio of 1:9.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and all of the other information contained in this prospectus before deciding whether to invest in our common stock. If any of the following risks are realized, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment in our common stock. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Company

Our limited operating history makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.

We commenced operations in 2017 and consequently have only a limited operating history upon which our business and future prospects may be evaluated. Despite the experience and track record of our management team in the digital advertising industry, historical results are not indicative of, and may be substantially different than, the results we achieve in the future. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies as described above. We have encountered and will continue to encounter risks and challenges frequently experienced by growing companies in rapidly developing industries, including risks related to our ability to:

•	build a reputation for providing a superior platform and customer service, and for creating trust and long-term relationships with customers;

•	distinguish ourselves from competitors;

•	develop and offer a competitive platform that meets our customers’ needs as they change;

•	improve our current operational infrastructure and non-platform technology to support significant growth and to respond to the evolution of our market and competitors’ developments;

•	maintain and expand our relationships with suppliers of quality advertising inventory and data;

•	respond to evolving industry standards and government regulation that impact our business;

•	prevent or mitigate failures or breaches of security;

•	expand our business internationally; and

•	hire and retain qualified and motivated employees.

We cannot assure you that we will be successful in addressing these and other challenges we may face in the future. If we are unable to do so, our business may suffer, our revenue and operating results may decline and we may not be able to achieve further growth or sustain profitability.

We have incurred losses since our inception and we may continue to incur losses. If we fail to generate significant revenue through our platform, we may never achieve or sustain profitability.

We have incurred losses since our inception in May 2017 that have resulted principally from costs incurred in connection with our software engineering, research and development efforts, bad debt expenses, professional fees, rent expense, marketing activities and other general and administrative expenses associated with our operations, and we may continue to incur losses as we continue to invest capital in the marketing and development of our platform, as well as the growth of our business generally. We cannot provide any assurance that we will ever achieve profitability and, even if we achieve profitability, that we will be able to sustain or increase profitability on a quarterly or annual basis. Further, because of our relatively limited history as a business, we have limited insight into the trends that may emerge and affect our business. We may make errors in predicting and reacting to relevant business trends, which could harm our business and financial condition. Any failure to achieve and maintain profitability would continue to have an adverse effect on our stockholders’ deficit and working capital and could result in a decline in our stock price or cause us to cease operations.

There is substantial doubt about our ability to continue as a going concern.

The report of our independent registered public accounting firm on our consolidated financial statements for the years ended December 31, 2019 and 2018 included an explanatory paragraph expressing management’s assessment and conclusion that there is substantial doubt about our ability to continue as a going concern within one year after the financial statement issuance date, citing our recurring losses and cash used from operations among other factors. Our ability to continue as a going concern will be determined by our ability to generate sufficient cash flow to sustain our operations and/or raise additional capital in the form of debt or equity financing. We believe that the inclusion of a going concern explanatory paragraph in the report of our registered public accounting firm will make it more difficult for us to secure additional financing or enter into strategic relationships with distributors on terms acceptable to us, if at all, and likely will materially and adversely affect the terms of any financing that we might obtain. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Our failure to maintain and grow the customer base on our platform may negatively impact our revenue and business.

To sustain or increase our revenue, we must regularly add both new advertiser and publisher customers, while simultaneously maintain existing customers to maintain or increase the amount of advertising inventory purchased through our platform and adopt new features and functionalities that we add to our platform. If competitors introduce lower cost or differentiated offerings that compete with or are perceived to compete with ours, our ability to sell access to our platform to new or existing customers could be impaired. While we generally have master services agreements in place for our customers, such agreements allow our customers to change the amount of spending on our platform or terminate our services with limited notice. Our customers typically have relationships with different providers and there is limited cost to moving budgets to our competitors. As a result, we may have limited visibility as to our future advertising revenue streams. We cannot assure you that our customers will continue to use our platform or that we will be able to replace, in a timely or effective manner, departing customers with new customers that generate comparable revenue. If a major customer representing a significant portion of our business decides to materially reduce its use of our platform or to cease using our platform altogether, it is possible that our revenue could be significantly reduced.

The loss of advertisers and publishers as customers could significantly harm our business, operating results and financial condition.

Our customer base consists primarily of advertisers and publishers. We do not have exclusive relationships with advertising agencies, companies that are advertisers, or publishers, such that we largely depend on agencies to work with us as they embark on advertising campaigns for advertisers. The loss of agencies as customers and referral sources could significantly harm our business, operating results and financial condition. If we fail to maintain satisfactory relationships with an advertising agency, we risk losing business from the advertisers represented by that agency.

Furthermore, advertisers and publishers may change advertising agencies. If an advertiser switches from an agency that utilizes our platform to one that does not, we will lose revenue from that advertiser. In addition, some advertising agencies have their own relationships with publishers that are different that our relationships, such that they might directly connect advertisers with such publishers. Our business may suffer to the extent that advertising agencies and inventory suppliers purchase and sell advertising inventory directly from one another or through intermediaries other than us.

In most cases, we enter into separate contracts and billing relationships with the individual agencies and account for them as separate customers. However, some holding companies for these agencies may choose to exert control over the individual agencies in the future. If so, any loss of relationships with such holding companies and, consequently, of their agencies, local branches or divisions, as customers could significantly harm our business, operating results and financial condition.

If we fail to innovate and make the right investment decisions in our offerings and platform, we may not attract and retain advertisers and publishers and our revenue and results of operations may decline.

Our industry is subject to rapid and frequent changes in technology, evolving customer needs and the frequent introduction by our competitors of new and enhanced offerings. We must constantly make investment decisions regarding our offerings and technology to meet customer demand and evolving industry standards. We may make wrong decisions regarding these investments. If new or existing competitors have more attractive offerings or functionalities, we may lose customers or customers may decrease their use of our platform. New customer demands, superior competitive offerings or new industry standards could require us to make unanticipated and costly changes to our platform or business model. If we fail to adapt to our rapidly changing industry or to evolving customer needs, demand for our platform could decrease and our business, financial condition and operating results may be adversely affected.

The market for programmatic advertising campaigns is relatively new and evolving. If this market develops slower or differently than we expect, our business, growth prospects and financial condition would be adversely affected.

The substantial majority of our revenue has been derived from customers that programmatically purchase and sell advertising inventory through our platform. We expect that spending on programmatic ad buying and selling will continue to be our primary source of revenue for the foreseeable future, and that our revenue growth will largely depend on increasing spend through our platform. The market for programmatic ad buying is an emerging market, and our current and potential customers may not shift quickly enough to programmatic ad buying from other buying methods, reducing our growth potential. Because our industry is relatively new, we will encounter risks and difficulties frequently encountered by early-stage companies in similarly rapidly evolving industries, including the need to:

•	Maintain our reputation and build trust with advertisers and digital media property owners;

•	Offer competitive pricing to publishers, advertisers, and digital media agencies;

•	Maintain quality and expand quantity of our advertising inventory;

•	Continue to develop, launch and upgrade the technologies that enable us to provide our solutions;

•	Respond to evolving government regulations relating to the internet, telecommunications, mobile, privacy, marketing and advertising aspects of our business;

•	Identify, attract, retain and motivate qualified personnel; and

•	Cost-effectively manage our operations, including our international operations.

If the market for programmatic ad buying deteriorates or develops more slowly than we expect, it could reduce demand for our platform, and our business, growth prospects and financial condition would be adversely affected.

In addition, revenue may not necessarily grow at the same rate as spend on our platform. Growth in spend may outpace growth in our revenue as the market for programmatic advertising matures due to a number of factors including quantity discounts and product, media, customer and channel mix shifts. A significant change in revenue as a percentage of spend could reflect an adverse change in our business and growth prospectus. In addition, any such fluctuations, even if they reflect our strategic decisions, could cause our performance to fall below the expectations of securities analysts and investors, and adversely affect the price of our common stock.

Failure to manage our growth effectively could cause our business to suffer and have an adverse effect on our financial condition and operating results.

We have experienced significant growth in a short period of time. To manage our growth effectively, we must continually evaluate and evolve our organization. We must also manage our employees, operations, finances, technology and development and capital investments efficiently. Our efficiency, productivity and the quality of our platform and customer service may be adversely impacted if we do not train our new personnel, particularly our sales and support personnel, quickly and effectively, or if we fail to appropriately coordinate across our organization. Additionally, our rapid growth may place a strain on our resources, infrastructure and ability to maintain the quality of our platform. In future periods, our revenue or profitability could decline or grow more slowly than we expect. Failure to manage our growth effectively could cause our business to suffer and have an adverse effect on our financial condition and operating results.

We operate in a intensively competitive industry, and we may not be able to compete successfully.

The digital video advertising market is intensely competitive, with many companies providing competing solutions. We will compete with Google (YouTube and DoubleClick), The Trade Desk and Facebook as well as many ad exchanges, demand-side platforms for advertisers and ad networks. We also face competition from direct response (search-based) advertisers who seek to target brands. Many of our competitors are significantly larger than we are and have more capital to invest in their businesses. Our competitors may establish or strengthen cooperative relationships with publishers and advertisers, or other parties, which limit our ability to promote our solutions and generate revenue. For example, advertiser customers that adopt demand-side advertiser platforms disrupt our direct customer relationship with those customers. Competitors could also seek to gain market share by reducing the prices they charge to publishers or advertisers, introducing products and solutions that are similar to ours or introducing new technology tools for advertisers and digital media properties. Moreover, increased competition for video advertising inventory from digital media properties could result in an increase in the portion of advertiser revenue that we must pay to digital media property owners to acquire that advertising inventory.

Some large advertising agencies that represent advertising customers have their own relationships with digital media properties and can directly connect advertisers with digital media properties. Our business will suffer to the extent that our advertisers and digital media properties purchase and sell advertising inventory directly from one another or through other companies that act as intermediaries between advertisers and digital media properties. Other companies that offer analytics, mediation, ad exchange or other third party solutions have or may become intermediaries between advertisers and digital media properties and thereby compete with us. Any of these developments would make it more difficult for us to sell our solutions and could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses or the loss of market share.

If we do not successfully address these risks, our revenue could decline, our costs could increase, and our ability to pursue our growth strategy and attain profitability could be compromised.

Further, we derive our revenue from the digital advertising industry, which is rapidly evolving, highly competitive, complex and fragmented. We face significant competition in this market which we expect will intensify in the future. We currently compete for advertising spend with large, well-established companies as well as smaller, privately-held companies. Some of our larger competitors with more resources may be better positioned to execute on advertising campaigns conducted over multiple channels such as social media, mobile and video.

We may also face competition from companies that we do not yet know about or do not yet exist. If existing or new companies develop, market or resell competitive high-value marketing products or services, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our results of operations could be harmed.

Our current and potential competitors may have significantly more financial, technical, marketing and other resources than we have, allowing them to devote greater resources to the development, promotion, sale and support of their products and services. They may also have more extensive advertiser bases and broader publisher relationships than we have, and may have longer operating histories and greater name recognition. As a result, these competitors may be better able to respond quickly to new technologies, develop deeper advertiser relationships or offer services at lower prices. Any of these developments would make it more difficult for us to sell our platform and could result in increased pricing pressure, increased sales and marketing expense or the loss of market share.

We are subject to payment-related risks and, if our customers do not pay or dispute their invoices, our business, financial condition and operating results may be adversely affected.

Certain of our contracts with publishers provide that if the advertiser does not pay the publisher, the publisher is not liable to us, and we must seek payment solely from the advertiser, a type of arrangement called sequential liability. Increasingly, we have sought to enter into agreements without sequential liability, as contracting with these kinds of publishers, which in some cases have or may develop higher-risk credit profiles, may subject us to greater credit risk than if we were to contract directly with advertisers. This credit risk may vary depending on the nature of a publisher’s aggregated advertiser base. We may also be involved in disputes with agencies and their advertisers over the operation of our platform, the terms of our agreements or our billings for purchases made by them through our platform. If we are unable to collect or make adjustments to bills to customers, we could incur write-offs for bad debt, which could have a material adverse effect on our results of operations for the periods in which the write-offs occur. In the future, bad debt may exceed reserves for such contingencies and our bad debt exposure may increase over time. Any increase in write-offs for bad debt could have a materially negative effect on our business, financial condition and operating results. Even if we are not paid by our customers on time or at all, we are still obligated to pay for the advertising we have purchased for the advertising campaign, and as a consequence, our results of operations and financial condition would be adversely impacted.

We may not be able to integrate, maintain and enhance our advertising solutions to keep pace with technological and market developments.

The market for digital video advertising solutions is characterized by rapid technological change, evolving industry standards and frequent introductions of new products and services. To keep pace with technological developments, satisfy increasing publisher and advertiser requirements, maintain the attractiveness and competitiveness of our advertising solutions and ensure compatibility with evolving industry standards and protocols, we will need to anticipate and respond to varying product lifecycles, regularly enhance our current advertising solutions and develop and introduce new solutions and functionality on a timely basis. This requires significant investment of financial and other resources. For example, we will need to invest significant resources into expanding and developing our platform in order to maintain a comprehensive solution. Ad exchanges and other technological developments may displace us or introduce an additional intermediate layer between us and our customers and digital media properties that could impair our relationships with those customers.

If we fail to detect advertising fraud, we could harm our reputation and hurt our ability to execute our business plan.

As our business expands to providing services to publishers, advertisers and agencies, we must deliver effective digital advertising campaigns. Despite what we believe to be unique fraud protection techniques that we expect to offer our advertising and agency customers, some of those campaigns may experience fraudulent and other invalid impressions, clicks or conversions that advertisers may perceive as undesirable, such as non-human traffic generated by computers designed to simulate human users and artificially inflate user traffic on websites. These activities could overstate the performance of any given digital advertising campaign and could harm our reputation. It may be difficult for us to detect fraudulent or malicious activity because we do not own content and rely in part on our digital media properties to control such activity. Industry self-regulatory bodies, the U.S. Federal Trade Commission (the “FTC”) and certain influential members of Congress have increased their scrutiny and awareness of, and have taken recent actions to address, advertising fraud and other malicious activity. If we fail to detect or prevent fraudulent or other malicious activity, the affected advertisers may experience or perceive a reduced return on their investment and our reputation may be harmed. High levels of fraudulent or malicious activity could lead to dissatisfaction with our solutions, refusals to pay, refund or future credit demands or withdrawal of future business.

We depend on the proliferation of digital video advertisements and anything that prevents this proliferation, including the possibility to opt out of services and functionality, will negatively impact our business model.

The success of our business model depends on our ability to deliver digital video advertisements to consumers on a wide variety of internet-connected devices. We believe that digital video advertising is most successful when targeted primarily through analysis of data. This data might include a device’s location or data collected when device users view an ad or video or when they click on or otherwise engage with an ad, or it could include demographic or other data about users’ interests or activities that is licensed or acquired from third parties. Users may elect not to allow data sharing for targeted advertising for many reasons, such as privacy concerns, or to avoid usage charges based on the amount or type of data consumed on the device. Users may opt out of interest-based advertising. In addition, internet-connected devices and operating systems controlled by third parties increasingly contain features that allow device users to disable functionality that allows for the delivery of ads on their devices. Device and browser manufacturers may include or expand these features as part of their standard device specifications. For example, when Apple announced that UDID, a standard device identifier used in some applications, was being superseded and would no longer be supported application developers were required to update their apps to utilize alternative device identifiers such as universally unique identifier, or, more recently, identifier-for-Advertising, which simplify the process for Apple users to opt out of behavioral targeting. In addition, many advertising companies may participate in self-regulatory programs, such as the Network Advertising Initiative or Digital Advertising Alliance, through which they agree to offer users the ability to opt out of behavioral advertising. If users elect to utilize the opt-out mechanisms in greater numbers, our ability to deliver effective video advertising would suffer, which could hurt our ability to generate revenue and profitability.

Seasonal fluctuations in digital advertising activity could adversely affect our cash flows.

Our cash flows from operations vary from quarter to quarter due to the seasonal nature of advertiser spending. For example, many advertisers devote a disproportionate amount of their advertising budgets to the fourth quarter of the calendar year to coincide with increased holiday purchasing. If and to the extent that seasonal fluctuations become more pronounced, or are not offset by other factors, our operating cash flows could fluctuate materially from period to period as a result.

The Company’s financial condition and results of operations for the fiscal year 2020 has been and may continue to be adversely affected by the recent COVID-19 pandemic.

The Company’s financial condition and results of operations for the fiscal year 2020 is very likely to be adversely affected by the recent COVID-19 pandemic. The Company is currently following the recommendations of local health authorities in New York to minimize exposure risk for its employees and visitors. However, the scale and scope of this pandemic remains unknown, and the duration of the business disruption and related financial impact cannot be reasonably estimated at this time. While the Company is currently implementing specific business continuity plans to reduce the potential impact of COVID-19, the Company, has, as of the date of this prospectus, suffered a negative impact during the second quarter of 2020, with the most noticeable impact on our advertising impression volumes occurring in April, falling by almost 80%. We believe the reduction in April advertising impression volumes was driven by our customer’s advertising budgets being reduced due to the effects of COVID-19 on their respective businesses. With that said, impressions have not decreased further since April. In the third quarter of 2020, the Company has begun to see a slow return of those advertising budgets to its current customer base and, as a result, the Company expects an increase in advertising impression volumes by the beginning of the fourth quarter of 2020. There can be no assurances that the Company’s advertising impression volumes will return to pre-COVID-19 levels.

In addition, a report from the World Advertising Research Center (WARC) showed that global marketing budgets for digital advertising in April fell for the first time since WARC started tracking advertising spend in 2012. A lack of demand for media buys has also made ad spots less expensive, according to WARC data. For example, the cost of digital video ads was forecast to go up by 6.7% globally by media audit company ECI Media Management, but after taking into account the effects of COVID-19 on the advertising industry, the cost of digital video ads is only likely to increase by 1.3%, per WARC.

A lack of global demand from digital advertisers has also resulted in less value being placed upon Kubient’s publisher customers’ inventory. This lack of demand for digital media buys has led to a decrease in impressions served by Kubient on our publisher customers’ inventory. However, the Company’s publisher customers are trying to maintain their pre-COVID-19 advertising revenues, despite the lower demand for digital advertising globally. As such, the Company has taken a number of steps to maintain good business relationships with certain of its publisher customers. First, the Company has reduced its own profit margins in order to lower the closing price for certain of its advertiser customers, while keeping the Company’s publisher customers’ price level at a rate that will allow the publishers to meet their revenue goals. Second, in addition to reducing its own profit margin for certain customers, the Company has entered into negotiations for extended payment terms to be offered to these customers, which may lead to delays in the Company’s ability to collect its outstanding accounts receivables.

Further, the COVID-19 pandemic and resulting economic recession have resulted in advertisers and agencies expressing a reluctance to test new vendors. This will potentially increase the sales cycle for new advertisers and their agencies and could have a negative impact on the Company’s projected revenue and timelines for the launch of new products. For example, KAI was anticipated to be released as a stand-alone enterprise product in the second quarter of 2020, but the full release of KAI as a stand-alone enterprise product has now been delayed to the third quarter of 2020.

As the scale and scope of COVID-19 remains unknown, and the duration of the financial impact of the pandemic on the Company cannot be reasonably estimated at this time. The COVID-19 pandemic could have a long-term impact on the Company’s customers during and after 2020 which could reduce their demand for Company products. The extent to which COVID-19 or any other health epidemic may impact the Company’s results for 2020 and beyond will depend on future developments that could be outside the Company’s control, and which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the overall economic impact of the COVID-19 pandemic. Accordingly, COVID-19 could have a material adverse effect on the Company’s business, results of operations, financial condition and prospects during the remainder of 2020 and beyond.

Economic downturns and market conditions beyond our control could adversely affect our business, financial condition and operating results.

Our business depends on the overall demand for advertising and on the economic health of advertisers and publishers that benefit from our platform. Economic downturns or unstable market conditions such as those potentially created by the outbreak of COVID-19 discussed above, may cause advertisers to decrease their advertising budgets, which could reduce spend though our platform and adversely affect our business, financial condition and operating results.

We may experience fluctuations in our operating results, which could make our future operating results difficult to predict or cause our operating results to fall below analysts’ and investors’ expectations.

Our quarterly and annual operating results have fluctuated in the past and we expect our future operating results to fluctuate due to a variety of factors, many of which are beyond our control. Fluctuations in our operating results could cause our performance to fall below the expectations of analysts and investors, and adversely affect the price of our common stock. Because our business is changing and evolving rapidly, our historical operating results may not be necessarily indicative of our future operating results. Factors that may cause our operating results to fluctuate include the following:

•	changes in demand for our platform, including related to the seasonal nature of spending on digital advertising campaigns;

•	changes in our pricing policies, the pricing policies of our competitors and the pricing or availability of inventory, data or of other third-party services;

•	changes in our customer base and platform offerings;

•	the addition or loss of customers;

•	changes in advertising budget allocations, agency affiliations or marketing strategies;

•	changes to our product, media, customer or channel mix;

•	changes and uncertainty in the regulatory environment for us, advertisers or publishers;

•

changes in the economic prospects of advertisers or the economy generally, which could alter advertisers’ spending priorities, or could increase the time or costs required to complete advertising inventory sales;

•	the possible effects of the widespread domestic and global impact of the COVID-19 pandemic, including on general economic conditions, public health, and consumer demand and financial markets;

•	changes in the availability of advertising inventory through real-time advertising exchanges or in the cost of reaching end consumers through digital advertising;

•	disruptions or outages on our platform;

•	the introduction of new technologies or offerings by our competitors;

•	changes in our capital expenditures as we acquire the hardware, equipment and other assets required to support our business;

•	timing differences between our payments for advertising inventory and our collection of related advertising revenue;

•	the length and unpredictability of our sales cycle; and

•	costs related to acquisitions of businesses or technologies, or employee recruiting.

Based upon the factors above and others beyond our control, we have a limited ability to forecast our future revenue, costs and expenses, and as a result, our operating results may, from time to time, fall below our estimates or the expectations of analysts and investors.

As our costs increase, we may not be able to generate sufficient revenue to sustain profitability.

We have expended significant resources to grow our business in recent years by increasing the offerings of our platform, growing our number of employees and expanding internationally. We anticipate continued growth that could require substantial financial and other resources to, among other things:

•	develop our platform, including by investing in our engineering team, creating, acquiring or licensing new products or features, and improving the availability and security of our platform;

•	expand internationally by growing our sales force and customer services team in an effort to increase our customer base and spend through our platform, and by adding inventory and data from countries our customers are seeking;

•	improve our technology infrastructure, including investing in internal technology development and acquiring outside technologies;

•	cover general and administrative expenses, including legal, accounting and other expenses necessary to support a larger organization;

•	cover sales and marketing expenses, including a significant expansion of our direct sales organization;

•	cover expenses relating to data collection and consumer privacy compliance, including additional infrastructure, automation and personnel; and

•	explore further strategic acquisitions.

Investing in the foregoing, however, may not yield anticipated returns. Consequently, as our costs increase, we may not be able to generate sufficient revenue to sustain profitability.

We will need to obtain a significant amount of additional financing to continue the development of our software platform and implement our business plan.

Since our inception, we have not generated sufficient revenues from our operations to fund the development and expansion of our software platform by our engineering team and to promote and roll out our products. We have funded a portion of our operations through the sale of our equity securities. The implementation of our business plan will require the receipt of sufficient equity and/or debt financing necessary to fund our expansion plan and otherwise fund our operations. Based on our working capital deficiency, outstanding debt, and forecast for continued operating losses, prior to the receipt of the proceeds of this offering, we are funding our operations on a month-to-month basis. We will, therefore, require additional cash resources due to fully implement our business plan. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain one or more credit facilities. The sale of additional equity securities could result in additional dilution to our stockholders and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all. Our inability in the future to obtain additional equity capital or a corporate credit facility on attractive terms, or at all, could adversely impact our ability to execute our business strategy, which could adversely affect our growth prospects and future stockholder returns.

Servicing our debt will require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. In the two years preceding the filing, we have experienced two material instances of default on indebtedness:

•	On October 3, 2018, the Company entered into a promissory note in favor of Bright Mountain Media, Inc. in the principal amount of $75,000, plus interest at the rate of 6% per annum, with a maturity date of January 31, 2019 (the “Bright Mountain Note”). The Bright Mountain Note is currently in default and interest has been accruing thereon at a penalty rate of 18% per annum since the scheduled maturity date. On November 8, 2019, Bright Mountain Media, Inc. filed suit against the Company (Bright Mountain Media, Inc. v. Kubient, Inc., Palm Beach County Circuit Court, Case No. 502019-CA-014401XXXXMB) in an effort to collect the amounts due under the Bright Mountain Note. On May 13, 2020, the parties reached a settlement agreement that requires the Company to make aggregate payments to the plaintiff of a total of $135,000 (which includes the amounts due under the Bright Mountain Note), which is due in seven (7) installments between May 20, 2020 and October 20, 2020. If the Company pays a total of $125,000 by September 15, 2020, the total amount due is automatically reduced to $125,000. In the event the Company fails to make timely payments and the default is not cured by the conclusion of the specified grace period, the plaintiff shall be entitled to the entry of a final judgment against the Company in the amount of $240,000, less any and all payments made. As of the date hereof, the Company had paid $25,000 to the plaintiff in connection with the settlement agreement.

•	On July 25, 2018, the Company entered into a secured business loan agreement to pay WebBank the principal amount of $100,000, plus interest, over the course of 39 weekly payments of principal and interest in the amount of $2,977 (the “WebBank Loan”). The WebBank Loan is secured by present and future accounts, receivables, chattel paper, deposit accounts, personal property, assets and fixtures, general intangibles, instruments, equipment and inventory, and was personally guaranteed by Paul Roberts, our Chief Strategy Officer, President and Chairman. On September 4, 2019, the Company entered into a settlement agreement whereby the parties agreed to settle the WebBank Loan balance of approximately $45,000 for $16,000, which was to be paid by September 3, 2019 by the Company. As of the date of filing, the Company had not made the $16,000 payment to the lender. The Company is currently is in settlement negotiations with regard to the WebBank Loan, and believes that it can settle all amounts due under the WebBank Loan for approximately $16,000, which amount would be paid from a portion of the proceeds of this offering.

Our business may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures, especially if the offering contemplated by this prospectus is unsuccessful. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

If we default on our credit obligations, our operations may be interrupted and our business and financial results could be adversely affected.

Publishers extend us credit terms for the purchase of advertising inventory, often for thirty to sixty days. We currently have outstanding payables to existing publishers. If we are unable to pay our publishers in a timely fashion, they may elect to no longer sell us inventory to provide for sale to advertisers.  Also, it may be necessary for us to incur additional indebtedness to maintain operations of the Company. If we default on our credit obligations, our lenders may, among other things:

•	require repayment of any outstanding obligations or amounts drawn on our credit facilities;

•	terminate our credit facilities;

•	stop delivery of ordered equipment;

•	discontinue our ability to acquire inventory that is sold to advertisers;

•	require us to accrue interest at higher rates; or

•	require us to pay significant damages.

If some or all of these events were to occur, our operations may be interrupted and our ability to fund our operations or obligations, as well as our business, financial results, and financial condition, could be adversely affected.

We are dependent on a small number of key customers. Changes in our relationships with these parties or changes in the economic environments in which they operate could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our revenues are concentrated with a small number of key customers. Relationships with these customers are fundamental to our success, especially given the number of other choices in the digital advertising industry. For example, as of December 31, 2019, we had two customers that accounted for 14% and 12% of our gross accounts receivable, respectively, and for the year ended December 31, 2019, we had two customers that accounted for 75% and 10% of our gross billings, respectively. As of March 31, 2020, we had two customers that accounted for 48% and 29% of our gross accounts receivable, respectively, and for the quarter ended March 31, 2020, we had two customers that accounted for 54% and 37% of our gross billings, respectively. No assurances can be given that our relationship with these customers will continue to be good, such that these customers will use our platform to buy and sell advertising inventory or utilize our services in the future. A termination of our contracts with these customers or finding suitable customers with similar volume, would disrupt our operations, which could have a material adverse effect on our business, cash flow, financial condition and results of operations.

We may experience a loss of recurring revenue if customers do not adopt our KAI fraud prevention technology.

A materially significant portion of our revenue for the quarter ended March 31, 2020 was generated from our beta test of KAI with two large enterprise clients in an isolated environment. As we believe the beta test was a success, we stopped running the test in preparation for KAI to be widely adopted as a standalone enterprise product, and therefore will not generate future revenue from the beta test. If our customers, including the two large enterprise clients that participated in the beta test of KAI, do not adopt KAI as their preferred fraud prevention technology solution, or if we do not properly determine the best pricing model for KAI as a standalone enterprise product, we may experience a significant loss of recurring revenue in future fiscal quarters. Furthermore, our competitors could introduce new products that are more competitive than KAI in terms of percentage of fraud prevention, which could result in a loss of customers who do not convert or adopt KAI. An inability to retain customers or convert them to KAI could harm our business, operating results and financial condition in the future.

Our software could be susceptible to errors, defects, or unintended performance problems that could result in loss of reputation, lost inventory or liability; we have encountered difficulties in achieving our desired fill rates.

We develop and offer a complex software platform that is used or embedded by our customers and digital media properties in devices, video technologies, software and operating systems. Complex software often contains defects, particularly when first introduced or when new versions are released. For example, we have encountered difficulties in selecting the right advertisement to serve when we win an impression and other factors which have caused a negative impact on our fill rate with website publishers. In addition, we have encountered problems when scaling our system to production volumes. While we expect this and other challenges to arise, we cannot guarantee they will be successfully resolved in a timely manner which can impact our revenue and income. Determining whether our software has defects may occur after versions are released into the market. Defects, errors or unintended performance problems with our software could unintentionally jeopardize the performance of advertising campaigns and digital media properties’ products. This could result in injury to our reputation, loss of revenue, diversion of development and technical resources, increased insurance costs and increased warranty costs. If our software contains any undetected defects, errors or unintended performance problems, our advertising customers may refuse to use it, digital media properties may refuse to embed it into their products and we may be unable to collect data or acquire advertising inventory from digital media properties. These defects, errors and unintended performance problems could also result in product liability claims. Although we attempt to reduce the risk of losses resulting from these claims through warranty disclaimers and limitation of liability clauses in our agreements, these contractual provisions may not be enforceable in every instance. If a court refused to enforce the liability-limiting provisions of our contracts for any reason, or if liabilities arose that were not contractually limited or adequately covered by insurance, our business could be materially harmed.

We allow our customers to utilize application programming interfaces, or APIs, with our platform, which could result in outages or security breaches and negatively impact our business, financial condition and operating results.

The use of application programming interfaces, or APIs, by our customers has significantly increased in recent years. Our APIs allow customers to build their own media buying and data management interface by using our APIs to develop custom integration of their business with our platform. The increased use of APIs increases security and operational risks to our systems, including the risk for intrusion attacks, data theft, or denial of service attacks. Furthermore, while APIs allow customers greater ease and power in accessing our platform, they also increase the risk of overusing our systems, potentially causing outages. We have experienced system slowdowns due to customer overuse of our systems through our APIs. While we have taken measures intended to decrease security and outage risks associated with the use of APIs, we cannot guarantee that such measures will be successful. Our failure to prevent outages or security breaches resulting from API use could result in government enforcement actions against us, claims for damages by consumers and other affected individuals, costs associated with investigation and remediation damage to our reputation and loss of goodwill, any of which could have a material adverse impact on our business, financial condition and operating results.

Our business practices with respect to data could give rise to liabilities, restrictions on our business or reputational harm as a result of evolving governmental regulation, legal requirements or industry standards relating to consumer privacy and data protection.

In the course of providing our solutions, we collect, transmit and store information which is related to and seeks to correlate internet-connected devices, user activity and the ads we place. Federal, state and international laws and regulations govern the collection, use, processing, retention, sharing and security of data that we collect across our advertising solutions. We strive to comply with all applicable laws, regulations, policies and legal obligations relating to privacy and data collection, processing use and disclosure. However, the applicability of specific laws may be unclear in some cases and domestic and foreign government regulation and enforcement of data practices and data tracking technologies is expansive, not clearly defined and rapidly evolving. In addition, it is possible that these requirements may be interpreted and applied in a manner that is new or inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any actual or perceived failure by us to comply with U.S. federal, state or international laws, including laws and regulations regulating privacy, data, security or consumer protection, or disclosure or unauthorized access by third parties to this information, could result in proceedings or actions against us by governmental entities, competitors, private parties or others. Any proceedings or actions against us alleging violations of consumer or data protection laws or asserting privacy-related theories could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, adversely affect the demand for our solutions and ultimately result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless our customers from the costs or consequences of litigation resulting from using our solutions or from the disclosure of confidential information, which could damage our reputation among our current and potential customers, require significant expenditures of capital and other resources and cause us to lose business and revenue.

The regulatory framework for privacy issues is evolving worldwide, and various government and consumer agencies and public advocacy groups have called for new regulation and changes in industry practices, including some directed at the digital advertising industry in particular. It is possible that new laws and regulations will be adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that would affect our business, particularly with regard to collection or use of data to target ads and communication with consumers and the international transfer of data from Europe to the U.S. The U.S. government, including the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation of the collection of consumer information, including regulation aimed at restricting some targeted advertising practices. In Europe, in October 2015 the Court of Justice of the European Union invalidated the “US-EU Safe Harbor framework,” which created a safe harbor under the European Data Protection Directive for certain European data transfers to the U.S. We had not self-certified under this regime, and therefore were not directly affected by this decision. In July 2016, the European Commission approved the Privacy Shield, which is a set of principles and related rules that are intended to replace the US-EU Safe harbor framework. The Company is in the process of determining whether to join the Privacy Shield program. Stricter regulation of European data transfers to U.S. in future may impact our ability to serve European customers effectively, or require us to open and operate data centers in the European Union which would result in a higher cost of doing business in these jurisdictions.

In particular, Europe’s new General Data Protection Regulation (“GDPR”) extends the jurisdictional scope of European data protection law. As a result, we will be subject to the GDPR when we provide our targeting services in Europe. The GDPR imposes stricter data protection requirements that may necessitate changes to our services and business practices. Potential penalties for non-compliance with the GDPR include administrative fines of up to 4% of annual worldwide turnover. Complying with any new regulatory requirements could force us to incur substantial costs or require us to change our business practices in a manner that could reduce our revenue or compromise our ability to effectively pursue our growth strategy.

The FTC has also adopted revisions to the Children’s Online Privacy Protection Act (“COPPA”) that expands liability for the collection of information by operators of websites and other electronic solutions that are directed to children. Questions exist as to how regulators and courts may interpret the scope and circumstances for potential liability under COPPA, and the FTC continues to provide guidance and clarification as to its 2013 revisions of COPPA. FTC guidance or enforcement precedent may make it difficult or impractical for us to provide advertising on certain websites, services or applications. In addition, the FTC recently fined an ad network for certain methods of collecting and using data from mobile applications, including certain applications directed at children, and failing to disclose the data collection to mobile application developers in their network.

While we have not collected data that is traditionally considered personal data, such as names, email addresses, physical addresses, phone numbers or social security numbers, we typically collect and store IP addresses, geo-location information, and device or other persistent identifiers that are or may be considered personal data in some jurisdictions or otherwise may be the subject of legislation or regulation. For example, some jurisdictions in the EU regard IP addresses as personal data, and certain regulators, such as the California Attorney General’s Office, have advocated for including IP addresses, GPS-level geolocation data, and unique device identifiers as personal data under California law. Furthermore, Europe’s GDPR makes clear that online identifiers (such as IP addresses and other device identifiers) will be treated as “personal data” going forward and therefore subject to stricter data protection rules.

Evolving definitions of personal data within the EU, the United States and elsewhere, especially relating to the classification of IP addresses, machine or device identifiers, geo-location data and other such information, may cause us to change our business practices, diminish the quality of our data and the value of our solution, and hamper our ability to expand our offerings into the EU or other jurisdictions outside of the United States. Our failure to comply with evolving interpretations of applicable laws and regulations, or to adequately protect personal data, could result in enforcement action against us or reputational harm, which could have a material adverse impact on our business, financial condition and results of operations.

In addition to compliance with government regulations, we voluntarily participate in trade associations and industry self-regulatory groups that promulgate best practices or codes of conduct addressing the provision of internet advertising. We could be adversely affected by changes to these guidelines and codes in ways that are inconsistent with our practices or in conflict with the laws and regulations of U.S. or international regulatory authorities. For instance, new guidelines, codes, or interpretations, by self-regulatory organizations or government agencies, may require additional disclosures, or additional consumer consents, such as “opt-in” permissions to share, link or use data, such as health data from third parties, in certain ways. If we fail to abide by, or are perceived as not operating in accordance with, industry best practices or any industry guidelines or codes with regard to privacy, our reputation may suffer and we could lose relationships with advertisers and digital media properties.

Any inability to successfully deliver digital advertising due to technological challenges or an inability to persuasively demonstrate success will prevent us from growing or retaining our current advertiser base.

It is critical that we successfully deliver digital advertising. Factors that may adversely affect our ability to deliver successful digital advertising include:

•	inability to accurately process data and extract meaningful insights and trends, such as the failure of the Audience Cloud to accurately process data to place ads effectively at digital media properties;

•	faulty or out-of-date algorithms that fail to properly process data or result in inability to capture brand-receptive audiences at scale;

•	technical or infrastructure problems causing digital video not to function, display properly or be placed next to inappropriate context;

•	inability to control video completion rates, maintain user attention or prevent end users from skipping advertisements;

•	inability to detect and prevent advertising fraud and other malicious activity;

•	inability to fulfill audience guarantee or viewability requirements of our advertiser customers;

•	inability to integrate with third parties that measure our campaigns against audience guarantee or viewability requirements;

•	unavailability of standard digital video audience ratings and brand receptivity measurements for brand advertisers to effectively measure the success of their campaigns; and

•	access to quality inventory at sufficient volumes to meet the needs of our advertisers’ campaigns.

Our revenue depends on the technological ability of our solutions to deliver ads and measure them. Sustained or repeated system failures that interrupt our ability to provide solutions to customers, including security breaches and other technological failures affecting our ability to deliver ads quickly and accurately and to collect and process data in connection with these ads, could significantly reduce the attractiveness of our solutions to advertisers, negatively impact operations and reduce our revenue. Our systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages, acts of terrorism and natural disasters. In addition, any steps we take to increase the reliability and redundancy of our systems may be expensive and may not be successful in preventing system failures. Also, advertisers may perceive any technical disruption or failure in ad performance on digital media properties’ platforms to be attributable to us, and our reputation could similarly suffer, or advertisers may seek to avoid payment or demand future credits for disruptions or failures, any of which could harm our business and results of operations. If we are unable to deliver successful advertising campaigns, our ability to attract potential advertisers and retain and expand business with existing advertisers could be harmed and our business, financial condition and operating results could be adversely affected.

Our sales efforts with advertisers and publishers require significant time and expense.

Attracting new advertisers and publishers requires substantial time and expense, and we may not be successful in establishing new relationships or in maintaining or advancing our current relationships. For example, it may be difficult to identify, engage and market to potential advertisers who do not currently spend on digital video advertising or are unfamiliar with our current solutions.

The novelty of our solutions, including our programmatic solutions, and our business model often requires us to spend substantial time and effort educating our own sales force and potential advertisers, advertising agencies, supply side platforms and digital media properties about our offerings, including providing demonstrations and comparisons against other available solutions. This process is costly and time-consuming. If we are not successful in targeting, supporting and streamlining our sales processes, our ability to grow our business may be adversely affected.

Our inability to use software licensed from third parties, or our use of open source software under license terms that interfere with our proprietary rights, could disrupt our business.

Our technologies incorporate software licensed from third parties, including some software, known as open source software, which we use without charge. Although we monitor our use of open source software, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our solutions to our customers. In the future, we could be required to seek licenses from third parties in order to continue offering our solutions, which licenses may not be available on terms that are acceptable to us, or at all. Alternatively, we may need to re-engineer our solutions or discontinue use of portions of the functionality provided by our solutions. In addition, the terms of open source software licenses may require us to provide software that we develop using this software to others on unfavorable license terms. Further, if a digital media property owner who embeds our software in their devices, video technologies, software and operating systems incorporates open source software into its software and our software is integrated with such open source software in the final product, we could, under some circumstances, be required to disclose the source code to our software. While we carefully monitor the use of all open source software and try to ensure that no open source software is used in such a way as to require us to disclose the source code to our software, such use could inadvertently occur. Our inability to use third party software or the requirement to disclose the source code to our software could result in disruptions to our business, or delays in the development of future offerings or enhancements of existing offerings, which could impair our business.

Our failure to protect our intellectual property rights could diminish the value of our solutions, weaken our competitive position and reduce our revenue.

We regard the protection of our intellectual property, which includes pending patent applications, trade secrets, copyrights, trademarks and domain names, as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others.

We could incur substantial costs and disruption to our business as a result of any claim of infringement of another party’s intellectual property rights, which could harm our business and operating results.

In recent years, there has been significant litigation in the United States over patents and other intellectual property rights. Although we have not faced such issues, in the future we or customers who use our products may unintentionally infringe the trademarks, copyrights, patents and other intellectual property rights of third parties, including allegations made by our competitors or by non-practicing entities. We cannot predict whether assertions of third party intellectual property rights or claims arising from these assertions will substantially harm our business and operating results. If we are forced to defend any infringement claims, whether they are with or without merit or are ultimately determined in our favor, we may face costly litigation and diversion of technical and management personnel. Some of our competitors have substantially greater resources than we do and are able to sustain the cost of complex intellectual property litigation to a greater extent and for longer periods of time than we could. Furthermore, an adverse outcome of a dispute may require us: to pay damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed a party’s patent or other intellectual property rights; to cease making, licensing or using products that are alleged to incorporate or make use of the intellectual property of others; to expend additional development resources to redesign our products; and to enter into potentially unfavorable royalty or license agreements in order to obtain the rights to use necessary technologies. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. In any event, we may need to license intellectual property which would require us to pay royalties or make one-time payments. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, the time and resources necessary to resolve them could harm our business, operating results, financial condition and reputation.

In addition, if our advertising customers do not own the copyright for advertising content included in their advertisements or if digital media property owners do not own the copyright for content to the digital media next to which the advertisements appear, advertisers and digital media properties could receive complaints from copyright owners, which could harm our reputation and our business.

We could become involved in litigation matters that may be expensive and time consuming, and, if resolved adversely, could harm our business, financial condition, or results of operations.

We are involved in several litigation matters that may be expensive and time consuming, and, if resolved adversely, could harm our business, financial condition, or results of operations. See “Legal Proceedings.” Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or we may decide to settle lawsuits on similarly unfavorable terms. Any negative outcome could result in payments of substantial monetary damages or fines, or changes to our products or business practices, and accordingly our business, financial condition, or results of operations could be materially and adversely affected. Although the results of lawsuits and claims cannot be predicted with certainty, we do not believe that the final outcome of those matters that we currently face will have a material adverse effect on our business, financial condition, or results of operations. However, defending these claims is costly and can impose a significant burden on management and employees, and we may receive unfavorable preliminary or interim rulings in the course of litigation, which could adversely affect the value of our common stock. There can be no assurances that a favorable final outcome will be obtained in all cases.

We may acquire other businesses, products or technologies in the future which could require significant management attention, disrupt our business, dilute shareholder value and adversely affect our results of operations.

As part of our business growth strategy and in order to remain competitive, we may acquire, or make investments in, complementary technologies, products or firms. However, we may not be able to find suitable acquisition targets in the future, and we may not be able to complete such acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by our customers, investors and securities analysts. In addition, if we are unsuccessful at integrating such acquisitions or the technologies associated with such acquisitions, our revenue and results of operations could be adversely affected. In addition, while we will make significant efforts to address any information technology security and privacy compliance issues with respect to any acquisitions, we may still inherit such risks when we integrate the acquired products and systems. Any integration process may require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired technology or personnel, or accurately forecast the financial impact of an acquired business, including accounting charges. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisitions, each of which could adversely affect our financial condition or the value of our common stock. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

Security breaches, computer malware, computer hacking attacks and other security incidents could harm our business, reputation, brand and operating results.

Security incidents have become more prevalent across industries and may occur on our systems. These security incidents may be caused by or result in but are not limited to security breaches, computer malware or malicious software, ransomware, computer hacking, denial of service attacks, security system control failures in our own systems or from vendors we use, email phishing, software vulnerabilities, social engineering, sabotage and drive-by downloads. In particular, because we utilize a multi-tenant platform, any security breach would affect a significant amount of our customers. Such security incidents, whether intentional or otherwise, may result from actions of hackers, criminals, nation states, vendors, employees, contractors, customers or other threat actors. Although we have taken a number of measures to prevent phishing attacks, we cannot be certain that our efforts will be effective.

We may in the future experience disruptions, outages and other performance problems on our internal systems due to service attacks, unauthorized access or other security related incidents. Any security breach or loss of system control caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss, modification or corruption of data, software, hardware or other computer equipment and the inadvertent transmission of computer malware could harm our business, operating results and financial condition, and expose us to claims arising from loss or unauthorized disclosure of confidential or personal information and the related breach of privacy or data security laws. If an actual or perceived security incident occurs, the market perception of the effectiveness of our security controls could be harmed, our brand and reputation could be damaged, we could lose customers, and we could suffer financial exposure due to such events or in connection with remediation efforts, investigation costs, regulatory fines, private lawsuits and changed security control, system architecture and system protection measures.

We may in the future experience disruptions, outages and other performance problems on the systems that we host for our customers due to service attacks, unauthorized access or other security related incidents. Any security breach or loss of system control caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss, modification or corruption of data, software, hardware or other computer equipment and the inadvertent transmission of computer malware could disrupt the services that we provide to our customers, harm our customers’ business, operating results and financial condition, and expose us to claims from our customers for the damages that result, which could include, without limitation, claims arising from loss or unauthorized access, acquisition or disclosure of personal information and the related breach of privacy or data security laws. If an actual or perceived security incident occurs, the market perception of the effectiveness of our security controls could be harmed, our brand and reputation could be damaged, we could lose customers, and we could suffer financial exposure due to such events or in connection with remediation efforts, investigation costs, regulatory fines, private lawsuits and changed security control, system architecture and system protection measures.

The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.

We depend on the leadership and experience of our relatively small number of key executive management personnel, particularly our Chief Executive Officer, Peter Bordes, Chief Financial Officer, Joshua Weiss, and our Chief Strategy Officer, President and Chairman, Paul Roberts. The loss of the services of these key executives or any of our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. Furthermore, if we lose or terminate the services of one or more of our key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise competes with us, it could impair our business and our ability to successfully implement our business plan. Additionally, if we are unable to hire qualified replacements for our executive and other key positions in a timely fashion, our ability to execute our business plan would be harmed. Even if we can quickly hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in our industry. Our inability to meet our executive staffing requirements in the future could impair our growth and harm our business. We do not maintain “key person” insurance on any of our officers or employees.

We rely on highly skilled personnel and, if we are unable to attract, retain or motivate substantial numbers of qualified personnel or expand and train our sales force, we may not be able to grow effectively.

Our success largely depends on the talents and efforts of key technical, sales and marketing employees and our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry is intense and often leads to increased compensation and other personnel costs. In addition, competition for employees with experience in our industry can be intense where our research and development operations are concentrated and where other technology companies compete for management and engineering talent. Our continued ability to compete and grow effectively depends on our ability to attract substantial numbers of qualified new employees and to retain and motivate our existing employees.

If we do not effectively grow and train our sales and support teams, we may be unable to add new customers or increase sales to our existing customers and our business will be adversely affected.

We are substantially dependent on our sales and support teams to obtain new customers and to increase spend by our existing customers. We believe that there is significant competition for sales personnel with the skills and technical knowledge that we require. Our ability to achieve revenue growth will depend, in large part, on our success in recruiting, training, integrating and retaining sufficient numbers of sales personnel to support our growth. Due to the complexity of our platform, new hires require significant training and it may take significant time before they achieve full productivity. Our recent and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. If we are unable to hire and train sufficient numbers of effective sales personnel, or the sales personnel are not successful in obtaining new customers or increasing our existing customers’ spend with us, our business will be adversely affected.

Our management team has limited experience managing a public company.

The members of our management team have limited or no experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. There are significant obligations we will now be subject to relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage our transition to being a public company. These new obligations and scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and operating results.

We have agreed to indemnify our officers and directors against lawsuits to the fullest extent of the law.

We are a Delaware corporation. Delaware law permits the indemnification of officers and directors against expenses incurred in successfully defending against a claim. Delaware law also authorizes Delaware corporations to indemnify their officers and directors against expenses and liabilities incurred because of their being or having been an officer or director. Our organizational documents provide for this indemnification to the fullest extent permitted by Delaware law.

Prior to, and in no event not later than, the closing of the offering, we will obtain director and officer liability insurance in the amount of $2 million to cover liabilities our directors and officers may incur in connection with their services to us. There is no guarantee that such insurance coverage will protect us from any damages or loss claims filed against it.

Our ability to use certain net operating loss carryforwards and certain other tax attributes may be limited.

Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in ownership of the relevant corporation by “5% shareholders” (as defined under U.S. income tax laws) that exceeds 50 percentage points over a rolling three-year period. Similar rules apply under state tax laws.

Additionally, under the 2017 Tax Cuts and Jobs Act, tax losses generated in taxable years beginning after December 31, 2017 may be utilized to offset not more than 80% of taxable income annually. This change may require us to pay U.S. federal income taxes in future years despite generating a loss for federal income tax purposes. There is also a risk that due to future changes in U.S. federal income tax laws, such as suspensions on the use of net operating loss, or other unforeseen reasons, any net operating losses could be unavailable to offset future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of our net operating loss whether or not we attain profitability.

Risks Related to Our Common Stock and This Offering

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per unit will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $5.12 per share, based on the assumed public offering price of $6.00 per unit, the mid-point of the estimated offering price range described on the cover of this prospectus. Investors in this offering will pay a price per unit that substantially exceeds the book value of our assets after subtracting our liabilities. To the extent that the warrants sold in this offering are exercised, you will experience further dilution. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

Our Senior Notes and Junior Notes automatically convert at the closing of this offering at a 30% discount to the offering price of the Units, all of which could negatively impact trading in our securities.

In June, 2019, we completed the offering of $2,750,000 principal amount of Senior Notes (which amount was increased to $3,000,000 of principal amount based on subsequent amendments) that provided for the automatic conversion into shares of our common stock and warrants at the closing of this offering at a 30% discount to the offering price of the Units. Purchasers of the Senior Notes also received warrants in the private placement. In November, 2019, we completed the offering of $1,215,500 of Junior Notes (which amount was increased to $1,326,000 of principal amount based on subsequent amendments) that provided for the automatic conversion into shares of our common stock and warrants at the closing of this offering at a 30% discount to the offering price of the Units. Purchasers of the Junior Notes also received warrants in the private placement. As a result, the investors in this offering will experience immediate dilution when the Senior Notes and Junior Notes are automatically converted into shares of our common stock and warrants in this Offering. We estimate that approximately 767,082 shares and warrants to purchase 767,082 shares will be issuable upon conversion of the Senior Notes, assuming a $4.20 conversion price and taking into account accrued interest through August 1, 2020. We estimate that approximately 331,649 shares and warrants to purchase 331,649 shares will be issuable upon conversion of the Junior Notes, assuming a $4.20 conversion price and taking into account interest earned through August 1, 2020. The holders of the Junior Notes have agreed to certain lock-up provisions with respect to the securities received upon conversion of the Junior Notes and we are in the process of obtaining comparable lock-up agreements from holders of the Senior Notes as described in this prospectus. The automatic conversion of the Senior Notes and Junior Notes into shares of our common stock and warrants in this Offering will be dilutive to our holders and could negatively impact the trading market and price of our common stock following the offering.

Our shares and warrants will be subject to potential delisting if we do not meet or continue to maintain the listing requirements of The Nasdaq Capital Market.

On August 5, 2020, our application to list the shares of our common stock and warrants on The Nasdaq Capital Market, or Nasdaq, under the symbols “KBNT” and “KBNTW,” respectively, was approved. Nasdaq has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing, or de-listing from Nasdaq, would make it more difficult for shareholders to sell our securities and more difficult to obtain accurate price quotations on our securities. This could have an adverse effect on the price of our common stock and warrants. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

There has been no prior public trading market for our common stock and an active trading market may not develop or be sustained following this offering.

Prior to this offering there has been no prior public trading market for our common stock or warrants. We cannot assure you that an active trading market for our common stock and/or warrants will develop or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our common stock or warrants when desired or the prices that you may obtain for your shares of our common stock or warrants. Even if an active market for our common stock and warrants does develop, the market price of such securities may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our securities.

The trading price of our common stock and/or warrants could be volatile, and you could lose all or part of your investment.

Prior to this offering, there has been no public market for shares of our common stock or warrants. The initial public offering price of our Units was determined through negotiation among us and the underwriters. This price does not necessarily reflect the price at which investors in the market will be willing to buy and sell shares of our stock and warrants following this offering. The trading price of our common stock following this offering may fluctuate substantially. Following the completion of this offering, the market price of our common stock may be higher or lower than the price you pay in the offering, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	announcements of new products or technologies, commercial relationships, acquisitions or other events by us or our competitors;

•	changes in how customers perceive the benefits of our platform;

•	shifts in the mix of billings and revenue attributable to perpetual licenses or term licenses from quarter to quarter;

•	departures of key personnel;

•	price and volume fluctuations in the overall stock market from time to time;

•	fluctuations in the trading volume of our shares or the size of our public float;

•	sales of large blocks of our common stock;

•	actual or anticipated changes or fluctuations in our operating results;

•	changes in actual or future expectations of our operating results by investors or securities analysts;

•	litigation involving us, our industry or both;

•	regulatory developments in the United States, foreign countries or both;

•	general economic conditions and trends, including the possible effects of the widespread domestic and global impact of the COVID-19 pandemic; and

•	major catastrophic events in our domestic and foreign markets.

In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock or warrants could decline for reasons unrelated to our business, operating results or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation has often been brought against that company.

In the event that our common stock and warrants are listed on The Nasdaq Capital Market, our stock price could fall and we could be delisted in which case broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stocks” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our securities may in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer, (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases, (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons, (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers, and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Speculative nature of warrants.

The warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an exercise price of $6.60 per share, prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

There may be future issuances or resales of our common stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise, which may materially and adversely dilute the ownership interest of stockholders.

We are not restricted from issuing additional shares of our common stock in the future, including securities convertible into, or exchangeable or exercisable for, shares of our common stock. Our issuance of such additional shares of common stock in the future will dilute the ownership interests of our then existing stockholders. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

We may issue preferred stock, the terms of which could adversely affect the voting power or value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

If securities analysts were to downgrade our stock, publish negative research or reports or fail to publish reports about our business, our competitive position could suffer, and our stock price and trading volume could decline.

The trading market for our common stock will, to some extent, depend on the research and reports that securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts. We do not currently have and may never obtain research coverage by securities analysts. If no or few securities analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us should downgrade our stock or publish negative research or reports, cease coverage of our company or fail to regularly publish reports about our business, our competitive position could suffer, and our stock price and trading volume could decline.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and divert management’s attention, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we will need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), related regulations of the SEC and the requirements of Nasdaq, with which we are not required to comply as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and will significantly increase our costs and expenses. We will need to:

•	institute a more comprehensive compliance function;

•	comply with rules promulgated by Nasdaq;

•	continue to prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

•	establish new internal policies, such as those relating to insider trading; and

•	involve and retain to a greater degree outside counsel and accountants in the above activities.

In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness in the future, which could have a significant and adverse effect on our business, financial condition, results of operations and reputation.

After the completion of this offering, we will be subject to a requirement, pursuant to Section 404 of the Sarbanes-Oxley Act, to conduct an annual review and evaluation of our internal control over financial reporting and furnish a report by management on, among other things, our assessment of the effectiveness of our internal control over financial reporting each fiscal year beginning with the year following our first annual report required to be filed with the SEC. However, because we are an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the earlier of the fifth year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company. Ensuring that we have adequate internal control over financial reporting in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that must be evaluated frequently. Establishing and maintaining these internal controls will be costly and may divert management’s attention.

When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In addition, if we fail to achieve and maintain the adequacy of our internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude, on an ongoing basis, that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we do not adequately implement or comply with the requirements of Section 404 of the Sarbanes-Oxley Act, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC, or suffer other adverse regulatory consequences, including penalties for violation of Nasdaq rules. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. A loss of confidence in the reliability of our financial statements also could occur if we or our independent registered public accounting firm were to report one or more material weaknesses in our internal control over financial reporting. In addition, we may be required to incur costs in improving our internal control system, including the costs of the hiring of additional personnel. Any such action could negatively affect our business, financial condition, results of operations and cash flows and could also lead to a decline in the price of our common stock.

Our officers, directors and principal stockholders currently own a substantial number of shares of our common stock and have, and following the offering will continue to have, the power to significantly influence the vote on all matters submitted to a vote of our stockholders.

As of August 7, 2020, our Chief Strategy Officer, President and Chairman, Mr. Paul Roberts, beneficially owned 2,134,032 shares of our common stock, representing 58.83% of our issued and outstanding shares of our common stock. Upon the sale of all 1,833,334 units in this offering and the conversion of Mr. Roberts’ convertible notes, Mr. Roberts will beneficially own approximately 32% of our issued and outstanding common stock. Thus, while the Company does not believe that it will be a “controlled company” under Nasdaq Rule 5615(c) after the offering, based on his significant ownership of our common stock, Mr. Roberts will continue to maintain the ability to significantly influence the election of our directors and the outcome of corporate actions requiring stockholder approval, such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those individuals. Mr. Roberts also has significant control over our business, policies and affairs as an officer and director of our company. Therefore, you should not invest in reliance on your ability to have any control over our company.

Management will have broad discretion over the use of our proceeds from this offering.

The principal purposes of this offering include increasing our capitalization and financial flexibility, creating a public market for our stock, thereby enabling access to the public equity markets by our employees and stockholders, obtaining additional capital and increasing our visibility in the marketplace. Although we have not yet determined with certainty the manner in which we will allocate the net proceeds of this offering, we expect to use the net proceeds from this offering for product development, working capital, capital expenditures and other general corporate purposes, including investments in sales and marketing in the United States and internationally. We may also use a portion of the proceeds from this offering for acquisitions or strategic investments in complementary businesses, brands or technologies. See “Use of Proceeds.” We have not allocated specific amounts of net proceeds for any of these purposes and we cannot specify with certainty the particular uses of the net proceeds to us from this offering. Accordingly, we will have broad discretion in using these proceeds and might not be able to obtain a significant return, if any, on investment of these net proceeds. Investors in this offering will need to rely upon the judgment of our management with respect to the use of our proceeds. If we do not use the net proceeds that we receive in this offering effectively, our business, operating results and financial condition could be harmed.

We do not anticipate that we will pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any dividends on our common stock. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our common stock. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

Our charter documents and Delaware law could discourage takeover attempts and other corporate governance changes.

Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors that are not nominated by the current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions include the following provisions:

•	permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

•	require super-majority voting to amend certain provisions in our certificate of incorporation and bylaws;

•	eliminate the ability of our stockholders to call special meetings of stockholders;

•	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws;

•	prohibit cumulative voting in the election of directors;

•	restrict the forum for certain litigation against us to Delaware;

•	permit our board of directors to alter our bylaws without obtaining stockholder approval; and

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a period of time.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our amended and restated certificate of incorporation, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of or based on a breach of a fiduciary duty owed by any of our current or former directors, officers, or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation, or our bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. For the avoidance of doubt, this forum selection clause will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

We recognize that the forum selection clause may impose additional litigation costs on stockholders who assert the provision is not enforceable and may impose more general additional litigation costs in pursuing any such claims. Additionally, the forum selection clause in our bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

For as long as we are an emerging growth company, we will not be required to comply with certain requirements that apply to other public companies.

We are an emerging growth company, as defined in the JOBS Act. For as long as we are an emerging growth company, unlike other public companies, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosures regarding executive compensation required of larger public companies, or (iv) hold nonbinding advisory votes on executive compensation and any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for adopting new or revised financial accounting standards. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards permitted under the JOBS Act until we are no longer an emerging growth company. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

We will remain an emerging growth company for up to five full fiscal years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700 million in market value of our common stock held by non-affiliates (and have been a public company for at least 12 months and have filed one annual report on Form 10-K), or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock and the issuance of additional shares will dilute all other stockholders.

Sales of a substantial number of shares of our common stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock. After completion of this offering at an assumed offering price of $6.00 per unit, the mid-point of the estimated offering price range described on the cover of this prospectus, our existing stockholders will own approximately 61% of our common stock assuming there is no exercise of the underwriters’ over-allotment option.

After completion of this offering at an assumed offering price of $6.00 per unit, the mid-point of the estimated offering price range described on the cover of this prospectus, there will be 6,670,383 shares of our common stock outstanding. In addition, our certificate of incorporation, as amended, permits the issuance of up to approximately 88,329,617 additional shares of common stock after the completion of this offering. Thus, we have the ability to issue substantial amounts of common stock in the future, which would dilute the percentage ownership held by the investors who purchase shares of our common stock in this offering.

We and our officers, directors and certain stockholders have agreed, subject to customary exceptions, not to, without the prior written consent of Maxim Group LLC and Joseph Gunnar & Co. LLC, the representative of the underwriters, during the period ending 365 days from the date of this offering in the case of us and our certain directors and officers, 90-180 days from the date of this offering in the case of our stockholders who beneficially own more than 5% of our common stock, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our common stock, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing.

After the lock-up agreements with our directors and officers pertaining to this offering expire, up to 2,326,800 of the shares (net of any shares also restricted by lock-up agreements with our stockholders) that had been locked up will be eligible for future sale in the public market. Sales of a significant number of these shares of common stock in the public market could reduce the market price of the common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. All statements of historical fact included in this prospectus regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in this prospectus. These forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our future financial performance, including our expectations regarding our revenue, annual recurring revenue, gross profit or gross margin, operating expenses, ability to generate cash flow, revenue mix and ability to maintain future profitability;

•

our beliefs regarding the possible effects of the widespread domestic and global impact of the COVID-19 pandemic, including on general economic conditions, public health, and consumer demand and financial markets, as well as our results of operations, liquidity, capital resources, and general performance in the future;

•	our expectations regarding the use of funds from our PPP loan and the potential for forgiveness of the PPP loan under the terms of the PPP;

•	anticipated trends and growth rates in our business and in the markets in which we operate;

•	our ability to maintain and expand our customer base;

•	our ability to sell our platform and expand internationally;

•	our ability to anticipate market needs and successfully develop new and enhanced solutions to meet those needs;

•	our ability to hire and retain necessary qualified employees to grow our business and expand our operations;

•	the evolution of technology affecting our platform;

•	our ability to adequately protect our intellectual property;

•	our ability to service our debt obligations; and

•	our anticipated uses of our net proceeds from this offering.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of shares of our common stock and warrants in this offering will be approximately $9.3 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, or $11.0 million if the underwriters exercise their over-allotment option in full.

Our management will have sole control over our accounts. As a result, investors in this offering are subject to the risk that creditors could attach to these funds.

We currently expect to use the net proceeds of this offering for product development, working capital, capital expenditures, repayment of debt, offering expenses, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. The debt we intend to repay using the net proceeds of this offering has the following terms:

Type	Outstanding Principal Amount	Maturity Date	Annual Interest

Note Payable	$38,967	Past due	16.00%
Note Payable	75,000	Past due	18.00%
Note Payable – Related Party	150,000	10/28/20	0.17%
	$263,967

We may also use a portion of the proceeds from this offering for acquisitions or strategic investments in complementary businesses, brands or technologies. We have not allocated specific amounts of net proceeds for any of these purposes.

Each $1.00 increase or decrease in the assumed public offering price of $6.00 per share would increase or decrease the net proceeds to us from this offering by approximately $1,700,000, assuming that the amount of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions payable by us. We may also increase or decrease the number of shares of common stock we are offering. An increase or decrease of 500,000 shares of common stock offered by us in this offering would increase or decrease the net proceeds to us by approximately $2,800,000, assuming that the assumed price per unit to the public remains the same, and after deducting underwriting discounts and commissions payable by us. We do not expect that a change by these amounts in the offering price to the public or the common stock offered by us would have a material effect on our uses of the proceeds from this offering, although it may accelerate the time at which we will need to seek additional capital.

Assuming all 1,833,334 units are sold by us, we expect that the net proceeds, together with our existing cash and cash equivalents will enable us to fund our operations for at least twelve months. In addition, we have granted the representative of the underwriters a 45-day option to purchase up to 275,000 additional shares of common stock solely to cover over-allotments of shares in this offering. We will use the proceeds from the sale of these additional shares for working capital and general corporate purposes.

The expected use of net proceeds represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of such net proceeds. Furthermore, in the event we make significant capital expenditures, the net proceeds of this offering may not be sufficient to fund such expenditures, and we may need to raise additional capital.

In addition, we plan to invest these proceeds in short term investments until needed for the uses described above.

DIVIDEND POLICY

We have not historically declared dividends on our common stock, and we do not currently intend to pay dividends on our common stock. The declaration, amount and payment of any future dividends on shares of our common stock, if any, will be at the sole discretion of our board of directors, out of funds legally available for dividends. We anticipate that we will retain our earnings, if any, for the growth and development of our business.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2020 as follows:

•	on an actual basis, reflecting our capitalization on a standalone basis (giving effect, on a retroactive basis, to a 1:9 reverse split effected on August 6, 2020);

•	on a pro forma basis after giving effect to the conversion, upon the closing of this public offering, of the Senior Notes, as amended, Junior Notes, as amended, Related Party Notes, as amended, and other convertible notes into aggregate of 1,174,281 shares of common stock and warrants to purchase an aggregate of 1,152,762 shares of common stock, of which, the aggregate principal amount, net of debt discount, was $4,103,651 and the aggregate accrued interest was $169,616 calculated through March 31, 2020. As a result of these conversions, the Company anticipates that it will be required to record an estimated charge of $2.7 million, which is comprised of (i) the recognition of a beneficial conversion feature of $1,917,184, and (ii) the acceleration of the existing unamortized debt discount of $812,349;

•	on a pro forma as adjusted basis after giving effect to the following: (i) the sale and issuance of 1,833,334 units with aggregate gross proceeds of $11,000,000, less total estimated offering costs (including estimated underwriting discounts and commissions and estimated offering expenses payable by us) of $1,683,125, of which, $360,892 were capitalized as deferred offering costs as of March 31, 2020, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock pursuant to this public offering at a public offering price of $6.00 per unit, which is the mid-point of the estimated offering price range described on the cover of this prospectus, and (ii) the repayment of certain notes payable with an aggregate principal balance of $113,967 upon the closing of this public offering.

Our capitalization following the closing of this offering will depend on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes appearing at the end of this prospectus and the sections of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Securities” sections of this prospectus.

	As of March 31, 2020
	Actual	Pro Forma	Pro Forma As Adjusted

Cash	$21,017	$21,017	$9,584,817
Total indebtedness	4,246,618	142,967	29,000
Stockholders' (Deficiency) Equity:
Preferred stock, $0.00001 par value; 5,000,000 shares authorized;
No shares issued and outstanding on an actual, pro forma and
pro forma as adjusted basis as of March 31, 2020	-	-	-
Common stock, $0.00001 par value; 95,000,000 shares authorized;
3,601,521, 4,775,802 and 6,609,136 shares issued and outstanding on an actual,
pro forma and pro forma as adjusted basis as of March 31, 2020, respectively	36	48	66
Additional paid-in capital	3,368,118	10,370,906	19,687,763
Accumulated deficit [1]	(8,461,515)	(11,191,048)	(11,191,048)
Total Stockholders' (Deficiency) Equity	$(5,093,361)	$(820,094)	$8,496,781
Total Capitalization	$(5,093,361)	$(820,094)	$8,496,781

[1] The pro forma accumulated deficit gives effect to a charge of $2,729,533, which is discussed above and results in a corresponding credit to additional paid-in capital.

DILUTION

If you invest in our securities, your interest will be diluted to the extent of the difference between the public offering price per unit paid by purchasers of units in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after the completion of this offering.

Our historical net tangible book value (deficit) as of March 31, 2020 was $(6,626,087) or $(1.84) per share of common stock. Our historical net tangible book value (deficit) per share represents our total tangible assets less our total liabilities, divided by the shares of common stock outstanding as of March 31, 2020.

Our pro forma net tangible book value (deficit) as of March 31, 2020 was $(2,352,820) or $(0.49) per share of common stock. Our pro forma net tangible book value represents pro forma total tangible assets less pro forma total liabilities and pro forma net tangible book value per share represents pro forma net tangible book value divided by the total number of shares outstanding as of March 31, 2020, each after giving effect to the effect of the conversion, upon the closing of this public offering, of the Senior Notes, as amended, Junior Notes, as amended, Related Party Notes, as amended, and other convertible notes into aggregate of 1,174,281 shares of common stock and warrants to purchase an aggregate of 1,152,762 shares of common stock.

Our pro forma as adjusted net tangible book value represents our pro forma net tangible book value, plus the effect of the following: (i) the sale and issuance of units, each consisting of one share of common stock and one warrant to purchase one share of common stock, pursuant to this public offering at a public offering price of $6.00 per unit, which is the mid-point of the estimated offering price range described on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us; and (ii) the repayment of certain notes payable upon the closing of this public offering. Our pro forma as adjusted net tangible book value as of March 31, 2020 was $6,694,055, or $1.05 per share of common stock. This amount represents an increase in historical net tangible book value of $2.89 per share to existing stockholders and an immediate dilution of $4.95 per share to new investors purchasing units in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per unit	$6.00
Historical net tangible book value (deficit) per share as of March 31, 2020	$(1.84)
Increase in pro forma net tangible book value per share	$1.35
Pro forma net tangible book value (deficit) per share as of March 31, 2020 after giving effect to this offering	$(0.49)
Increase in pro forma as adjusted net tangible book value per share	$1.54
Pro forma as adjusted net tangible book value per share as of March 31, 2020	$1.05
Dilution per share to new investors in this offering	$4.95

The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering to be determined at pricing. A $1.00 increase (decrease) in the assumed public offering price of $6.00 per unit would increase (decrease) the pro forma as adjusted net tangible book value per unit by approximately $0.26, assuming the number of units offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions. Assuming a public offering price of $6.00 per unit, warrants to purchase an additional 1,833,334 shares of our common stock could be exercised which would result in the increase to the pro forma as adjusted net tangible book value per unit by approximately $1.21, assuming the offering amount on the cover page of this prospectus.

The number of shares that will be outstanding after this offering is based on 3,601,521 shares of common stock outstanding as of March 31, 2020, but excludes:

•	all warrants outstanding or issuable in connection with this offering;

•	233,256 shares of our common stock reserved for future issuance under our equity compensation plans;

•	97,856 shares of our common stock issuable upon the exercise of options outstanding as of March 31, 2020 with a weighted average exercise price of $16.65 per share;

•	177,223 shares of our common stock issuable upon the exercise of warrants outstanding as of March 31, 2020 with a weighted average exercise price of $4.95 per share, which such share and exercise price amounts exclude the effect of shares issuable upon the exercise of warrants that are issuable upon closing of the public offering to holders of Senior Notes and Junior Notes; and

•	21,519 shares of our common stock issuable upon the conversion of convertible notes outstanding as of March 31, 2020 with a weighted average conversion price of $4.05 per share, which such share and conversion price amounts exclude the effect of shares issuable upon conversion of the Senior and Junior Notes, which are not currently convertible and whose conversion price is not currently known.

To the extent that warrants are exercised, new options or other securities are issued under our equity incentive plan, or we issue additional shares of common stock or preferred stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

PRICE OF OUR COMMON STOCK

Prior to this offering, shares of our common stock have not been traded on an established public trading market and quotations for shares of our common stock were not reported on any market. As a result, there has been no regular market for shares of our common stock. Although shares of our common stock may have been sporadically traded in private transactions, the prices at which such transactions occurred may not necessarily reflect the price that would be paid for our common stock in an active market. As of August 7, 2020, there were approximately 45 holders of record of our common stock.

We anticipate that this offering and the listing of our common stock on The Nasdaq Capital Market will result in a more active trading market for our common stock. However, we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations for the years ended December 31, 2019 and December 31, 2018, as well as for the quarters ended March 31, 2020 and 2019, and should be read in conjunction with the information included under “Business,” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. The discussion and analysis below are based on comparisons between our historical financial data for different periods and include certain forward-looking statements about our business, operations and financial performance. These forward-looking statements are subject to risks, uncertainties, assumptions and other factors described in “Risk Factors.” Our actual results may differ materially from those expressed in, or implied by, those forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Overview

Kubient, a Delaware corporation, was incorporated in May 2017 to solve some of the most significant problems facing the global digital advertising industry.

Our experienced team of marketing and technology veterans has developed the Audience Cloud, a modular, highly scalable, transparent, cloud-based software platform for real-time trading of digital, programmatic advertising. Our platform’s open marketplace gives both advertisers (ad space buyers) and publishers (ad space sellers) the ability to use machine learning in the most critical parts of any programmatic advertising inventory auction, while simultaneously and significantly reducing those advertisers and publishers’ exposure to fraud, even in a pre-bid environment.

By becoming a one stop shop for advertisers and publishers, providing them with the technology to deliver meaningful messages to their target audience, all in one place, on a single platform that is computationally efficient, transparent, and as safely fraud-free as possible, we believe that our platform (and the application of its machine learning algorithms) leads to increased publisher revenue, lower advertiser cost, reduced latency and increased economic transparency during the advertising auction process.

COVID-19

The Company’s financial condition and results of operations for the fiscal year 2020 is very likely to be adversely affected by the recent COVID-19 pandemic. The Company is currently following the recommendations of local health authorities in New York to minimize exposure risk for its employees and visitors. However, the scale and scope of this pandemic remains unknown, and the duration of the business disruption and related financial impact cannot be reasonably estimated at this time. While the Company is currently implementing specific business continuity plans to reduce the potential impact of COVID-19, the Company, has, as of the date of this prospectus, suffered a negative impact during the second quarter of 2020, with the most noticeable impact on our advertising impression volumes occurring in April, falling by almost 80%. We believe the reduction in April advertising impression volumes was driven by our customer’s advertising budgets being reduced due to the effects of COVID-19 on their respective businesses. With that said, impressions have not decreased further since April. In the third quarter of 2020, the Company has begun to see a slow return of those advertising budgets to its current customer base and, as a result, the Company expects an increase in advertising impression volumes by the beginning of the fourth quarter of 2020. There can be no assurances that the Company’s advertising impression volumes will return to pre-COVID-19 levels.

In addition, a report from the World Advertising Research Center (WARC) showed that global marketing budgets for digital advertising in April fell for the first time since WARC started tracking advertising spend in 2012. A lack of demand for media buys has also made ad spots less expensive, according to WARC data. For example, the cost of digital video ads was forecast to go up by 6.7% globally by media audit company ECI Media Management, but after taking into account the effects of COVID-19 on the advertising industry, the cost of digital video ads is only likely to increase by 1.3%, per WARC.

A lack of global demand from digital advertisers has also resulted in less value being placed upon Kubient’s publisher customers’ inventory. This lack of demand for digital media buys has led to a decrease in impressions served by Kubient on our publisher customers’ inventory. However, the Company’s publisher customers are trying to maintain their pre-COVID-19 advertising revenues, despite the lower demand for digital advertising globally. As such, the Company has taken a number of steps to maintain good business relationships with certain of its publisher customers. First, the Company has reduced its own profit margins in order to lower the closing price for certain of its advertiser customers, while keeping the Company’s publisher customers’ price level at a rate that will allow the publishers to meet their revenue goals. Second, in addition to reducing its own profit margin for certain customers, the Company has entered into negotiations for extended payment terms to be offered to these customers, which may lead to delays in the Company’s ability to collect its outstanding accounts receivables.

Further, the COVID-19 pandemic and resulting economic recession have resulted in advertisers and agencies expressing a reluctance to test new vendors. This will potentially increase the sales cycle for new advertisers and their agencies and could have a negative impact on the Company’s projected revenue and timelines for the launch of new products. For example, KAI was anticipated to be released as a stand-alone enterprise product in the second quarter of 2020, but the full release of KAI as a stand-alone enterprise product has now been delayed to the third quarter of 2020.

As the scale and scope of COVID-19 remains unknown, and the duration of the financial impact of the pandemic on the Company cannot be reasonably estimated at this time. The COVID-19 pandemic could have a long-term impact on the Company’s customers during and after 2020 which could reduce their demand for Company products. The extent to which COVID-19 or any other health epidemic may impact the Company’s results for 2020 and beyond will depend on future developments that could be outside the Company’s control, and which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the overall economic impact of the COVID-19 pandemic. Accordingly, COVID-19 could have a material adverse effect on the Company’s business, results of operations, financial condition and prospects during the remainder of 2020 and beyond.

In direct response to the uncertainties arising from the COVID-19 pandemic on the Company’s operations, on April 30, 2020, the Company’s board of directors approved an employee salary reduction program, whereby the Company can issue shares of its common stock in lieu of salaries to employees. The value of such an equity award under the employee salary reduction program shall be equivalent to 150% of the cash compensation that otherwise would have been payable, based on the market value of the Company’s common stock on the date of issuance. As of August 7, 2020, no shares of common stock have been issued under the Company’s employee salary reduction program. However, the program has provided the Company additional liquidity of approximately $200,000 in deferred salaries, for which the Company intends to issue common stock with a fair value of 150% of such deferred salary, or approximately $300,000, upon termination of the employee salary reduction program. It is the present intent of the Company to terminate its employee salary reduction program shortly after the closing of the Company’s initial public offering.

Bridge Financing

Senior Notes

In three separate closings dated April 26, May 23, and June 28, 2019, the Company sold 25 units of its securities for gross proceeds of $2,500,000, with each unit priced at $100,000 (each, a “Unit” and, collectively, the “Units”). Each Unit sold in the offering consisted of (i) a 5% Senior Secured Convertible Promissory Note in the principal amount of $110,000, reflecting an Original Issue Discount of 10% of the Company that is convertible into shares of the Company’s common stock (the “Senior Notes”), and (ii) a five-year warrant to purchase a number of shares of the Company’s common stock equal to the quotient obtained by dividing $110,000 by the Conversion Price (as defined in the Senior Notes) at an exercise price equal to 120% of the Conversion Price. Under certain circumstances, such as a Qualified IPO (as defined in the Senior Notes and which the Offering would qualify), the conversion of the foregoing Senior Notes will be for the same securities issued in the Qualified IPO which could be a combination of warrants and shares of the Company’s common stock. After the expiration of a period of no less than 180 days following the effective date of this offering, holders of Units shall have one demand registration right, if Rule 144 under the Securities Act is not then available, and unlimited piggyback registration rights with respect to the shares of common stock underlying the securities that make up the Units. It is contemplated that holders of Senior Notes will execute lock up agreements pursuant to which they will agree not to sell or otherwise transfer common stock of the Company or securities convertible or exercisable into common stock of the Company, without the consent of the underwriters, for a period of 180 days following the date of this prospectus.

There were cash debt issuance costs of $372,599. In addition, Joseph Gunnar & Co., LLC, who acted as the Company’s placement agent for this transaction, is entitled to receive warrants to purchase shares of common stock in connection with this private offering. See “Underwriting – Placement Agent Warrants.”

Junior Notes

In two separate closings dated October 11 and November 6, 2019, the Company sold 11.05 units of its securities for gross proceeds of $1,105,000, with each unit priced at $100,000 (each, a “Subordinated Unit” and, collectively, the “Subordinated Units”). Each Subordinated Unit sold in the offering consisted of (i) a 5% Subordinated Convertible Promissory Note in the principal amount of $110,000, reflecting an Original Issue Discount of 10% of the Company that is convertible into shares of the Company’s common stock (the “Junior Notes”) and (ii) a five-year warrant to purchase a number of shares of the Company’s common stock equal to the quotient obtained by dividing $110,000 by the Conversion Price (as defined in the Junior Notes) at an exercise price equal to 120% of the Conversion Price. Under certain circumstances, such as a Qualified IPO (as defined in the Junior Notes and which the Offering would qualify), the conversion of the foregoing Junior Notes will be for the same securities issued in the Qualified IPO which could be a combination of warrants and shares of the Company’s common stock. After the expiration of a period of no less than 180 days following the effective date of this offering, holders of Subordinated Units shall have one demand registration right, if Rule 144 under the Securities Act is not then available, and unlimited piggyback registration rights with respect to the shares of common stock underlying the securities that make up the Subordinated Units. In connection with their purchase of Junior Notes, holders have agreed to certain market stand-off provisions pursuant to which they have agreed not to sell or otherwise transfer common stock of the Company or securities convertible or exercisable into common stock of the Company, without the consent of the underwriters, for a period of 180 days following the date of this prospectus.

There were cash debt issuance costs of $238,985. In addition, Joseph Gunnar & Co. LLC, who acted as the Company’s placement agent for this transaction, is entitled to receive warrants to purchase shares of common stock in connection with this private offering. See “Underwriting – Placement Agent Warrants.”

Automatic Conversion of Senior Notes and Junior Notes Upon Closing of IPO

Upon the closing of the Company’s public offering, the Senior Notes and Junior Notes automatically convert into common stock and warrants at a conversion price of equal to a 30% discount to the public offering price per unit. Based upon an assumed conversion price of $4.20 per unit (which is a 30% discount to the $6.00 mid-point of the estimated offering price range per unit described on the cover of this prospectus), the Senior Notes and Junior Notes are convertible into an aggregate of 1,065,102 shares of common stock and warrants to purchase an aggregate of 1,065,102 shares of common stock (aggregate principal balance of $3,513,651 (which is net of debt discount of $812,349 (which is comprised of the debt discount balance of $451,849 as of March 31, 2020 plus an additional debt discount of $360,500 resulting from amendments to the Senior Notes and Junior Notes to increase their principal amounts in the form of an original issue discount)) and aggregate accrued interest of $147,435 as of March 31, 2020). Upon conversion of the Senior Notes and Junior Notes, based on the balances as of March 31, 2020, the Company expects to recognize expense of $2,729,533 associated with the recognition of a beneficial conversion feature of $1,917,184 and unamortized debt discount of $812,349. There can be no assurance that the Company will complete its public offering. In the event the public offering is not completed, the Senior Notes and Junior Notes will not automatically convert into equity.

Components of Our Results of Operations

Net Revenues

Kubient provides a service to its customers by providing its platform to connect advertisers and publishers as well as to analyze customers’ data for potential ad fraud. For these services, we earn net revenue, which is the spread between what we collect from advertisers, who want to run an ad campaign, and what we pay to publishers, who want to sell their ad space. In addition, during the quarter ended March 31, 2020, we allowed two clients to beta test KAI, our fraud prevention technology powered by machine learning. This testing was invaluable as it provided us an opportunity to stress test our ability to handle large scale, concurrent input of data into our system which is then analyzed using our patent-pending proprietary machine learning technology. We were able to successfully ingest hundreds of millions of rows of data in real-time and provide our clients the ability to prevent the purchase of non-human or fraudulent advertising traffic. We were able to gather a tremendous amount of data from these two beta test clients which will lead to additional improvements to our technology. While KAI was monetized in the first quarter during beta testing, it is expected to deploy as a commercially available stand-alone enterprise product in the third quarter of 2020.

Technology

Technology expenses consists costs associated with the development and operation of our technology platform, including compensation expenses related to our technology personnel (including salaries, commissions, bonuses, stock-based compensation and taxes), fees for independent contractors, computer hosting and technology-related subscription costs, and amortization expense of our intangible assets.

General and Administrative

General and administrative expenses consists primarily of compensation expenses related to our executive, finance and administrative personnel (including salaries, commissions, bonuses, stock-based compensation and taxes), professional fees, selling and marketing fees, rent expense, general and administrative related subscription costs fees for independent contractors and bad debt expense.

Results of Operations

Three Months Ended March 31, 2020 Compared With Three Months Ended March 31, 2019

The following table presents the results of operations for the three months ended March 31, 2020 and 2019:

	For the Three Months Ended
	March 31,
	2020	2019
Net Revenues	$1,381,913	$56,806

Operating Expenses:
Technology	480,401	372,951
General and administrative	663,926	132,607

Total Operating Expenses	1,144,327	505,558

Income (Loss) From Operations	237,586	(448,752)

Other (Expense) Income:
Interest expense	(432,812)	(16,436)
Interest expense - related parties	(100,914)	-
Gain on forgiveness of accounts payable - supplier	236,248	-
Other income	1,794	244

Total Other Expense	(295,684)	(16,192)

Net Loss	$(58,098)	$(464,944)

Net Revenues

For the three months ended March 31, 2020, net revenues increased by $1,325,107, or 2,333%, to $1,381,913 from $56,806 for the three months ended March 31, 2019. The increase was primarily due to approximately $1,300,000 of revenue generated in connection with beta testing of KAI, our fraud detection service, which commenced during the 2020 period. We do not expect to generate future revenue from our beta testing of KAI. That being said, we do expect that revenues will increase, in part, based upon customers adopting our KAI product in the future, however, we cannot provide any assurance of this.

Technology

For the three months ended March 31, 2020, technology expenses increased by $107,450, or 29%, to $480,401 from $372,951 for the three months ended March 31, 2019. The increase is primarily due to an increase of approximately $51,000 in amortization expense of our intangible assets, increased computer hosting and subscription costs of approximately $51,000, and an increase of approximately $23,000 of compensation expenses resulting from an increase in headcount (6 employees at March 31, 2020 versus 5 employees at March 31, 2019), all partially offset by a decrease of approximately $23,000 of independent contractor and consulting fees in 2020.

General and Administrative

For the three months ended March 31, 2020, general and administrative expenses increased by $531,319, or 401%, to $663,926 from $132,607 for the three months ended March 31, 2019. The increase is primarily due to increased legal, consulting and audit fees of approximately $248,000 associated with work performed in connection with our public filings, an increase of approximately $144,000 of compensation expenses resulting from an increase in headcount (6 employees at March 31, 2020 versus 2 employees at March 31, 2019), an increase of approximately $46,000 of board of directors compensation expenses due to their appointment to our board in late 2019 and an increase of approximately $42,000 of rent expenses.

Other Expense

For the three months ended March 31, 2020, other expense increased by $279,472, or 1,726%, to $295,684 from $16,192 for the three months ended March 31, 2019. The increase is primarily due to an increase of interest expense of approximately $517,000 (including an increase in non-cash amortization of debt discount and debt issuance costs of approximately $456,000) associated with notes payable issued subsequent to March 31, 2019, partially offset a gain on forgiveness of accounts payable of approximately $236,000 in 2020.

Year Ended December 31, 2019 Compared With Year Ended December 31, 2018

The following table presents the results of operations for the years ended December 31, 2019 and 2018:

	For the Years Ended
	December 31,
	2019	2018
Net Revenues	$177,635	$106,422

Operating Expenses:
Technology	1,486,056	2,058,660
General and administrative	2,007,362	1,820,942

Total Operating Expenses	3,493,418	3,879,602

Loss From Operations	(3,315,783)	(3,773,180)

Other Income (Expense):
Gain on forgiveness of accounts payable - supplier	-	66,804
Interest expense	(819,482)	(51,129)
Other income	2,392	28,408

Total Other (Expense) Income	(817,090)	44,083

Net Loss	$(4,132,873)	$(3,729,097)

Net Revenues

For the year ended December 31, 2019, net revenues increased by $71,213, or 67%, to $177,635 from $106,422 for the year ended December 31, 2018. We experienced the loss of a significant customer in 2018 (which was a result of consolidation within the industry wherein our customer was acquired by a larger entity), which was partially offset by net revenue of approximately $91,000 and $104,000 generated from a single customer in 2018 and 2019, respectively.

Technology

For the year ended December 31, 2019, technology expenses decreased by $572,604, or 28%, to $1,486,056 from $2,058,660 for the year ended December 31, 2018. The decrease is primarily due to decreases of approximately $769,000 in non-cash stock-based compensation expense, decreased programming, computer hosting and subscription costs of approximately $29,000, offset by an increase of approximately $208,000 of increased compensation expenses due to an increase in headcount in 2019.

General and Administrative

For the year ended December 31, 2019, general and administrative expenses increased by $186,420, or 9%, to $2,007,362 from $1,820,942 for the year ended December 31, 2018. The increase is primarily due to increased legal, consulting and audit fees of approximately $727,000, increased compensation expenses of $219,000 resulting from an increase in headcount in 2019, an allowance of approximately $200,000 in connection with a deposit, offset by a decrease of approximately $1,060,000 of non-cash stock based compensation expenses in 2019.

Other (Expense) Income

For the year ended December 31, 2019, other (expense) income increased by $861,173, or 1,954%, to expense of $(817,090) from income of $44,083 for the year ended December 31, 2018. The increase is primarily due to an increase of interest expense of approximately $768,000 (including an increase in non-cash amortization of debt discount and debt issuance costs of approximately $701,000) associated with notes payable issued in 2019, a gain on forgiveness of accounts payable of approximately $67,000 in 2018 and a decrease in other income of approximately $26,000 in 2019.

Liquidity and Capital Resources

Liquidity

We measure our liquidity in a number of ways, including the following:

	March 31, 2020	December 31, 2019
Cash	$21,017	$33,785
Working Capital (Deficit)	$(6,467,107)	$(5,413,735)

Subsequent to March 31, 2020, the Company received approximately $327,000 in the form of a loan in connection with the PPP, approximately $79,000 in connection with the EIDL loan, and approximately $310,000 in the form of notes payable from a related party. See Recent Developments for details.

As of March 31, 2020 and as of the date of filing, notes payable with an aggregate principal amount of $133,967 were past due. The Company is in negotiations to either extend the maturity dates of such notes or to settle the amounts due.

Availability of Additional Funds

Based upon our cash and working capital deficiency, we require additional equity and/or debt financing to continue our operations. These conditions indicate that there is substantial doubt about our ability to continue as a going concern within one from the date of this prospectus.

We are currently funding our operations on a month-to-month basis prior to the receipt of the proceeds of this offering. Although we believe that we have access to capital resources, there are currently no commitments in place for new financing at this time and there is no assurance that we will be able to obtain funds on commercially acceptable terms, if at all. If we are unable to obtain adequate funds on reasonable terms, we may be required to significantly curtail or discontinue operations or obtain funds by entering into financing agreements on unattractive terms.

Assuming all 1,833,334 units are sold by us in this offering, we expect that the net proceeds, together with our existing cash and cash equivalents will enable us to fund our operations for at least twelve months. If we are unable to consummate this offering, we may be required to access additional financing, however, there is no assurance that we will be able to obtain funds on commercially acceptable terms, if at all. If we are unable to obtain adequate funds on reasonable terms, we may be required to significantly curtail or discontinue operations or obtain funds by entering into financing agreements on unattractive terms.

Our operating needs include the planned costs to operate our business, including amounts required to fund working capital and capital expenditures. Our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully commercialize our products and services, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product and service offerings. Subsequent to March 31, 2020, we received approximately $327,000 in the form of a loan in connection with the PPP and approximately $310,000 in the form of notes payable from a related party.

Our consolidated financial statements included elsewhere in this registration statement have been prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, which contemplate our continuation as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Three Months Ended March 31, 2020 Compared With Three Months Ended March 31, 2019

Our sources and uses of cash were as follows:

Cash Flows From Operating Activities

We experienced negative cash flows from operating activities for the three months ended March 31, 2020 and positive cash flows from operating activities for the three months ended March 31, 2019 in the amounts of $(166,662) and $20,183, respectively. The net cash used in operating activities for the three months ended March 31, 2020 was primarily a result of cash used to fund a net loss of $58,098, adjusted for net non-cash expenses of $302,981, and $411,545 of net cash used in changes in the levels of operating assets and liabilities. As of March 31, 2020, there was accounts receivable of $534,081, including accounts receivable of $445,317 associated with revenue generated from our beta testing. While we expect to collect these receivables, any failure to collect would have a material effect on our cash flows from operations. The net cash provided by operating activities for the three months ended March 31, 2019 was primarily a result of cash used to fund a net loss $464,944, adjusted for net non-cash expenses of $12,700, and $472,427 of net cash provided by changes in the levels of operating assets and liabilities.

Cash Flows From Investing Activities

Net cash used in investing activities for the three months ended March 31, 2020 was $356,106, which was attributable to purchases of intangible assets, and property and equipment. We did not have any cash flows from investing activities during the three months ended March 31, 2019.

Cash Flows From Financing Activities

We experienced positive cash flows from financing activities for the three months ended March 31, 2020 and negative cash flows from financing activities for the three months ended March 31, 2019 in the amounts of $510,000 and $(27,369), respectively. During the three months ended March 31, 2020, $525,000 of proceeds were received from debt financings, partially offset by $15,000 used for payment of deferred offering costs. During the three months ended March 31, 2019, $27,369 was used for repayments of notes payable.

Year Ended December 31, 2019 Compared With Year Ended December 31, 2018

Our sources and uses of cash were as follows:

Cash Flows From Operating Activities

We experienced negative cash flows from operating activities for the years ended December 31, 2019 and 2018 in the amounts of $(2,692,400) and $(1,193,347), respectively. The net cash used in operating activities for the year ended December 31, 2019 was primarily a result of cash used to fund a net loss of $4,132,873, adjusted for net non-cash expenses of $945,636, and $494,837 of net cash provided by changes in the levels of operating assets and liabilities. Our cash flows from operating activities include collections of our accounts receivable. The net cash used in operating activities for the year ended December 31, 2018 was primarily a result of cash used to fund a net loss $3,729,097, adjusted for net non-cash expenses of $1,879,387, and $656,363 of net cash provided by changes in the levels of operating assets and liabilities.

Cash Flows From Investing Activities

Net cash used in investing activities for the year ended December 31, 2019 was $105,013, which was attributable to aggregate purchases of intangible assets, property and equipment of $105,013 as well as an advance to a related party in the amount of $75,000 and the subsequent repayment of the same advance. We did not have any cash flows from investing activities during the year ended December 31, 2018.

Cash Flows From Financing Activities

We experienced positive cash flows from financing activities for the years ended December 31, 2019 and 2018 in the amounts of $2,823,680 and $1,191,762, respectively. During the year ended December 31, 2019, $2,880,047 of net proceeds were from debt financings and other borrowings (net of repayments) and $56,367 was used for payment of deferred offering costs. During the year ended December 31, 2018, $439,394 of net proceeds were from debt financings and other borrowings (net of repayments) and $752,368 of proceeds were from equity financings.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any relationships with any organizations or financial partnerships, such as structured finance or special purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Significant Accounting Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements as well as the reported expenses during the reporting periods. The accounting estimates that require our most significant, difficult, and subjective judgments have an impact on revenue recognition, the determination of share-based compensation, and financial instruments. We evaluate our estimates and judgments on an ongoing basis. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are more fully described in our financial statements (Note 3 in our financial statements for the years ended December 31, 2019 and 2018 and Note 3 in our financial statements for the three months ended March 31, 2020 and 2019) included elsewhere in this registration statement.

Recently Issued Accounting Standards

Our analysis of recently issued accounting standards are more fully described in our financial statements (Note 3 in our audited consolidated financial statements for the years ended December 31, 2019 and 2018 and Note 3 in our condensed consolidated financial statements for the three months ended March 31, 2020 and 2019) included elsewhere in this registration statement.

BUSINESS

Kubient, a Delaware corporation, was incorporated in May 2017 to solve some of the most significant problems facing the global digital advertising industry.

Our experienced team of marketing and technology veterans has developed the Audience Cloud, a modular, highly scalable, transparent, cloud-based software platform for real-time trading of digital, programmatic advertising. Our platform’s open marketplace gives both advertisers (ad space buyers) and publishers (ad space sellers) the ability to use machine learning in the most critical parts of any programmatic advertising inventory auction, while simultaneously and significantly reducing those advertisers and publishers’ exposure to fraud, even in a pre-bid environment.

By becoming a one stop shop for advertisers and publishers, providing them with the technology to deliver meaningful messages to their target audience, all in one place, on a single platform that is computationally efficient, transparent, and as safely fraud-free as possible, we believe that our platform (and the application of its machine learning algorithms) leads to increased publisher revenue, lower advertiser cost, reduced latency and increased economic transparency during the advertising auction process.

Furthermore, we believe that our technology allows advertisers to reach entire audiences rather than buying single impressions from disparate sources. We call this approach Audience-Based Marketing. Combining this approach with our proprietary solutions for fraud prevention and the reduction of latency in auctions, we are confident that we are poised to alter the status quo as the next generation of the industry’s advertising inventory auction infrastructure.

What We Do: Audience-Based Marketing on Our Full Stack Platform

Our Audience Cloud’s platform enables advertisers and publishers to transact directly between each other on an open, end to end real-time bidding platform for programmatic digital advertising. The advertising inventory on our platform is available in any channel: desktop, mobile, digital out-of-home, and connected devices; and in any format: video, display, audio, and native. Indeed, we believe our single, fully integrated audience platform provides a comprehensive, fraud-minimized, transparent, independent advertising marketplace that facilitates intelligent decision-making, and automated transaction execution for the programmatic advertising industry. We optimize the liquidity and effectiveness of the advertising supply chain, increasing revenue for publishers and improving return on investment for advertisers.

Our platform offers a machine learning-powered fraud prevention solution, extremely low latency times and an audience management platform which provides omni-channel access into all advertising channels, inventory and ad formats. Thanks to our management and development teams’ deep experience with artificial intelligence applications, our platform is constantly self-optimizing, using our software’s ability to analyze and learn from vast volumes of data. We are confident that the additional data we obtain from the volume of transactions on our platform helps to make our machine-learning algorithms more intelligent over time.

Advertising is sometimes defined as the transfer of a message from one party to another for the purpose of education, motivation or suggestion. Advertisers who pay to send a message, should be confident that it arrives to the individual it was intended for and delivers its expected outcome. Our solution consistently ensures this is the case, by verifying each and every message and intended audience. As a result, we believe that we process, analyze and connect billions of audience participants and devices faster and more efficiently than the industry standard.

Digital Advertising Fraud Solution: Machine Learning Combined with Artificial Intelligence

Thanks to advances in technology, the advertising inventory that is bought and sold in these real time auctions during the bid stream is customized to each individual viewer. This viewer customization is often called programmatic advertising, a new form of advertising where advertisers are able to specifically target their preferred audiences and demographics (rather than placing ads in generic public forums such as billboards or during live events, in hopes that the coveted audience or demographic sees the ad). According to eMarketer, programmatic digital advertising is one of the fastest growing sectors in the advertising industry, which is expected to reach $517 billion by 2023; rising from $283 billion in 2018. Digital programmatic advertising’s reach includes channels such as online, mobile browsing, in-app, text messages, “out of home” video advertising (in locations such as gas stations and airports) and digital or internet television services. The explosive growth of programmatic digital advertising has created unique challenges for advertisers and publishers that want to connect and engage their audiences. One of the primary challenges facing the digital advertising industry is that, like the meteoric growth of digital advertising itself, fraud is also growing rapidly. According to Forrester Research, digital advertising cost advertisers $42 billion dollars in 2019, which is a 21% increase from 2018. Despite attempts by advertisers and publishers to prevent fraud and conduct quality assurance checks, both Forrester Research and Juniper Research estimates that the losses experienced by advertisers will more than double to $100 billion in 2023, with advertisers losing an estimated 25% of every dollar spent due to fraud.

Digital advertising fraud occurs when an ad is displayed to a fake website or Bot in an effort to falsely inflate web traffic numbers, rather than being displayed to a legitimate web site to be viewed by a human being. An advertiser that pays for an ad that is displayed to a Bot has wasted the budget spent for the placement of that ad, as it is human beings that might spend money on the product or service being advertised, as opposed to a Bot. Thus, brands and advertisers that cannot prevent their ads being shown to Bots become victims to the billions of dollars lost to ad fraud annually, as calculated by Juniper Research and Forrester Consulting.

We believe that digital advertising fraud is further exacerbated by the fact that our industry is increasingly fragmented. The most popular solutions that have emerged in the marketplace for selling digital advertising are not connected to the solutions used by industry participants for purchases of digital advertising. In other words, advertisers use DSPs to purchase digital advertising, whereas publishers use completely different platforms called SSPs to sell advertising space to those advertisers. Therefore, advertisers may not know who is selling them advertising inventory, and publishers may not know who is purchasing such inventory. With the two sides of any auction not connected, and likely not communicating with each other across different platforms, it is difficult to assign responsibility to tracking down fraud after an ad sale has already occurred. We have created a marketplace where advertisers and publishers can interact directly. This layer of direct transparency allows advertisers to more efficiently identify ad fraud, and to ensure that they are only buying advertising space that delivers the expected value of a particular campaign. Furthermore, fraud prevention is also fragmented as a result of advertisers and publishers using different platforms to conduct digital advertising auctions. Indeed, many DSPs and SSPs do not even have built-in fraud prevention solutions, instead relying on third parties to identify ad fraud after an ad is displayed. Our internally-developed fraud prevention solution is native to our platform and detects fraud before the digital advertising auction is concluded.

As a result of the fragmented, complex and inefficient infrastructure currently in use for programmatic advertising, fraud is rampant in the digital advertising marketplace. Bad actors’ use of fake websites and Bots to sell advertising space costs advertisers billions of dollars a year. A large part of the reason that widespread fraud runs rampant in the digital advertising industry is that current machine learning and fraud prevention solutions in our industry can only identify such fraud after an ad purchase has already occurred. We believe it is much harder to stop fraud when trying to catch perpetrators after the fraud has already occurred because the fraudsters have the ability to completely change the fingerprint of the Bot, which allows it to reenter the ecosystem and commit fraud again.

We believe it is more effective to stop fraud before it occurs than trying to catch perpetrators after the fraud has already occurred. Thus, we have developed what we believe to be the first machine learning technology that can detect fraud within the 300-millisecond window known as the “bid stream” prior to ad purchases. Our platform’s fraud detection solution, called Kubient Artificial Intelligence (“KAI”) is our patent-pending proprietary technology that uses artificial intelligence to analyze live advertising bid stream data to detect potential ad fraud, a major issue within the digital advertising ecosystem. KAI’s proprietary technology allows all advertisers to make better-informed, real-time decisions within this brief window of time by identifying potentially fraudulent activity in real-time. KAI is trained using different statistical and machine learning algorithms and is capable of detecting various types of fraud, including user fraud, device fraud, content fraud and heuristic fraud. KAI analyzes 100% of real-time programmatic data and industry-specific information to determine patterns and data points consistent with fraudulent activity, helping advertisers maximize return on ad spend and protecting publishers. KAI can be fully integrated into Kubient’s Audience Cloud marketplace, or alternatively, can be deployed as a standalone application or enterprise solution on third party real time bidding platforms. See “Customers and Revenues” below for a description of the successful beta testing of KAI that occurred during the quarter ended March 31, 2020.

Latency Solution: Machine Learning

We believe that our platform allows us to process digital advertising auctions faster than the competition. Faster auctions ensure that ad campaigns create more impressions that are seen by consumers, as consumers are less likely to become frustrated by slowly loading websites or apps (which normally results in consumers leaving such websites or apps before the ad is displayed).

To substantially reduce and minimize latency issues across our fully integrated open marketplace, we use a highly-specialized programming language originally designed to be used in extremely fast (but highly dependable) digital telephone communications switches, as well as quant-based speed trading of securities on Wall Street. In addition, our platform’s proprietary machine-learning algorithms, sophisticated data processing, high volume storage, detailed analytics capabilities, and a distributed infrastructure that supercharges our bidding process and helps our customers place, and win, more bids for advertising space. We believe we are transforming the digital advertising industry by analyzing billions of data points in record real time speed to enable our solution to make complex decisions in milliseconds, and to execute over 1 million queries per second, billions of transactions per week and trillions of bid requests per month.

Additional Platform Functionalities

Not only do we believe our platform works faster, more efficiently and more safely in terms of fraud than our competition, we also believe that it provides added functionality over our competitors, such as real time reporting of ad sales, and an open audience marketplace which enables publishers, including websites, mobile applications, video and other digital media properties, to connect their advertising inventory more efficiently and effectively to buyers across the entire advertising ecosystem, including brands, DSPs, ad networks and advertising agencies.

In addition, our platform’s functionality allows us to quickly adapt to emerging media channels that might have been previously overlooked by the digital marketing ecosystem. For example, outdoor advertising, often referred to as out of home media, such as billboards, bus-stop shelters, public elevators, airport monitors and gas station pump placards, has not traditionally been connected to digital advertising sources. However, these traditional forms of out of home media are increasingly being converted to digital signage. Unlike their traditional out of home counterparts, these updated digital signs, often referred to as digital out of home (“DOOH”) media, can display programmatic advertising, such that all of the advantages of our Audience Cloud can be applied to this rapidly proliferating media channel. By allowing brands, DSPs, ad networks, advertising agencies and brands to bid on DOOH publishers’ inventory in real-time, just as if DOOH screens were video screens on a desktop computer or mobile device, our Audience Cloud will allow advertisers to scale campaigns across new and thriving media channels, thereby maximizing inventory fill rates and increasing the audiences that advertisers may target by digital means.

Intellectual Property

We have filed two provisional patents, one relating to our inventory and decision management system that allows DOOH media buying agencies to purchase ads on our programmatic and real-time-bidding marketplace, and one relating to our KAI real time, digital advertising fraud prevention solution.

Customers and Revenue

We provide our customers with a platform to connect advertisers and publishers. Generally, our revenue generation process begins with publishers. When a publisher aims to fill the available advertising space on its website or app, we typically enter into a twelve month master service agreement allowing the publisher to sell advertising inventory through our platform. Once the publisher executes our master service agreement and is accepted onto our platform, the publisher is allowed to electronically communicate with our platform through its ad server, in order to provide us information about the publisher’s advertising inventory, user base, minimum sale prices and other data signals, as applicable. We also enter into master service agreements to allow third-party exchanges that aggregate publishers’ available advertising inventory to sell such inventory on our platform. As we believe fee transparency is a key element to the success of our platform, we never buy advertising inventory in order to resell it to our customers for a profit. Instead, we earn a mark-up, which is the spread between what we collect from advertisers and what we remit to publishers. We only pay for inventory when an advertiser is connected to a publisher and an impression is successfully delivered. We sometimes refer to the amount we pay publishers for inventory upon the delivery of an impression as “cost pay.” As described further below, cost pay is generally lower than what advertisers ultimately spend to have their ad impression delivered on a publisher’s website or app.

We also typically enter into twelve month master service agreements with advertisers that wish to purchase advertising inventory, either on our platform or through their DSP. Our proprietary algorithms use the industry information available (from advertisers, publishers, third parties and our own internal database) to automatically target and bid on publishers’ inventory to meet an advertiser’s campaign objective. We generate revenue from advertisers by charging them fees on a sliding scale based on a percentage of their spend on advertising purchased through our platform, the total of which we sometimes refer to as “gross spend.”

Thanks to the speed of our platform, the matching of publisher and advertiser occurs in fractions of a second, within the short time frame of the bidstream. We recognize revenue upon the completion of each matching transaction, at the moment when an impression has been delivered to the consumer viewing a website or application. We generally bill and collect the full purchase price of impressions from advertisers, unless the advertiser pays through its DSP, in which case the DSP is the entity that pays our fees. In either case, our gross revenue from each impression is equal to gross spend minus cost pay.

We consider our customers to be those that generate revenue during the period and is a mix of direct publishers, third-party exchanges that aggregate both publishers’ available advertising inventory and advertising budgets, along with direct advertisers and advertising agencies. Further, the Company’s definition of “customer” encompasses advertisers that purchased even a single impression on the Company's platform during the period, not just advertisers that signed a twelve month master service agreement.

We believe that growth of the programmatic advertising market is important for our ability to continually grow our business. Adoption of programmatic advertising by advertisers allows us to acquire new customers and grow revenue from existing customers. We also believe that current industry trends will lead more advertisers to seek out a better fraud prevention solution to protect their advertising budgets, such as the one offered on our platform.

Similarly, we believe that the adoption of programmatic advertising by unique advertising inventory owners, such as digital out of home content providers for which we have developed a unique solution, will allow us to expand the volume and type of advertising inventory that we present to advertisers using our platform.

During the quarter ended March 31, 2020, we allowed two large enterprise clients to beta test KAI in a live isolated environment. Kubient was able to successfully ingest hundreds of millions of rows of data in real-time and provide our clients the ability to prevent the purchase of non-human or fraudulent advertising traffic. The results from the two beta clients indicated that KAI was identifying and preventing approximately 300% more digital ad fraud then the clients’ current partners. The large volume of data ingested helped to improve our proprietary algorithms including the supervised and unsupervised version. This was invaluable as it provided us an opportunity to stress test our ability to handle large scale, concurrent input of data into our system which is then analyzed using our patent-pending proprietary machine learning technology. While KAI was monetized in the first quarter of 2020, we are currently determining the best pricing model based on SMB and enterprise client usage and expect KAI to be widely adopted as a standalone enterprise product in the third fiscal quarter of 2020.

Our net revenue was $177,635 for the year ended December 31, 2019 was generated from 49 customers, and our net revenue was $1,381,913 for the quarter ended March 31, 2020 was generated from 34 customers. The increase in net revenue was primarily due to approximately $1,300,000 of revenue generated in connection with beta testing of KAI, our fraud detection service, which commenced during this quarter. Our net loss was $4,132,873 for the year ended December 31, 2019. Our net loss was $58,098 for the quarter ended March 31, 2020. Based on the growth strategy set forth below, we contemplate that our revenues will continue to increase for 2020 and beyond and will also continue to become less concentrated among a small number of customers.

Key Customer Contracts

The Associated Press

Effective February 5, 2020, the Company entered into a Master Services Agreement (the “AP Agreement”) with The Associated Press whereby the Company agreed to provide advertising and related business revenue consultation services to The Associated Press. In consideration for the services provided, commencing on March 1, 2020 and effective for a period of one year (subject to certain carve-outs), the Company is entitled to certain revenue share amounts in connection with The Associated Press’s consumer offerings outlined in the AP Agreement.

During the three months ended March 31, 2020, the Company recognized revenue of $85,000 in connection with the AP Agreement.

Sphere Digital

Effective June 1, 2018, the Company entered into a License Agreement (the “Sphere Agreement”) with Sphere Digital, LLC, whereby the Company agreed to license use of its proprietary, programmatic advertising platform to Sphere Digital, LLC for a monthly fee of $20,000, plus $400 per hour for any customizations on the platform carried out by the Company pursuant to a Master Services Agreement executed by the Company and Sphere Digital, LLC also on June 1, 2018. The Sphere Agreement’s term is for six months, which term automatically renews for an additional six months. The Sphere Agreement was terminated by the Company on November 1, 2019.

Growth Strategy

Organic Growth

The key elements of our long-term growth strategy are as follows:

●	Enhancing our existing auction technology to improve adoption among publishers and advertisers, which we expect will increase our revenue.

●	Further developing our fraud prevention system, which is powered by our proprietary KAI machine learning technology, which we are expecting to be widely incorporated into our service offerings in the third fiscal quarter of 2020.

●	Growing our customer base by increasing our salesforce to engage brands, agencies, website owners, app owners and other connected device owners, to facilitate marketplace participation. This will allow us to reach more audiences and garner larger budgets, growing our revenue and building long lasting customer relationships.

●	Launching and scaling our reach with advertisers by introducing real-time auctions into a previously static corners of the marketplace, such as digital out of home channels, allowing for video advertising at gas stations, hotels and airports.

●	Further developing our Audience Cloud platform to improve omni-channel relevance, and personalization at scale.

●	Further diversifying both our products and revenue streams to include stand-alone applications that address advertisers’ business needs, such as KAI for real time fraud prevention, first party data hosting, and audience targeting solutions.

●	Increasing our global footprint across the globe, especially in Latin America, Asia-Pacific, Europe, the Middle East and Africa.

M &A Growth

In addition to the long-term, organic growth discussed above, we intend to opportunistically acquire companies that expand our core technologies and introduce the Company to potential new client bases that are potentially accretive to the Company’s future earnings.

Industry Overview

Most consumers are unaware that when they browse a webpage, watch a video on the internet, use a mobile app or watch an internet-connected TV, there is often a behind-the-scenes auction for the purchase and sale of digital advertising space as the consumer’s desired content loads. In such auctions, advertisers (i.e., ad space buyers, such as sporting goods or consumer products manufacturers) purchase advertising space from publishers (i.e., ad space sellers, such as mobile app developers or website operators). Advertisers bid on each impression and if the bid is won, the ad is displayed on the publisher’s website or app being viewed by the consumer.

As the technology behind these auctions began to develop, traditional methods of digital advertising were used, where manual negotiations conducted by human brokers played a vital role in deciding the prices of digital advertising inventory to be bought and sold. Similarly, human brokers sought to place ad inventory in the digital equivalents of traditional public forums such as billboard-like banner ads or during digitally-broadcast sporting events, in hopes that the largest audience possible might see an ad.

However, in recent years, the technology behind these auctions has changed dramatically. Now, “real time bidding” has become an automated process that enables the buying and selling of individual impressions for each digital ad in milliseconds. In the blink of an eye, real time digital auctions determine what ad will display, where the ad will be displayed and what price the advertiser has to pay to the publisher for displaying the ad. The real time auction process is currently in the process of completely replacing the role of a human broker, by automating the buying and selling of ad space in a 300 millisecond window called the “bid stream.”

Another significant challenge facing participants in the digital marketing industry is the problem of latency, or loading wait times. Existing participants in the digital advertising marketplace have invested billions of dollars in large and cumbersome system infrastructures that are costly and slow by today’s standards. Their outdated infrastructure has caused hundreds of companies to provide a patchwork of solutions to address the slow and costly nature of the current digital advertising infrastructure that we believe are ineffective when compared with our solution. As a result of this patchwork of solutions, we believe the digital advertising marketplace has become complex and inefficient, with relatively long delays before an ad is displayed becoming commonplace. These delays often result in a user leaving a website or smartphone app before the advertiser’s content loads. If the user does not view the ad which the advertiser paid to place on the publisher’s website or app, then the advertiser has wasted the budget spent for the placement of that ad.

The problem of ineffective digital advertising has created large-scale lost revenue in our industry. For example, Proctor and Gamble, Inc. announced that it reduced its digital advertising spend by approximately $200 million in 2017 due to issues caused by ineffective ads and digital safety. Furthermore, Proctor and Gamble, Inc.’s Chief Brand Officer, Marc Pritchard has stated that he believes the digital media industry needs to move beyond “endless retrofitting and clean-up” to instead create a “new media supply chain” focused on quality, civility, transparency, privacy and control.

Industry Alliances

Given the developmental stage of digital advertising, industry practices are rapidly evolving. We are participating members of the Trustworthy Accountability Group (“T.A.G.”). T.A.G is a Who’s Who of trusted partners for any company involved in digital advertising, and creating a protected system of supply chain participants and other advertising technology companies that demonstrate their commitment to higher standards of transparency and disclosure to their partners.

We are active members of the AdClub of NY and also participate in a wide range of Interactive Advertising Bureau (“IAB”) committees, councils and working groups, as well as other industry groups such as the Forbes Agency Council that are focused on establishing best practices for the digital advertising industry.

Competition

We derive our revenue from the digital advertising market, which is rapidly evolving, highly competitive, complex and fragmented. We currently compete for advertising spend with large, well-established companies as well as smaller, privately-held companies. Some of our larger competitors with more resources may be better positioned to execute on advertising campaigns conducted over multiple channels such as social media, mobile and video, yet we provide unique channels not found in the digital advertising market typically, such as the true programmatic DOOH auctions we perform. We believe that this, coupled with our other capabilities, will allow us to keep step with the larger competitors in the short term and surpass them in the long term.

While the majority of the market is dominated by two companies, Facebook and Google, we do not consider them to be our competitors. Our growth is focused in the rest of the available market and there are many companies who compete with us for that share. The Trade Desk is one of our fastest growing competitors for brand and advertiser budgets with a solid foundation and strong cash flow and client base. Their product known as a Demand Side Platform competes with our own Demand Side Platform however we believe our platform has key advantages, such as built in proprietary fraud prevention, direct publisher connections, a Supply Side Platform and a centralized auction hub. These advantages, in our opinion, provide us with more leverage when approaching advertisers and requesting budget. There are other platforms and exchanges that can be considered a competitor to one or more of our products as well.

A substantial majority of our competitors are significantly larger than we are and have more capital to invest in their businesses however they operate on technology we consider to be outdated and inferior to our newer more agile technology. Competitors could also seek to gain market share by reducing the prices they charge to advertisers, introducing products and solutions that are similar to ours or introducing new technology tools for advertisers and digital media properties, yet the failure of these competitors to offer transparency on pricing as we do is likely to reduce or negate such impact. Moreover, increased competition for video advertising inventory from digital media properties could result in an increase in the portion of advertiser revenue that we must pay to digital media property owners to acquire that advertising inventory which is beneficial to us as our technology offers a more efficient auction thus allowing us to reduce cost for advertisers and increase revenue for publishers.

Some large advertising agencies that represent advertising customers have their own relationships with digital media properties and can directly connect advertisers with digital media properties. Our business will suffer to the extent that our advertisers and digital media properties purchase and sell advertising inventory directly from one another or through other companies that act as intermediaries between advertisers and digital media properties. Other companies that offer analytics, mediation, ad exchange or other third party solutions have or may become intermediaries between advertisers and digital media properties and thereby compete with us. Any of these developments would make it more difficult for us to sell our solutions and could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses or the loss of market share.

Other companies that offer analytics, mediation, ad exchange or other third party solutions have or may become intermediaries between advertisers and digital media properties and thereby compete with us. Despite this, we believe that they do not offer a full software suite like us, as such, the long term effect of any interruption caused by such companies will be limited.

Our fraud prevention solution competes with the small landscape of other fraud prevention companies such as WhiteOps, Double Verify and Integral Ad Science. However, we believe that our product is the only product in this space that has patent pending technology allowing it to perform instream prevention as opposed to the landscapes standard.

Sales and Marketing

Given our self-serve business model, we focus on supporting, advising and training our customers to use our platform independently as soon as they are ready to transact. There is an element of education about our platform that requires us to invest in sales and marketing programs and personnel to grow our business. We focus our efforts to build this awareness through trade shows and sponsored events.

As of August 7, 2020, our sales and marketing team consisted of 5 employees. The team employs a consultative approach to both new and existing customers. Once a new customer has access to our platform, they work closely with our customer service teams as they onboard the new customer and provide continuous support throughout the early campaigns. Typically, once a customer has gained some initial experience, it will move to a fully self-serve model and request support as needed.

Seasonality

Our cash flows from operations vary from quarter to quarter due to the seasonal nature of advertiser spending. For example, many advertisers devote a disproportionate amount of their advertising budgets to the fourth quarter of the calendar year to coincide with increased holiday purchasing. Indeed, in digital advertising, seasonal downswings typically occur at the start in January (the beginning of the calendar year) and October (the beginning of the fiscal year for many companies). Upswings occur in December (the end of the calendar year) and September (the end of the fiscal year for many companies). This is due to the timing of when budgets are negotiated and distributed. Other swings occur around holidays, and other large consumer focused events such as Black Friday and Cyber Monday.

Platform Development

Part of our dedication to innovation means that we are constantly improving our platform, with new features and products being routinely released. We empower our development teams by encouraging them to release updated features and increase functionality fast and often. As a company, we are always exploring new and better ways to continuously improve the performance of our technology. Our development teams are intentionally lean and nimble in nature, providing for transparency and accountability.

An example of our recent platform efforts is the development of our DOOH advertising solution, which is focused on marketing to consumers when they are “out of home” and “on the go” in public places, in transit, and/or in specific commercial locations such as airports, beauty salons, and gas stations. According to MarketsandMarkets.com, the global DOOH market was $15.7 billion in 2018, and is expected to reach USD $26.2 billion by 2023, at a CAGR of 10.7%.

While this traditional advertising vertical has been transforming into being digitized. It has significantly lagged the other digital channels by not being connected to the open real-time bidding ecosystem of buyers, making it difficult to buy and sell at scale, causing media inventory to not be monetized effectively, and significant budgets not being spent.

We believe that we have solved one of the biggest challenges in the DOOH channel with our proprietary patent pending technology that introduces real time bidding to the DOOH industry. Enabling the DOOH industry to connect to the real-time digital advertising ecosystem will open a whole new channel to digital advertisers, allowing them the ability to place advertising on DOOH screens along with all the other channels already available for digital ads on websites and mobile devices.

Privacy and Data Protection Regulation

Privacy and data protection legislation and regulation play a significant role in our business. We and our customers use non-identifiable data about Internet users collected through our platform to manage and execute digital advertising campaigns in a variety of ways, including delivering advertisements to Internet users based on their particular geographic locations, the type of device they are using, or their interests as inferred from their web browsing or app usage activities. We do not use this data to identify specific individuals, and we do not seek to associate this data with information that can be used to identify specific individuals. We take steps not to collect or store personally identifiable information, or personal data. The definitions of personally identifiable information and personal data, however, vary by jurisdiction and are evolving. As a result, our platform and business practices must be assessed regularly in each jurisdiction where we do business to avoid violating applicable legislation and regulation.

In the United States, both state and federal legislation govern activities such as the collection and use of data by companies like us. Digital advertising in the United States has primarily been subject to regulation by the Federal Trade Commission, or the FTC, which has primarily relied upon Section 5 of the Federal Trade Commission Act, which prohibits companies from engaging in “unfair” or “deceptive” trade practices, including alleged violations of representations concerning privacy protections and acts that allegedly violate individuals’ privacy interests. Because our platform reaches users throughout the world, including Europe, Australia and Asia, some of our activities may also be subject to foreign legislation. As we continue to expand internationally, we will be subject to additional legislation and regulation, and these laws may affect how we conduct business.

Additionally, U.S. and foreign governments have enacted or are considering enacting legislation that could significantly restrict our ability to collect, augment, analyze, use and share data collected through cookies and similar technologies, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tools to track people online. In the United States, the FTC has commenced the examination of privacy issues that arise when marketers track consumers across multiple devices, otherwise known as cross-device tracking. In the European Union, or EU, Directive 2009/136/EC, commonly referred to as the Cookie Directive, directs EU member states to ensure that accessing information on an Internet user’s computer, such as through a cookie, is allowed only if the Internet user has given his or her consent. In response, some member states have adopted and implemented, and may continue to adopt and implement legislation that impacts the use of cookies for online advertising. The EU also recently enacted the General Data Protection Regulation, which took effect in May 2018 and similarly restricts the collection and use of IP addresses, cookie identifiers, and device identifiers for advertising purposes.

In prior years, some government regulators and privacy advocates advocated vigorously for a Do Not Track standard that would allow Internet users to express a preference, independent of cookie settings in their browsers, not to have their online browsing activities tracked. In 2010, the FTC issued a staff report emphasizing the need for simplified notice, choice and transparency to the consumer regarding the collection, use and sharing of data, and suggested implementing a Do Not Track browser setting that would allow consumers to choose whether or not to allow tracking of their online browsing activities. All major Internet browsers have implemented some version of a Do Not Track setting. However, there is no commonly accepted definition of “tracking,” no consensus regarding what message is conveyed by a Do Not Track setting and no industry standards regarding how to respond to a Do Not Track preference. The World Wide Web Consortium chartered a “Tracking Protection Working Group” in 2011 to convene a multi-stakeholder group of academics, thought leaders, companies, industry groups and consumer advocacy organizations, to create a voluntary Do Not Track standard for the World Wide Web. The group has yet to agree upon a standard that has the backing of industry. On the state level, California amended its main privacy law, the California Online Privacy Protection Act, or CalOPPA, to require companies to declare in their privacy policies how they respond to Do Not Track signals or similar mechanisms, and Delaware enacted a similar requirement in the Delaware Online Privacy and Protection Act, or DOPPA. Neither CalOPPA nor DOPPA, however, requires any particular response to those signals.

Corporate Information

Our mailing address is 228 Park Avenue South, Suite 72602, New York, New York 10003-1502. Our telephone number is (866) 668-2567. The address of our website is www.Kubient.com. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Facilities

We do not maintain physical offices currently, in large part as a result of the necessities of social distancing dictated by COVID-19, but plan to eventually enter into a lease for physical office space after the offering, at such time when our workforce needs demand such a physical workspace. On June 24, 2020, we entered into an agreement with Earth Class Mail, Inc. for the use of our mailing at address located at 228 Park Avenue South, Suite 72602, New York, New York 10003-1502 for $139 per month. Previously, our offices were located at 330 Seventh Avenue, 10th Floor, New York, NY 10001 and consisted of approximately 1800 square feet of leased office space. The lease for 330 Seventh Avenue, 10th Floor, New York, NY 10001 was supposed to expire on June 1, 2021. The rent under such lease was $9,000 per month based on the use of 15 desks in the office space per month. On June 18, 2020, we entered into that certain Sublease Termination Agreement and terminated the lease for 330 Seventh Avenue, 10th Floor, New York, NY 10001. We believe that our facilities are adequate for our current needs and that suitable additional or substitute space would be available if needed.

Our Employees and Culture

We were selected by Inc. Magazine as one of the top workplaces in the country in 2018.

As of August 7, 2020, we had 11 full time employees, and 13 consultants. None of our employees are represented by a union or parties to a collective bargaining agreement. We believe our employee relations to be good.

Legal Proceedings

We are currently a party to two material legal proceedings.

On May 8, 2018, the Company entered into a Master Services Agreement with AdKernel, LLC whereby AdKernel, LLC would provide the Company with certain exchange integration services in order to assist the Company in the purchase and placement of ads. On November 25, 2019, AdKernel LLC filed suit against the Company (AdKernel, LLC v. Kubient, Inc., Superior Court of California, County of Los Angeles, Case No. 19-STLC-10891) in an effort to collect outstanding payables due under such Master Services Agreement in the amount of $20,764. On April 21, 2020, the Company made a settlement offer to pay $20,000 within 90 days of execution of a settlement agreement, however, that settlement offer was rejected by Adkernel LLC. As of the date of filing, the parties had not executed a settlement agreement. On May 28, 2020, the Company filed a motion to dismiss AdKernel LLC’s lawsuit.

On October 6, 2017, the Company entered into a Master Service Agreement for Buyers and Sellers, and an “Engage Buyer Addendum”, with Engage BDR, LLC whereby the Company could gain access to the Engage BDR, LLC proprietary trading technology platform in order to both offer and purchase inventory for the placement of ads. On August 31, 2018, Engage BDR, LLC filed suit against the Company (Engage BDR, LLC v. Kubient, Inc., Los Angeles County Superior Court Case No. SC129764) setting forth claims of breach of contract, unjust enrichment, quantum meruit, accounts stated, and breach of implied covenant of good faith and fair dealing. On November 14, 2018, Engage BDR, LLC obtained a summary default judgment against the Company for $35,936. A Writ of Execution was issued against the Company in the amount of $40,997 on April 16, 2020. On June 12, 2020, the Company filed a motion to vacate the default judgment. The Court has set an August 25, 2020 hearing date.

In addition, two material legal proceedings have been threatened against the Company.

In March 2019, the Company entered into a binding letter of intent (“LOI”) to acquire substantially all of the assets of Aureus Holdings, LLC d/b/a Lo70s (“Lo70s”). In connection with this LOI, the Company made a good faith deposit of $200,000. Subsequently, during the diligence phase of the LOI it became apparent that Lo70s’ projections were grossly inaccurate and misstated. Diligence inquiries made to Lo70s on this subject continuously went ignored. As a result, the Company allowed the LOI to expire under its own terms. In connection with this expiration, the Company recently was served with a complaint by Lo70s (Aureus Holdings, LLC d/b/a Lo70s v. Kubient, Inc., et al., Superior Court of Delaware, Case No. N20C-07-061), which names the Company and three individuals, Peter A. Bordes, Jr., Paul Roberts and Philip Anderson (a former consultant to the Company) as defendants.  The complaint alleges breach of contract on the expired LOI and other claims and seeks $5,000,000 in damages, without providing information or support as to how the alleged damages are calculated.  The Company believes that Lo70s’ claim has no merit, and wholly and completely disputes Lo70s’ allegations therein.  The Company has retained additional legal counsel in Delaware in order to defend the action vigorously and intends to pursue claims of its own against Lo70s’ and its affiliates.

On July 25, 2018, the Company entered into a secured business loan agreement to pay WebBank the principal amount of $100,000, plus interest, over the course of 39 weekly payments of principal and interest in the amount of $2,977 (the “WebBank Loan”). The WebBank Loan is secured by present and future accounts, receivables, chattel paper, deposit accounts, personal property, assets and fixtures, general intangibles, instruments, equipment and inventory, and was personally guaranteed by Paul Roberts, our Chief Strategy Officer, President and Chairman. As of September 10, 2019, approximately $45,000 was due under the WebBank Loan and is currently in default. The Company is currently in settlement negotiations with regard to the WebBank Loan, and believes that it can settle all amounts due under the WebBank Loan for approximately $16,000, which amount would be paid from a portion of the proceeds of this offering.

Apart from the foregoing legal proceedings and threatened legal proceedings, from time to time, we may be subject to various other legal proceedings and claims that are routine and incidental to our business. Although some of the legal proceedings set forth herein may result in adverse decisions or settlements, Management believes that the final disposition of such matters will not have a material adverse effect on our business, financial position, results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information about our directors and executive officers.

Name	Age	Position(s)
Executive Officers
Peter Anthony Bordes, Jr.	52	Chief Executive Officer and Director
Joshua Weiss	36	Chief Financial Officer
Paul Roberts	42	Chief Strategy Officer, President and Chairman
Christopher Andrews	46	Chief Digital Officer
Pavel Medvedev	44	Chief Technology Officer
Christopher Francia	34	Chief Product Officer

Non-Employee Directors
Grainne Coen (1)(2)(3)	47	Director
Elisabeth DeMarse (2)(4)	66	Director
Jeannie Mun (1)(2)(3)(4)	43	Director
Christopher H. “Toby” Smith (1)(3)(4)	80	Director

(1) Member of the Audit Committee

(2) Member of the Business Development and Marketing Committee

(3) Member of the Compensation Committee

(4) Member of the Nominating and Corporate Governance Committee

Executive Officers

Peter Anthony Bordes, Jr. has served as our Chief Executive Officer since May 15, 2019. Prior to joining the Company, from January 2011 to June 2019, Mr. Bordes acted as the Founder and Chief Executive Officer of OneQube, Inc., a digital Audience Management Platform, which enables its customers to develop, manage and market to custom digital audiences. Mr. Bordes continues to serve as Chairman of the Board of OneQube, Inc. From June 2004 to August 2011, Mr. Bordes was a Co-Founder and Chief Executive Officer of MediaTrust, a real-time performance marketing advertising exchange for direct response marketing. From November 2018 to June 2019, Mr. Bordes acted as the Chairman and Co-Founder of MainBloq, a cloud-based modular Full Stack Execution Management platform for trading digital currencies and investing in digital assets. From January 2017 to June 2019, Mr. Bordes worked as the Co-Founder and Director of TruVest a sustainable affordable housing, real estate investment, development and technology company. Mr. Bordes’ current board service includes seats on the board of directors of Beasley Broadcast Group (NASDAQ: BBGI), Brooklyn School of Music, New England College, Fraud.net, Hoo.be, Ocearch and RevTrax. Mr. Bordes holds a Bachelor of Arts from New England College.

Joshua Weiss has served as our Chief Financial Officer since December 23, 2019.  From October 2016 to June 2019, Mr. Weiss was employed as a Vice President, Finance at Cambridge Information Group, a family office specializing in education and education technology. From October 2011 to October 2016, Mr. Weiss held various positions at an international accounting firm, including Senior Audit Manager, specializing in the firm’s SEC and Transaction Advisory groups. From August 2005 to October 2011, Mr. Weiss held various positions at a different international accounting firm, including Audit Manager, specializing in Real Estate and Hospitality. Mr. Weiss holds a Bachelor of Science degree in Accounting from Yeshiva University and is a licensed Certified Public Accountant in the State of New York.

Paul Roberts has served as Chief Strategy Officer, President and Chairman since May 15, 2019, prior to which he acted as our Chief Executive Officer and Chairman since May 2017, overseeing the development and commercialization of our Company. Prior to holding that position, Mr. Roberts was the Chief Executive Officer of CenterPoint Media LLC from August 2012 to February 2018, an online marketing company that helped brands engage with their customers over live-style blogs. Mr. Roberts has over 15 years of experience in digital media, holding positions at Locial Media, TanzAct Media, Yahoo!, Hotjobs and Attain Media. Mr. Roberts is experienced in building and growing companies in the technology industry, with particular expertise in sales, marketing strategy, brand development and customer engagement. Mr. Roberts attended Long Island University.

Christopher Andrews has served as our Chief Digital Officer since June 17, 2019. From March 2017 to June 2019, he was employed as the Chief Technology Officer of Ogilvy CommonHealth Worldwide, a healthcare-focused marketing, branding and advertising agency that is a subsidiary of WPP plc (NYSE:WPP), arguably the world’s largest advertising company. From November 2006 to February 2017, he was the Chief Information Officer of Ogilvy CommonHealth Worldwide. Mr. Andrews holds a Bachelor of Science and Masters of Business Administration from the New Jersey Institute of Technology.

Pavel Medvedev has served as our Chief Technology Officer since April 2018, and has lived and worked at the intersection of media, advertising and technology for over two decades. From December 2017 to April 2018, he was employed as a Senior Vice President-Programmatic at DoubleVerify, a digital marketing agency. From January 2017 to September 2017, he was a Programmatic Consultant at LiveIntent, Inc., a digital marketing and advertising agency. From March 2013 to August 2017, he was a Director of Client Solutions for IPONWEB, a British digital advertising software firm. Prior to his career digital advertising, he held positions in e-commerce and software development, including five years as the Chief Technology Officer for Diligent Board Member Services, Inc., a board of director software management developer, where he managed technology teams for Fortune 500 companies. Mr. Medvedev holds a Master of Science from Moscow Institute of Electronics and Mathematics.

Christopher Francia has served as our Chief Product Officer since May 26, 2017, and has been involved in the digital media space for close to a decade. From September 2015 to June 2017, Mr. Francia was a Media Director at CenterPoint Media LLC. From July 2013 to September 2015, he was Director of Development at Secco Squared, a marketing and advertising firm. From September 2012 to June 2013, he was a Production Coordinator at HooplaHa.com, a marketing and advertising firm. Mr. Francia is also a full stack developer specializing in PHP and Go. His extensive knowledge of programming and architecture theory make him a strong asset in the digital product space. Mr. Francia holds a Bachelor of Arts in New (Digital) Media Arts from Brigham Young University.

Non-Employee Directors

Grainne Coen has been a member of our board of directors since October 2, 2019. In February 2019, Ms. Coen founded Elevation Investment Partners, LLC, a diversified investment group that operates in multiple industries both as strategic consultants and early stage investors. Since January 2015, Ms. Coen has also served as Co-Founder of AREA4, an experiential marketing agency. From January 2001 to December 2015, she was a Principal at Columbia Partners, a hedge fund engaged in the research and investment of public companies. Ms. Coen holds a Bachelor of Science from London Guildhall University.

Elisabeth DeMarse has been a member of our board of directors since January 7, 2020. From September 2014 to the present, Ms. DeMarse has served on the board of directors of AppNexus Inc., a digital advertising software company, as the board’s compensation committee chair. From March 2012 to February 2016, she was the Chairman, Chief Executive Officer and President of TheStreet, Inc., a digital financial media company. From September 2010 to March 2012, Ms. DeMarse was the Chief Executive Officer of Newser, LLC, a digital news curation company. From January 2005 to March 2012, she was the Entrepreneur in Residence at Austin Ventures LP. From October 2006 to August 2010, she was Chief Executive Officer, President and a member of the board of directors of CreditCards.com, a credit card application aggregation website. Ms. DeMarse holds a Bachelor of Arts from Wellesley College, and a Master of Business Administration from Harvard University.

Jeannie Mun has been a member of our board of directors since January 7, 2020. From January 2016 to the present, Ms. Mun has been employed as a consultant for JMM Capital, LLC, a CFO advisory firm. From March 2015 to September 2015, she was the Chief Financial Officer of Oyster Books, a predecessor to the Google Books service. From February 2009 to February 2015, Ms. Mun was the Chief Financial Officer of MediaMath, Inc., a programmatic marketing technology provider. From May 2007 to January 2009, she was employed as a Vice President of Finance and Strategy at SintecMedia Ltd. d/b/a Operative, a media technology company. Ms. Mun holds a Bachelor of Arts from the University of California Los Angeles, and a Master of Business Administration from Harvard University.

Christopher H. “Toby” Smith has been a member of our board of directors since October 2, 2019, and was elected as our board’s lead independent director on January 7, 2020. From May 1990 to the present, Mr. Smith has served as the Founder and Managing Principal of Alexander, Smith & Company, Inc., a performance improvement, compliance consulting and financial advisory services firm that has successfully completed engagements with Barnes Engineering Co., Sylvania Lighting International, Oneida Ltd., The Wildlife Conservation Society, Atkins Nutritionals, Inc. (NASDAQ:SMPL), Heartland Publications, SunCrest Healthcare, Medical Staffing Network Holdings, Inc., MCA Logistics, LLC, Thompson Media Group, LLC, TICO Manufacturing, Inc., and First Coast Security Services. From May 1998 to June 2003, he served as a member of the board of directors of London Fog Industries, Inc., a designer, marketer and distributor of quality men’s and women’s outerwear that is currently owned by Iconix Brand Group, Inc. (NASDAQ:ICON). From 1993 to August 1996, Mr. Smith was employed as International Counsel to the Managing Board of Escada AG, a luxury women’s designer clothing company headquartered in Munich, Germany that was previously traded on the Frankfurt Stock Exchange. From 1989 to 1993, he was the Chairman and Chief Executive Officer of Puma USA, which is now owned by Puma SE (FRA:PUM). Mr. Smith holds a Bachelor of Arts from Williams College and a Juris Doctor from Yale University. In addition, Mr. Smith is a member of the bar in the states of New York and Connecticut, as well as the District of Columbia.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Corporate Governance Overview

We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our stockholders and will positively aid in the governance of the Company. To that end, we regularly review our corporate governance policies and practices and compare them to the practices of other peer institutions and public companies. We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our board determines that it would benefit our Company and our stockholders.

In this section, we describe the roles and responsibilities of our board of directors and its committees and describe our corporate governance policies, procedures and related-documents. The charters of the audit, nominating and corporate governance, and compensation committees of our board of directors, our Corporate Governance Guidelines and Code of Business Conduct and Ethics can be accessed electronically under the “Governance” link on the Investor Relations page of our website at https://www.Kubient.com. We will also provide a copy of the audit and compensation committee charters, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics without charge upon written request sent to our Investor Relations department at Attn: Investor Relations, Kubient, Inc., c/o Joshua Weiss, 228 Park Avenue South, Suite 72602, New York, New York 10003-1502. (The inclusion of our website address in this section does not include or incorporate by reference the information on our website into this prospectus.)

Board Composition and Leadership Structure

Paul Roberts serves as our Chief Strategy Officer, President and Chairman. Although the roles of Chief Strategy Officer, President and Chairman of our board of directors are currently performed by the same person, we do not have a policy regarding the separation of these roles, as our board of directors believes that it is in the best interests of the Company and our stockholders to make that determination from time to time based upon the position and direction of the Company and the membership of our board of directors.

Our board of directors has determined that our leadership structure is appropriate for the Company and our stockholders as it helps to ensure that the board of directors and management act with a common purpose and provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, our board of directors believes that a combined role of Chief Strategy Officer, President and Chairman is better positioned to act as a bridge between management and our board of directors, facilitating the regular flow of information. Our board of directors also believes that it is advantageous to have a Chairman with an extensive history with and knowledge of our technology and industry (as is the case with our Chief Strategy Officer and President, Paul Roberts).

Director Independence

Applicable Nasdaq rules require a majority of a listed company’s board of directors to be comprised of independent directors within one (1) year of listing. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent, and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three (3) years, one of our employees, that neither the director nor any of his family members has engaged in various types of business dealings with us and that the director is not associated with the holders of more than five percent (5%) of our common stock. In addition, under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment and affiliations, our board of directors has determined that four of our six directors, do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. In making such determination, our board of directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining his independence, including the beneficial ownership of our capital stock by each non-employee director.

Board’s Role in Risk Oversight and Management

Our board of directors, as a whole and through its committees, is responsible for the oversight of risk management, while our management is responsible for the day-to-day management of risks faced by us. The board of directors receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks as more fully discussed in the section titled “Risk Factors” appearing elsewhere in this prospectus. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Although each committee is directly responsible for evaluating certain enumerated risks and overseeing the management of such risks, the entire board of directors is generally responsible for and is regularly informed through committee reports about such risks and any corresponding remediation efforts designed to mitigate such risks. In addition, appropriate committees of the board of directors receive reports from senior management within the organization in order to enable the board of directors to understand risk identification, risk management and risk mitigation strategies. When a committee receives such a report, the chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board of directors meeting. This enables the board of directors and its committees to coordinate the risk oversight role.

Audit Committee

The members of our audit committee are Grainne Coen, Jeannie Mun, and Christopher H. “Toby” Smith. Ms. Coen chairs the audit committee. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The committee’s responsibilities include, among other things:

•	appointing, approving the compensation of and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Business Development and Marketing Committee

The members of our business development and marketing committee are Grainne Coen, Elisabeth DeMarse, and Jeannie Mun. Ms. DeMarse chairs the business development and marketing committee. This committee’s responsibilities include, among other things:

•	identifying and creating plans to fulfill relevant short and long-term goals from the Kubient strategic plan;

•	maintaining the integrity and increasing the awareness of the Kubient brand;

•	recommending an annual marketing budget;

•	developing and implementing a comprehensive marketing and communications strategy;

•	working with the executive team on short and long-term marketing needs;

•	setting priorities for marketing efforts;

•	assisting with the continued development of the website and ensuring relevant and current content;

•	determining and engaging audience through various media channels; and

•	identifying collaborative opportunities with businesses and organizations on new and existing events.

Compensation Committee

The members of our compensation committee are Grainne Coen, Jeannie Mun, and Christopher H. “Toby” Smith. Ms. Mun chairs the compensation committee. The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include, among other things:

•	reviewing and recommending corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers;

•	making recommendations to our board of directors with respect to, the compensation level of our executive officers;

•	reviewing and recommending to our board of directors employment agreements and significant arrangements or transactions with executive officers;

•	reviewing and recommending to our board of directors with respect to director compensation; and

•	overseeing and administering our equity-based incentive plan or plans.

Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code.”

With respect to director compensation, our compensation committee is responsible for reviewing the compensation paid to members of the board and recommending modifications to board compensation that the compensation committee determines are appropriate and advisable to the board for its approval from time to time. In this regard, the compensation committee may request that management report to the compensation committee periodically on the status of the board’s compensation in relation to other similarly situated companies.

In determining compensation for our executive officers, the compensation committee typically considers, but is not required to accept, the recommendations of our Chief Executive Officer regarding the performance and proposed base salary and bonus and equity awards for the other executive officers, as well as himself. The compensation committee may also request the assistance of our Chief Financial Officer in evaluating the financial, accounting and tax implications of various compensation awards paid to the executive officers. However, our Chief Financial Officer does not determine the amounts or types of compensation paid to the executive officers. Our Chief Executive Officer and certain of our other executive officers may attend compensation committee meetings, as requested by the compensation committee. None of our executive officers, including our Chief Executive Officer, will attend any portion of the compensation committee meetings during which the executive officer’s compensation is established and approved.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Elisabeth DeMarse, Jeannie Mun, and Christopher H. “Toby” Smith. Mr. Smith chairs the nominating and corporate governance committee. This committee’s responsibilities include, among other things:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

•	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

•	developing and recommending to our board of director’s corporate governance principles, codes of conduct and compliance mechanisms; and

•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

When evaluating director candidates, the nominating and corporate governance committee may consider several factors, including relevant experience, independence, commitment, compatibility with the Chief Executive Officer and the board of directors’ culture, prominence and understanding of the Company’s business, as well as any other factors the corporate governance and nominating committee deems relevant at the time. The corporate governance and nominating committee makes a recommendation to the full board of directors as to any person it believes should be nominated by our board of directors, and our board of directors determines the nominees after considering the recommendation and report of the corporate governance and nominating committee.

Any director or executive officer of the Company may recommend a candidate to the nominating and corporate governance committee for its consideration. The nominating and corporate governance committee will also consider nominees to our board of directors recommended by stockholders if stockholders comply with the advance notice requirements in our bylaws. Our bylaws provide that a stockholder who wishes to nominate a person for election as a director at a meeting of stockholders must deliver timely written notice to our Corporate Secretary at the following address:

Peter Anthony Bordes, Jr.

 Chief Executive Officer

 Kubient, Inc.

 228 Park Avenue South

 Suite 72602

 New York, New York 10003-1502 (800-409-9456)

This notice must contain, as to each nominee, all of the information relating to such person as would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Exchange Act and certain other information, including: the name and address of the stockholder delivering the notice as it appears on our books; the class and number of shares owned beneficially and of record by such stockholder; information about derivative instruments beneficially owned by such stockholder and any opportunity to profit or share in any profit derived from any increase or decrease in the value of the shares of our stock; any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder has a right to vote any shares of our stock; any short interest in any of our securities held by such stockholder; any rights to dividends on shares of our stock owned beneficially or of record by such stockholder that are separated or separable from the underlying shares of stock; any proportionate interest in shares of our stock or derivative instruments held by a general or limited partnership in which such stockholder is, or owns a beneficial interest in, the general partner; any performance-related fees to which such stockholder is entitled based on the value of our securities; any arrangement or understanding between such stockholder and the proposed nominee; and whether such stockholder intends to deliver a solicitation notice, as more fully described in our bylaws. The foregoing summary does not include all requirements a stockholder must satisfy in order to nominate a candidate to our board of directors. Stockholders who wish to recommend a nominee to our board of directors should carefully read our bylaws, which are available at https://Kubient.com. (The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.)

Compensation Committee Interlocks and Insider Participation

Not applicable to smaller reporting companies.

Compensation Committee Report

Not applicable to smaller reporting companies.

Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

•	development or commercialization experience in large consumer products companies;

•	experience as a board member or executive officer of another publicly-held company;

•	strong finance experience;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience;

•	conflicts of interest; and

•	practical and mature business judgment.

Currently, our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Director Nomination Process

Our board of directors believes that its directors should have the highest professional and personal ethics and values, consistent with the Company’s longstanding values and standards. They should have broad experience at the policy-making level in business, government or civic organizations. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their own unique experience. Each director must represent the interests of all stockholders. When considering potential director candidates, our board of directors also considers the candidate’s independence, character, judgment, diversity, age, skills, including financial literacy, and experience in the context of our needs and those of our board of directors. Our board of directors believe that diversity is an important attribute of the members who comprise our board of directors and that the members should represent an array of backgrounds and experiences and should be capable of articulating a variety of viewpoints. Our board of directors priority in selecting board members is the identification of persons who will further the interests of our stockholders through his or her record of professional and personal experiences and expertise relevant to our business.

Stockholder Nominations to the Board of Directors

Our bylaws provides that our board of directors will accept for consideration submissions from stockholders of recommendations for the nomination of directors. Acceptance of a recommendation for consideration does not imply that the board of directors will nominate the recommended candidate. Director nominations by a stockholder or group of stockholders for consideration by our stockholders at our annual meeting of stockholders, or at a special meeting of our stockholders that includes on its agenda the election of one or more directors, may only be made pursuant to our bylaws or as otherwise provided by law. Nominations pursuant to our bylaws are made by delivering to our Corporate Secretary, within the time frame described in our bylaws, all of the materials and information that our bylaws require for director nominations by stockholders.

No person shall be eligible to serve as a director of the Company unless nominated in accordance with the procedures set forth in our bylaws and any nominee proposed by a stockholder not nominated in accordance with our bylaws shall not be considered or acted upon for execution at such meeting. Stockholders’ notice for any proposals requested to be included in our prospectus pursuant to Rule 14a-8 under the Exchange Act (including director nominations), must be made in accordance with that rule.

Role of Board in Risk Oversight Process

Our board of directors has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board of directors as a whole.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the Corporate Governance section of our website, www.Kubient.com. In addition, we post on our website all disclosures that are required by law or the listing standards of The Nasdaq Capital Market concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation awarded to or earned during 2019 and 2018, as applicable, by the named executive officers of Kubient during the historical periods presented:

						Option and
				Stock Awards		Warrant
Name and Principal Position	Fiscal Year	Salary	Bonus	(1)		Awards (1)		Total
Peter Anthony Bordes, Jr.	2019	$75,000	$-	$-		$479	(3)	$75,479
Chief Executive Officer (2)
Paul Roberts	2019	$155,760	$-	$-		$-		$155,760
Chief Strategy Officer	2018	$110,250	$-	$-		$-		$110,250
Pavel Medvedev	2019	$230,460	$-	$-		$-		$230,460
Chief Technology Officer (4)	2018	$141,667	$-	$412,500	(5)	$103,633	(6)	$657,800

(1)	The amounts reported in these columns represent the grant date fair value of the stock, option and warrant awards granted during the years ended December 31, 2019 and 2018, calculated in accordance with FASB ASC Topic 718.

(2)	Peter Anthony Bordes, Jr. began his employment with the Company on May 15, 2019.

(3)	On October 2, 2019, Peter Anthony Bordes, Jr. was issued a four-year option to purchase 2,967 shares of common stock at an exercise price of $33.75 per share that vests over four years.

(4)	Pavel Medvedev began his employment with the Company on April 16, 2018.

(5)	During 2018, Pavel Medvedev was transferred 83,334 shares of the Company’s common stock from Paul Roberts for services Mr. Medvedev provided to the Company.

(6)	On April 16, 2018, Pavel Medvedev was issued a five-year warrant to purchase 27,778 shares of common stock at an exercise price of $4.95 per share that vested immediately.

Employment Agreements

We do not presently offer a 401(k) plan or other health or welfare benefits to our executive officers. We have entered into agreements with Peter A. Bordes, Joshua Weiss, Paul Roberts, Pavel Medvedev, Christopher Francia and Christopher Andrews.

The terms of Mr. Bordes’ employment agreement, which was entered into on May 15, 2019, provide for an annual base salary of $220,000, plus an annual bonus of up to 30% of his base salary based upon the achievement of certain performance goals to be established by the board of directors or a committee of the board of directors. Upon a termination for any reason, Mr. Bordes is entitled to any unpaid but accrued portion of his base salary earned through the date of his termination, payment for any accrued but unused vacation pay, any expenses owed to him pursuant to his employment agreement, and any amounts owed under the Company’s benefit plans. In the event Mr. Bordes is terminated without cause or that Mr. Bordes resigns for Good Reason (as defined in his employment agreement), Mr. Bordes shall be entitled to three month’s salary, six months continued healthcare coverage plus one additional month of salary for each full year of his service to the Company, and immediate vesting of any equity awards that would have become vested and exercisable during the three months after his termination. Mr. Bordes was also granted options to purchase 2,967 shares of the Company’s common stock at $33.75 per share for a three year period, pursuant to the terms, conditions and vesting schedule set forth in the corresponding Non-Qualified Option Agreement.

The terms of Mr. Weiss’ employment agreement, which was entered into on December 23, 2019, provide for an annual base salary of $150,000, until March 22, 2020, when Mr. Weiss’ base salary was increased to $275,000. Upon execution of his employment agreement, Mr. Weiss was granted options to purchase 16,667 shares of the Company’s common stock at $33.75 per share for a five-year period, pursuant to the terms, conditions and vesting schedule set forth in the corresponding Non-Qualified Option Agreement. Pursuant to the terms of his employment agreement, Mr. Weiss was awarded 2,223 shares of the Company’s common stock on March 22, 2020. Mr. Weiss is also entitled to an annual bonus of up to 30% of his base salary based upon the achievement of certain performance goals to be established by the board of directors or a committee of the board of directors. Upon a termination for any reason, Mr. Weiss is entitled to any unpaid but accrued portion of his base salary earned through the date of his termination, payment for any accrued but unused vacation pay, any expenses owed to him pursuant to his employment agreement, and any amounts owed under the Company’s benefit plans. In the event Mr. Weiss is terminated without cause or that Mr. Weiss resigns for Good Reason (as defined in his employment agreement), Mr. Weiss shall be entitled to six month’s salary paid in one lump sum, six months continued healthcare coverage plus one additional month of salary for each full year of his service to the Company, and immediate vesting of any equity awards that would have become vested and exercisable during the three months after his termination.

The terms of Mr. Roberts’ employment agreement, which was entered into on May 26, 2017 and amended October 2, 2019 solely to reflect his change in position at the Company to Chief Strategy Officer and President, provide for an annual base salary of $120,000, plus an annual bonus of up to 30% of his base salary based upon the achievement of certain performance goals to be established by the board of directors or a committee of the board of directors. Upon a termination for any reason, Mr. Roberts is entitled to any unpaid but accrued portion of his base salary earned through the date of his termination, payment for any accrued but unused vacation time, any expenses owed to him pursuant to his employment agreement, and any amounts owed under the Company’s benefit plans. In the event Mr. Roberts is terminated without cause or that Mr. Roberts resigns for Good Reason (as defined in his employment agreement), Mr. Roberts shall be entitled to six month’s salary plus one additional month of salary for each full year of his service to the Company, continued healthcare coverage for the earlier of (i) six months plus one additional month of additional coverage for each full year of his service to the Company or (ii) until such time as Mr. Roberts becomes eligible for health coverage under another employer’s plan, and immediate vesting of any equity awards that would have become vested and exercisable during the six months after his termination, plus one additional month of salary for each full year of his service to the Company. Mr. Roberts was also granted options to purchase 33,334 shares of the Company’s common stock at $2.97 per share for a five year period, pursuant to the terms, conditions and vesting schedule set forth in the corresponding Non-Qualified Option Agreement.

The terms of Mr. Medvedev’s employment agreement, which was entered into on April 16, 2018, provide for an annual base salary of $200,000, plus quarterly bonuses of eight percent of all net revenue generated by introductions made by Mr. Medvedev to us. Mr. Medvedev was granted 27,778 warrants to purchase our common stock, as well as 83,334 warrants to purchase common stock which might be issued upon the achievement of certain performance goals set forth in the agreement. Upon termination for any reason, Mr. Medvedev is entitled to the continuation of his Net Revenue Bonus (as defined in his employment agreement) for the earlier of: eighteen months from the date such bonus commences, or three months from the termination of his employment with the Company. The Company agreed to grant Mr. Medvedev options to purchase 22,223 shares of the Company’s common stock at $4.95 per share that vest over a three year period, pursuant to the terms, conditions and vesting schedule set forth in the corresponding Non-Qualified Option Agreement and conditions of his employment agreement. However, Mr. Medvedev’s employment agreement was subsequently amended on November 21, 2019 to reflect that Mr. Medvedev has received a total of 83,334 shares of common stock from Mr. Paul Roberts, the Company’s Chief Strategy Officer, President and Chairman, and 27,778 five-year warrants at an exercise price of $4.95 per share in lieu of the warrants and options originally set forth in his employment agreement, and that no further equity awards will be made to Mr. Medvedev pursuant to the terms of his employment agreement with the Company.

The terms of Mr. Francia’s employment agreement, which was entered into on May 26, 2017, provide for an annual base salary of $94,000. Mr. Francia was also granted four-year options to purchase 3,223 shares of the Company’s common stock at $2.97 per share that vest over four years, pursuant to the terms, conditions and vesting schedule set forth in the corresponding Non-Qualified Option Agreement. Upon a termination for any reason, Mr. Francia is entitled to any unpaid but accrued portion of his base salary earned through the date of his termination, payment for any accrued but unused vacation time, any expenses owed to him pursuant to his employment agreement, and any amounts owed under the Company’s benefit plans.

The terms of Mr. Andrews’ employment agreement, which was entered into on June 17, 2019, provide for an annual base salary of $180,000, plus commissions of: (i) for the first $320,000 in commission, 15% of the net revenue of Mr. Andrews’ division (ii) for commissions between $320,000 to $570,000, up to 15% of the net revenue of Mr. Andrews’ division, which amount can include up to $250,000 in common stock, and (iii) for any commissions above $570,000, 7% the net revenue of Mr. Andrews’ division. Mr. Andrews was also granted options to purchase 20,000 shares of the Company’s common stock at $33.75 per share for a ten year period, pursuant to the terms, conditions and vesting schedule set forth in the corresponding Non-Qualified Option Agreement. Additionally, pursuant to the terms of his employment agreement, Mr. Andrews was issued 2,223 shares of our common stock on July 17, 2019. Upon a termination for any reason, Mr. Andrews is entitled to any unpaid but accrued portion of his base salary earned through the date of his termination, payment for any accrued but unused vacation time, any expenses owed to him pursuant to his employment agreement, and any amounts owed under the Company’s benefit plans. In the event Mr. Andrews is terminated without cause or that Mr. Andrews resigns for Good Reason (as defined in his employment agreement), Mr. Andrews shall be entitled to twelve month’s salary, continued healthcare coverage for the earlier of (i) six months plus one additional month of additional coverage for each full year of his service to the Company, or (ii) until such time as Mr. Andrews becomes eligible for health coverage under another employer’s plan, and immediate vesting of any equity awards that would have become vested and exercisable during the three months after his termination.

Stock Option and Other Compensation Plans

Our 2017 Equity Incentive Plan was originally adopted by our board of directors and approved by our stockholders on September 12, 2017, and was subsequently amended and restated on June 5, 2019 (the “2017 Plan”). The purposes of the 2017 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our service providers and to promote the success of the Company’s business. We have reserved 333,334 shares of our common stock to issue awards under our 2017 Plan which shall be increased to equal 10% of our issued and outstanding common stock at the time of each award.

Shares Available for Awards

As of March 31, 2020, there were options to purchase 97,856 shares of our common stock with a weighted average exercise price of $16.65 per share that were outstanding under the 2017 Plan. As of March 31, 2020, a total of 2,222 shares of common stock were issued under the 2017 Plan. Accordingly, 233,256 shares of common stock remained available for future issuance under the 2017 Plan.

Eligibility

The persons eligible to receive awards under our 2017 Plan are our employees, directors and consultants. However, only employees are eligible to receive awards of incentive stock options (“ISOs”) within the meaning of Section 422 of the Code.

Administration

Our 2017 Plan provides that it shall be administered by our board of directors or, if so delegated, a committee appointed by our board of directors. The party administering our 2017 Plan, whether it is our board of directors or a committee appointed by our board of directors, is referred to under the 2017 Plan as the “administrator”. Subject to the terms of our 2017 Plan, the administrator is authorized to (i) determine the fair market value of our common stock, (ii) select eligible persons to receive awards, (iii) determine the number of shares of our common stock to which awards will relate, (iv) approve forms of award agreement for use under the 2017 Plan, (v) determine the terms and conditions of awards, including exercise price, time or timing of award exercisability, or any vesting acceleration or waiver of forfeiture restrictions, (vi) determine whether to institute and determine the conditions of an award exchange program, (vii) construe the terms of the 2017 Plan and awards granted thereunder, (viii) prescribe, amend and rescind rules and regulations relating to the 2017 Plan (including any foreign sub-plans), (ix) modify or amend any award, including discretion to extend the post-termination exercisability period or maximum term of an option, (x) determine how participants may satisfy tax withholding obligations and the acceptable form of consideration for exercising an option, (xi) authorize any person to execute any award agreement previously granted by the administrator, (xii) allow a participant to defer the receipt of the payment of cash or receipt of common shares that otherwise would be due to such participant, and (xiii) make all other determinations deemed necessary or advisable for administering the 2017 Plan.

Stock Options

Incentive and nonstatutory stock options are granted pursuant to stock option agreements adopted by the administrator. The term of an option will be no more than ten years, and no more than five years with respect to any ISO granted to a participant who, at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary (a “10% Stockholder”). Generally, the exercise price for an incentive stock option or a nonstatutory stock option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. However, any ISO granted to a 10% Stockholder may not have an exercise price per share less than 110% of the fair market value per share on the date of grant. Notwithstanding the above, options may be granted with a per share exercise price of less than 100% of fair market value per share on the date of grant pursuant to certain transactions and in a manner consistent with Section 424(a) of the Code. A stock option agreement may provide for early exercise prior to vesting and the administrator may at any time offer to buy out any option previously granted.

For purposes of the 2017 Plan, “fair market value” means (i) if our common stock is listed on an established stock exchange, the closing sales price on such exchange on the date of determination, or if no closing bid was reported for such date, the next earliest date or (ii) if our common stock is not listed on an established stock exchange, the value determined in good faith by the administrator. At the time of grant, the administrator shall determine the acceptable form of consideration for exercising an option, which may consist of cash, check, promissory note (to the extent permitted by law), other shares of our common stock, consideration received by the Company through a cashless exercise program, by net exercise or by any other consideration or method of payment. Options will be exercisable as provided under the terms of the 2017 Plan and at such times set forth in the applicable award agreement. An option will be deemed exercised when the Company receives (i) written or electronic notice of exercise, (ii) full payment for the exercised shares (including any applicable tax withholding), and (iii) such representations and documents deemed necessary or advisable by the administrator.

If an optionee ceases to be a service provider, other than upon termination due to death or disability, the optionee may exercise his or her option within 30 days of termination, or such longer period of time specified in the award agreement (but in no case after the expiration date of the option), to the extent such option is vested on the date of termination. If an optionee ceases to be a service provider due to death or disability, the optionee or his or her beneficiary, may exercise any vested options up to six months following termination (but in no case after the expiration date of the option). Any shares covered by any unvested portion of the option which is forfeited will revert to the 2017 Plan and again be available for grant. The option agreement may provide for early exercise prior to vesting or a right of repurchase.

Limitations

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as nonstatutory stock options.

Restricted Stock

Our 2017 Plan also permits the issuance of restricted stock. Restricted stock represents the purchase of our common stock that is subject to restrictions with respect to sale and transferability of such shares until the stock vests pursuant to the terms of the award agreement.

Restricted Stock Units

Our 2017 Plan also permits the issuance of restricted stock units, or RSUs, to our service providers. RSUs granted under our 2017 Plan represent the right to receive shares of our common stock or a cash payment at a specified future date or event and may be subject to vesting requirements.

Other Stock-Based Awards

Our 2017 Plan permits the issuance of other awards may be paid in shares of common stock, cash or other property as standalone payment and or payment in lieu of compensation.

Adjustments

In the event of an equity restructuring as defined in the 2017 Plan, such as a stock split, stock dividend, merger or other recapitalization, the 2017 Plan provides for the proportional adjustment of the number of shares reserved under the 2017 Plan and the number of shares and exercise or purchase price, if applicable, of all outstanding stock awards.

Merger or Change in Control

Unless otherwise provided in the award agreement, in the event of certain corporate transactions, any or all outstanding stock awards under the 2017 Plan may be treated as the administrator determines absent participant consent: that the awards will (i) be assumed or substituted for by any successor corporation, (ii) terminate upon or immediately prior to any such transaction, (iii) vest and become exercisable or payable in whole or in part upon the effectiveness of such transaction, (iv) be terminated in exchange or in replacement for cash or property that would have been realized upon the exercise or realization of such award, or (v) be handled in any combination of the above. If the successor corporation elects not to assume or substitute for such awards, the vesting of such stock awards will accelerate and all restrictions shall lapse. In the event of our dissolution or liquidation, all outstanding options and stock appreciation rights under the 2017 Plan will terminate immediately prior to such event.

Amendment and Termination

Our board of directors has the authority to amend, alter, suspend or terminate the 2017 Plan with stockholders approval as required by law. However, no amendment or termination of the plan may adversely affect any rights under awards already granted to a participant without the affected participant’s consent.

Founder Employee Incentive Program

On July 2, 2020, the Company’s board of directors adopted the Founder Employee Incentive Program (the “Founder Program”) under the 2017 Plan. The purposes of the Founder Program are to offer near-term and long-term incentives to founder employees of the Company that are intended to keep such employees in the employ of the Company, and that are based on individual performance, the achievement of financial goals of the Company and the total return to the Company’s stockholders.

Outstanding Equity Awards at December 31, 2019

The following table provides information with respect to holdings of options, warrants and stock awards held by our named executive officers, at December 31, 2019:

	Option Awards
Name	Number of securities underlying unexercised option exercisable (#)	Number of securities underlying unexercised option unexercisable (#)	Option exercise price ($)	Option expiration date
Paul Roberts	18,750	14,584	2.97	9/15/2021
Peter Anthony Bordes, Jr.	2,967	-	33.75	10/2/2029

	Warrant Awards
Name	Number of securities underlying unexercised warrant exercisable (#)	Number of securities underlying unexercised warrant unexercisable (#)	Warrant exercise price ($)	Warrant expiration date
Pavel Medvedev	27,778	-	4.95	4/16/2023

Long-Term Incentive Plans

We currently have no long-term incentive plans.

Salary Reduction Program

In direct response to the uncertainties arising from the COVID-19 pandemic on the Company’s operations, on April 30, 2020, the Company’s board of directors approved an employee salary reduction program, whereby the Company can issue shares of its common stock in lieu of salaries to employees. The value of such an equity award under the employee salary reduction program shall be equivalent to 150% of the cash compensation that otherwise would have been payable, based on the market value of the Company’s common stock on the date of issuance. As of August 7, 2020, no shares of common stock have been issued under the Company’s employee salary reduction program. However, the program has provided the Company additional liquidity of approximately $200,000 in deferred salaries, for which the Company intends to issue common stock with a fair value of 150% of such deferred salary, or approximately $300,000, upon termination of the employee salary reduction program. It is the present intent of the Company to terminate its employee salary reduction program shortly after the closing of the Company’s initial public offering.

Non-Employee Director Compensation

As of August 7, 2020, we have not offered or paid non-employee directors any compensation for their services. However, we reimburse our officers and directors for reasonable expenses incurred during the course of their performance.

Employee Director Compensation

Directors who are also our employees receive no additional compensation for their service as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Financial Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party; and

•	the purpose of, and the potential benefits to us of, the transaction.

The audit committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (i) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (ii) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (iii) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our certificate of incorporation, as amended and restated, or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

We have a written policy regarding the review and approval of related person transactions. With respect to such transactions, it is our policy for our board of directors to consider the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interests. In addition, all related person transactions required prior approval, or later ratification, by our board of directors.

Related Party Transactions

On May 26, 2017, we issued shares of our common stock to the stockholders of CenterPoint Media LLC (“CenterPoint”), including Mr. Roberts, for consideration consisting of cash at $0.0000045 per share (post-split) and the stockholder’s agreement to the transfer of our business plan and all intellectual property associated with the development of our ad server and real time bidding technology (the “AdServer Technology”) developed at CenterPoint. On June 6 2017, CenterPoint and Kubient entered into a Technology Transfer Agreement where all of the AdServer Technology and contracts with customers related thereto were transferred to us for $100. CenterPoint entered into an agreement to sell all of its assets and liabilities to a third party unrelated to Kubient, except for a certain bank’s line of credit amounting to $350,000 and all obligations relating to the CenterPoint master lease of our former premises at 111 West 28th Street.

On May 1, 2017 and effective June 1, 2017, Kubient entered into a sublease agreement with CenterPoint whereby Kubient agreed to sublease office space from CenterPoint for $5,500 per month plus common charges for a period of one year. On March 6, 2018 and effective April 14, 2018, the Company extended their lease agreement with CenterPoint whereby the Company and CenterPoint committed themselves jointly and severally to all obligations of the lease for $9,139 per month including common maintenance charges for a period of ten months and ending on February 14, 2019.

During the year ended December 31, 2018, our founder agreed to transfer an aggregate of 220,556 shares of common stock out of his personal holdings to certain parties (one party was the Company’s Chief Technology Officer) in connection with services provided for the Company’s benefit. The fair value of $1,091,750 of shares of common stock is reflected as stock-based compensation on the Company’s statements of operations during the year ended December 31, 2018 with a corresponding credit to additional paid-in capital.

During the year ended December 31, 2018, Kubient and CenterPoint made various payments to one another for operating expenses that were paid for on the other party’s behalf. During the year ended December 31, 2018, Kubient made aggregate of payments of approximately $109,000 for the benefit of CenterPoint (of which, $71,000 was paid directly to CenterPoint and $38,000 was for CenterPoint expenses paid by Kubient) and CenterPoint made aggregate of payments of approximately $56,000 on behalf of Kubient.

During the year ended December 31, 2018, we wrote-off receivables from CenterPoint in the amount of approximately $61,000, which we deemed to be uncollectible.

During the year ended December 31, 2018, the Company received a non-interest-bearing advance in the amount of $45,000 from its founder and board member. The Company repaid this amount during the year ended December 31, 2019.

In March 2019, we entered into a sublease (license) agreement with OneQube, Inc. that provides for rent payments by Kubient equal to $600 per desk per month and ends in June 2021. On June 18, 2020, the sublease (license) agreement was terminated. Our Chief Executive Officer, Peter Bordes, is a stockholder of OneQube, Inc. He stepped down as Chief Executive Officer of OneQube, Inc. in June 2019 and continues to serve as Chairman of the Board of OneQube, Inc.

During the years ended December 31, 2019 and 2018, rent expense was $91,169 and $106,779, respectively, which included the rent paid to related parties discussed above. During the three months ended March 31, 2020 and 2019, rent expense associated with the OneQube, Inc. sublease was $35,821 and $3,600, respectively. As of March 31, 2020 and December 31, 2019, the Company had a liability to OneQube, Inc. of $23,881 and $0, respectively.

During the year ended December 31, 2019, the Company advanced an aggregate of $75,000 to OneQube, Inc. in connection with a non-binding letter of intent between the parties that was eventually mutually terminated by the parties. $75,000 was repaid by OneQube, Inc. during the year ended December 31, 2019.

During the year ended December 31, 2019, the Company’s Chief Executive Officer purchased a Senior Note in the amount of $165,000 for gross proceeds of $150,000. During the year ended December 31, 2019, the Company’s Chief Executive Officer, Chief Digital Officer and board member each purchased Junior Notes in the amount of $308,000, $330,000 and $27,500, respectively, for aggregate gross proceeds of $605,000.

As of March 31, 2020, the Company had outstanding notes payable – related parties, convertible notes payable – related parties and an advance due to a related party of $525,000, $830,500 and $29,000, respectively. As of December 31, 2019, the Company had outstanding convertible notes payable - related parties and an advance due to a related party of $830,500 and $29,000, respectively.

During the year ended December 31, 2019, the Company received non-interest-bearing advances in the aggregate amount of $29,905 from a company controlled by an executive officer. The Company repaid $905 during the year ended December 31, 2019.

During the three months ended March 31, 2020, the Company received aggregate proceeds of $525,000 in connection with three-year notes payable issued to three of its executive officers. The notes bear interest ranging from 1.50% and 1.60% per annum, payable annually. Effective July 13, 2020, the parties agreed to amend the terms of the notes to provide for conversion of principal and interest thereunder into shares of common stock and warrants to purchase shares of common stock at the public offering price per unit.

Subsequent to March 31, 2020, the Company received proceeds of $160,000 in connection with three-year notes payable, as amended, that were issued to an entity controlled by an executive officer. The notes bear interest at 0.91% per annum, payable annually. As discussed in the paragraph below, effective July 13, 2020, the parties agreed to amend the terms of the notes to provide for conversion of principal and interest thereunder into shares of common stock and warrants to purchase shares of common stock at the public offering price per unit.

On July 28, 2020, the Company received proceeds of $150,000 in connection with a note payable that was issued to an entity controlled by our Chief Executive Officer. The note matures and is repayable in cash by the Company on October 28, 2020, subject to acceleration following the occurrence of an IPO, Qualified Financing or Sale of the Company (as such terms are defined in the note).

PRINCIPAL STOCKHOLDERS

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth the beneficial ownership of our common stock as of August 7, 2020 by:

•	each stockholder known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 3,602,632 shares of our common stock outstanding as of August 7, 2020.

	Number of
Name of Beneficial Owner	Shares	Percentage
Executive Officers and Directors
Peter Anthony Bordes, Jr.(1)	742	*
Paul Roberts(2)	2,134,032	58.83%
Christopher Andrews(3)	7,223	*
Pavel Medvedev(4)	111,112	3.06%
Christopher Francia(5)	80,194	2.22%
Joshua Weiss(6)	-	*
Grainne Coen	-	*
Jeannie Mun	-	*
Elisabeth DeMarse	-	*
Christopher H. “Toby” Smith(7)	-	*
All directors and executive officers as a group(8)	2,333,303	63.69%
Greater than 5% Shareholders
Benjamin Neuman(9)	239,132	6.61%

*	Less than 1%

(1)	Includes 742 shares of common stock underlying stock options that are exercisable or will become exercisable within 60 days. Does not include 2,225 shares of common stock underlying unvested stock options. Also does not include $826,000 of promissory notes that are not currently convertible but are contingently convertible at the time of a Qualified IPO. $310,000 of such promissory notes are held by Trajectory Capital, LLC, over which Mr. Bordes has voting and dispositive power.

(2)	Includes 25,000 shares of common stock underlying stock options that are exercisable or will become exercisable within 60 days. Also includes 666,667 shares of common stock held by the Paul Roberts 2019 Annuity Trust, of which Mr. Roberts is a partial beneficiary. Does not include 8,333 shares of common stock underlying unvested stock options. Also does not include $275,000 of promissory notes that are not currently convertible but are contingently convertible at the time of a Qualified IPO.

(3)	Includes 5,000 shares of common stock underlying stock options that are exercisable or will become exercisable within 60 days. Does not include 15,000 shares of common stock underlying unvested stock options. Also does not include $460,000 of promissory notes that are not currently convertible but are contingently convertible at the time of a Qualified IPO.

(4)	Includes 27,778 shares of common stock underlying warrants that are exercisable or will become exercisable within 60 days.

(5)	Includes 2,416 shares of common stock underlying stock options that are exercisable or will become exercisable within 60 days. Does not include 806 shares of common stock underlying unvested stock options.

(6)	Does not include 16,667 shares of common stock underlying unvested stock options or 2,223 shares of common stock issuable pursuant to Mr. Weiss’ employment agreement that have not yet been issued by the Company.

(7)	Does not include $30,000 of a promissory note that is not currently convertible but is contingently convertible at the time of a Qualified IPO.

(8)	Includes 60,936 shares of common stock underlying options or warrants that are exercisable or will become exercisable within 60 days.

(9)	Includes 13,378 shares of common stock underlying a convertible promissory note. Shares held by Mr. Neuman will not be locked up as part of the offering.

DESCRIPTION OF SECURITIES

General

The following description summarizes certain important terms of our capital stock, as they are expected to be in effect immediately prior to the closing of this offering. The following descriptions are summaries and are qualified by reference to our certificate of incorporation and bylaws, each as will be amended and restated immediately prior to the closing of this offering, themselves. By becoming a stockholder in our Company, you will be deemed to have notice of and consented to these provisions of our certificate of incorporation and bylaws, each as amended and restated.

On August 6, 2020, we filed a certificate of amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to effectuate a one-for-nine (1:9) reverse stock split of our common stock without any change to its par value. Such amendment became effective on upon such filing. No fractional shares were issued in connection with the reverse stock split as all fractional shares were rounded up to the next whole share. All share and per share amounts of our common stock listed in this prospectus have been adjusted to give effect to the reverse stock split.

Units

Each unit consists of one share of common stock, $0.00001 par value per share, and one warrant to purchase one share of our common stock, each as described further below. The common stock and warrants will be immediately separable and will be issued separately.

Authorized Capital Stock

We are currently authorized to issue up to 100,000,000 shares of capital stock consisting of: 95,000,000 shares of common stock, par value $0.00001 per share and 5,000,000 shares of preferred stock, par value of $0.00001 per share. As of March 31, 2020, 3,601,521 shares of common stock were issued and outstanding and there were no shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Our board of directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There is no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Under the terms of our certificate of incorporation, as amended and restated, our board of directors is authorized to issue shares of preferred stock in one or more classes or series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and to determine such preferred stock’s rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Presently, our board of directors has not authorized the creation or issuance of any shares or series of preferred stock, and there will be no shares of preferred stock issued or outstanding upon the closing of this offering.

Authorized but Unissued Shares of Common Stock and Preferred Stock

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Warrants Offered Hereby

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of the warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part of. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Exercisability

The warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise (or, upon election by a Holder prior to the issuance of any Warrants, 9.99%), as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise

In the event that a registration statement covering shares of common stock underlying the warrants, is not available for the issuance of such shares of common stock underlying the warrants, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of common stock underlying the warrants.

Certain Adjustments

The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.

Transferability

Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to our Transfer Agent together with the appropriate instruments of transfer.

Warrant Agent and Exchange Listing

The warrants will be issued in registered form under a warrant agency agreement between VStock Transfer, LLC, as warrant agent, and us.

Fundamental Transactions

If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of common stock are permitted to sell, tender or exchange their shares of common stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of common stock, (4) we effect any reclassification or recapitalization of our shares of common stock or any compulsory share exchange pursuant to which our shares of common stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of common stock, each a “Fundamental Transaction,” then upon any subsequent exercise of the warrants, the holder thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Beneficial Ownership Limitation

Holder’s exercise shall be limited 4.99% of the Company’s outstanding common stock (or, upon election by a Holder prior to the issuance of any Warrants, 9.99%) of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise. The Holder, upon notice to the Company, may increase or decrease the beneficial ownership limitation provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of the warrant held by the Holder. Any increase in the beneficial ownership limitation will not be effective until the 61st day after such notice is delivered to the Company.

Governing Law

The warrants and the warrant agency agreement are governed by Delaware law.

Warrants

As of March 31, 2020, there were 177,223 shares of our common stock issuable upon exercise of outstanding stock warrants with a weighted average exercise price of $4.95 per share, which such share and exercise price amounts exclude the effect of shares issuable upon the exercise of warrants that are issuable upon closing of the public offering to holders of Senior Notes and Junior Notes.

Options

As of March 31, 2020, there were 97,856 shares of our common stock issuable upon exercise of outstanding stock options pursuant to our equity plans with a weighted average exercise price of $16.65 per share.

Registration Rights

Senior Notes

In three separate closings dated April 26, May 23, and June 28, 2019, the Company sold 25 Units of its securities for gross proceeds of $2,500,000, with each Unit priced at $100,000. After the expiration of a period of no less than 180 days following the effective date of this offering, holders of Units shall have one demand registration right, if Rule 144 under the Securities Act is not then available, and unlimited piggyback registration rights with respect to the shares of common stock underlying the securities that make up the Units.

In connection with the Unit offering described above, we are required to issue a five year warrant to Joseph Gunnar & Co. LLC, the placement agent in such offering, to purchase shares of our common stock. See “Underwriting – Placement Agent Warrants.” The warrant issued to the placement agent will provide for unlimited piggyback registration rights and customary anti-dilution rights consistent with FINRA Rule 5110.

Junior Notes

In two separate closings dated October 11 and November 6, 2019, the Company sold 11.05 Subordinated Units of its securities for gross proceeds of $1,105,000, with each Subordinated Unit priced at $100,000. After the expiration of a period of no less than 180 days following the effective date of this offering, holders of Subordinated Units shall have one demand registration right, if Rule 144 under the Securities Act is not then available, and unlimited piggyback registration rights with respect to the shares of common stock underlying the securities that make up the Subordinated Units.

In connection with the Subordinated Unit offering described above, we are required to issue a five year warrant to Joseph Gunnar & Co. LLC, the placement agent in such offering, to purchase shares of our common stock. See “Underwriting – Placement Agent Warrants.”

Between May 22, 2020 and June 11, 2020, the Company and certain noteholders entered to a consent and first amendment to Senior Notes and the Junior Notes, which do not affect the registration rights granted to the Senior Note holders and Junior Note holders discussed above.

Anti-Takeover Matters

Bylaw Provisions

The DGCL and our bylaws include a number of provisions that may have the effect of delaying, deferring or discouraging another person from acquiring control of our company and discouraging takeover bids. These provisions may also have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our bylaws provide that there shall be no cumulative voting.

Written Consent of Stockholders

Our bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may take any action by written consent in lieu of a meeting.

Meetings of Stockholders

Our bylaws will provide that a majority of the members of our board of directors then in office, the Chairman of the Board, the Chief Executive Officer, the President, or the holders of outstanding shares of common stock entitled to cast not less than 75% of the votes in a meeting may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our bylaws establish advance notice procedures for stockholders seeking to bring business before an annual or special meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

Amendment to Bylaws and Certificate of Incorporation

The amendment of the provisions in our certificate of incorporation will require approval by holders of at least 66 2/3% of our outstanding capital stock entitled to vote generally in the election of directors, in addition to any rights of the holders of our outstanding capital stock to vote on such amendment under the DGCL. The amendment of the provisions in our bylaws will require approval by either a majority of our board of directors or holders of at least 66 2/3% of our outstanding capital stock entitled to vote generally in the election of directors, in addition to any rights of the holders of our outstanding capital stock to vote on such amendment under the DGCL.

Blank Check Preferred Stock

Our certificate of incorporation provides for 5,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring, or preventing a change in control of us.

Delaware General Corporation Law

Upon completion of this offering, we will be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person or entity who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Any provision of our certificate of incorporation, bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Exclusive Forum for Resolution of Disputes

Pursuant to our amended and restated certificate of incorporation, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of or based on a breach of a fiduciary duty owed by any of our current or former directors, officers, or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation, or our bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. For the avoidance of doubt, this forum selection clause will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

We recognize that the forum selection clause may impose additional litigation costs on stockholders who assert the provision is not enforceable and may impose more general additional litigation costs in pursuing any such claims. Additionally, the forum selection clause in our bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Limitations of Director Liability and Indemnification of Directors and Officers

As permitted by the DGCL, provisions in our certificate of incorporation and bylaws that will be in effect upon the closing of this offering will limit or eliminate the personal liability of our directors. Consequently, directors will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission.

In addition, our bylaws provide that:

•	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the DGCL, subject to limited exceptions, including an exception for indemnification in connection with a proceeding (or counterclaim) initiated by such persons; and

•	we will advance expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, certain officers and employees, in connection with legal proceedings, subject to limited exceptions.

Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our executive officers and directors. These agreements provide that, subject to limited exceptions and among other things, we will indemnify each of our executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which a right to indemnification is available.

We also intend to maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons who control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

The Nasdaq Capital Market

On August 5, 2020, our application to list our common stock on The Nasdaq Capital Market under the symbol “KBNT” and to have our warrants listed under the symbol “KBNTW” respectively, was approved.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our shares. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares outstanding as of August 7, 2020, upon the completion of this offering 6,670,383 shares of our common stock will be outstanding, assuming the automatic conversion of all convertible notes into an aggregate of 1,234,417 restricted shares of our common stock upon the closing of this offering, no exercise of the representative of the underwriter’s option to purchase additional shares and no exercise of outstanding warrants or options. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. All remaining shares of common stock held by existing stockholders immediately prior to the completion of this offering will be “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, summarized below.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, any person who is not our affiliate and has not been our affiliate at any time during the preceding three months and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us. In addition, under Rule 144, any person who is not our affiliate and has not been our affiliate at any time during the preceding three months and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available.

Beginning 90 days after the date of this prospectus, a person who is our affiliate or who was our affiliate at any time during the preceding three months may sell any unrestricted securities, as well as restricted securities that the person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, under Rule 144. Affiliates selling restricted or unrestricted securities may sell a number of shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares then outstanding, which will equal approximately shares immediately after this offering, assuming no exercise of the representative of the underwriter’s option to purchase additional shares; or

•	the average weekly trading volume in our common stock on The Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors, other than our affiliates, who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement is eligible to resell these shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with the holding period requirements of Rule 144 and without regard to the volume of such sales or the availability of public information about us.

However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under “Underwriting” included elsewhere in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-Up Agreements

In connection with this offering, we, our directors and officers and certain holders of our equity securities have agreed, subject to certain exceptions, not to offer, sell or transfer any shares of common stock or securities convertible into or exchangeable for our common stock for 180 days after the date of this prospectus without the prior written consent of Maxim Group LLC and Joseph Gunnar & Co. LLC.

In addition to the restrictions contained in the lock-up agreements described above, we have entered into agreements with certain of our security holders, including agreements governing our equity awards, that contain market stand-off provisions imposing restrictions on the ability of such security holders to offer, sell or transfer our equity securities for a period of 180 days following the date of this prospectus. See “Underwriting -- Lock-Up Agreements” for additional information.

Registration Rights

Upon completion of this offering, certain holders of our securities will be entitled to various rights with respect to registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See the section entitled “Description of Securities - Registration Rights” appearing elsewhere in this prospectus for more information.

Equity Incentive Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register our shares issued or reserved for issuance under our equity incentive plans. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

UNDERWRITING

Maxim Group LLC (“Maxim Group”) and Joseph Gunnar & Co. LLC (“Joseph Gunnar”) are acting as co-representatives of the underwriters (collectively, the “Representative”). Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of units listed next to its name in the following table:

Name of Underwriter	Number of Units
Maxim Group LLC
Joseph Gunnar & Co. LLC
The Benchmark Company, LLC

The underwriters are committed to purchase all the units offered by us other than those covered by the over-allotment option described below, if any, are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the units covered by the underwriters’ over-allotment option described below. The underwriters are offering the units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions

The underwriters propose initially to offer the units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $              per unit. If all of the units offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the Representative.

	Per Unit	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Non-accountable expense allowance	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay a non-accountable expense allowance to the Representative equal to 1% of the gross proceeds received at the closing of the offering (excluding any proceeds received upon any subsequent exercise of the over-allotment option).

We have also agreed to pay the Representative’s expenses relating to the offering, including (a) all actual filing fees incurred in connection with the review of this offering by the Financial Industry Regulatory Authority, or FINRA, and all fees and expenses relating to the listing of our shares of common stock and warrants on Nasdaq; (b) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $10,000 in the aggregate; (c) all actual fees, expenses and disbursements relating to the registration or qualification of securities offered under state securities laws, or “blue sky” laws, or under the securities laws of foreign jurisdictions designated by the Representative, including reasonable fees and disbursements of “blue sky” counsel not to exceed $15,000; (d) all actual fees, expenses and disbursements relating to the registration, qualification or exemption of our shares of common stock and warrants under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (e) the costs of all mailing and printing of the underwriting documents as the Representative may reasonably deem necessary; (f) the costs associated with two sets of bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones in aggregate not to exceed $10,000; (g) the fees and expenses of the Representative’s legal counsel not to exceed $100,000, $20,000 of which has been paid in advance and will be returned to us to the extent that offering expenses are not actually incurred in compliance with FINRA Rule 5110(f)(2)(C); (h) $26,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (i) up to $25,000 of the Representative’s actual accountable road show expenses for the offering, (j) the $4,800 cost associated with the use of Finsight’s deal road show presentation software and (k) the Representatives’ cost of mailing prospectuses to potential investors.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and non-accountable expense allowance, will be approximately $800,000.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to 275,000 additional shares of our common stock and/or warrants to purchase up to 275,000 shares of our common stock from us, to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares and/or warrants included in the units covered by the option at the public offering price per share or warrant that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $12,650,000 and the total net proceeds, less the underwriting discount but before expenses, to us will be $11,764,500.

Representative’s Warrants

We have agreed to issue to the Representative (or its permitted assignees) warrants to purchase up to a total of 91,667 shares of common stock (5% of the shares of common stock included in the Units, excluding the over-allotment, if any). We are registering hereby the issuance of the Representative’s warrants and the shares of common stock issuable upon exercise of the warrants. The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four and one half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part, which period is in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable for cash or on a cashless basis at a per share price equal to $7.50  per share, or 125% of the public offering price per Unit in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part. In addition, the warrants provide for certain demand and piggyback registration rights. The demand registration rights and piggyback registration rights provided will terminate 5 years from the effective date of the registration statement of which this prospectus is a part in compliance with FINRA Rule 5110(f)(2)(G)(iv) and (v), respectively. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Placement Agent Warrants

In connection with the Company’s private placement (the “Senior Note Private Placement”) of $2,750,000 principal amount of convertible notes and warrants, Joseph Gunnar and the Company entered into a letter agreement, dated March 11, 2019 (the “March 2019 Agreement”). In connection with the Company’s private placement (the “Subordinated Note Private Placement”) of $1,215,500 principal amount of convertible notes and warrants, Joseph Gunnar and the Company entered into a letter agreement, dated September 18, 2019 (the “September 2019 Agreement”). Both the March 2019 Agreement and the September 2019 Agreement provided that Joseph Gunnar is entitled to receive warrants (the “Placement Agent Warrants”) to purchase 10% of the sum of (i) shares into which the notes sold in the offering are convertible at an exercise price equal to the offering price per share sold in the Qualified IPO, and (ii) shares for which the investor warrants are exercisable, at an exercise price equal to the warrant exercise price of the warrant included in the Subordinated Units. Notwithstanding the foregoing, if a Qualified IPO does not occur on or before the one-year anniversary of each of such agreements, then each Placement Agent Warrant will be exercisable for that number of shares of common stock equal to 20% of the principal amount of the notes sold in the offering divided by $4.95, at a per share exercise price of $4.95.

The Company and Joseph Gunnar have agreed to amend the March 2019 Agreement and the September 2019 Agreement, pursuant to which effective immediately prior the effectiveness of this registration statement, the right to receive all Placement Agent Warrants as contemplated in such agreements has been amended so that Joseph Gunnar (or its designees) shall be entitled to receive Placement Agent Warrants to purchase 99,138 shares of Common Stock. The Placement Agent Warrants will be exercisable for cash or on a cashless basis at a per share exercise price equal to $6.60, which price reflects 110% of the public offering price of the units issued in the Offering. The Placement Agent Warrants shall expire on a date which is five years from the effectiveness of this registration statement and shall be subject to a 180-day lock up pursuant to Rule 5110(g)(1) of FINRA. We will bear all fees and expenses attendant to registering the shares of our common stock issuable upon exercise of the Placement Agent Warrants The exercise price and the number of shares of our common stock issuable upon exercise of the Agent Warrants may be proportionately adjusted in the event of a stock split, stock dividend, recapitalization, reorganization, or similar event involving us in compliance with FINRA Rule 5110(f)(2)(G)(vi). Notwithstanding the foregoing, if a Qualified IPO does not occur on or before December 31, 2020, then the Placement Agent Warrants will be exercisable for an aggregate number of shares of common stock equal to 20% of the original principal amount of the notes sold in the Senior Note Private Placement and the Junior Note Private Placement divided by $4.95, at a per share exercise price of $4.95, which reflects the 1 for 9 reverse stock split that was effectuated on August 6, 2020.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and certain of our stockholders, have agreed, without the prior written consent of the Representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 180 days from the date of this prospectus.

In addition to the above and in connection with their purchase of Junior Notes, holders have agreed to certain market stand-off provisions pursuant to which they have agreed not to sell or otherwise transfer common stock of the Company or securities convertible or exercisable into common stock of the Company, without the consent of the underwriters, for a period of 180 days following the date of this prospectus. It is contemplated that holders of Senior Notes will execute lock up agreements pursuant to which they will agree not to sell or otherwise transfer common stock of the Company or securities convertible or exercisable into common stock of the Company, without the consent of the underwriters, for a period of 180 days following the date of this prospectus.

Right of First Refusal and Certain Post Offering Investments

Subject to the closing of this offering and certain conditions set forth in the underwriting agreement, for a period of twenty-four (24) months after the closing of the offering, each of Maxim Group and Joseph Gunnar shall have a right of first refusal to act as lead managing underwriters and book-runners and/or placement agents for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings undertaken during such period by us, or any of our successors or subsidiaries, on terms customary to each of Maxim Group and Joseph Gunnar. In the event that both Maxim Group and Joseph Gunnar exercise their respective right of first refusal as to the same public equity offering, the economic participation between Maxim Group and Joseph Gunnar for this right of first refusal on such future public equity offering shall be 50% to Maxim and 50% to Joseph Gunnar. Each of Maxim Group and Joseph Gunnar in conjunction with us, shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. In addition, the Company has also agreed to pay Maxim Group and Joseph Gunnar an aggregate cash fee of 7% in the event investors previously directly introduced to the Company by such parties provide capital to the Company during the period commencing 91 days following the closing of the offering and continuing for a period of 18 months thereafter.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities that underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in the our common stock. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the shares of common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Market Information

The public offering price will be determined by discussions between us and the Representative. In addition to prevailing market conditions, the factors to be considered in these discussions will include:

•	an assessment of our management and the underwriters as to the price at which investors might be willing to participate in this offering;

•	the history of, and prospects for, our company and the industry in which we compete;

•	our past and present financial information;

•	our past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the public offering price.

Offer and Sale Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

In relation to each Member State of the European Economic Area that has implemented the Prospectus Regulation (each, a “Relevant Member State”) an offer to the public of our securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of our securities shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our securities to be offered so as to enable an investor to decide to purchase our securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreintd’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Hong Kong

The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ — $$ — Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO, or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Waller Lansden Dortch & Davis, LLP, Nashville, Tennessee. Littman Krooks LLP, New York, New York is acting as counsel to the underwriters.

EXPERTS

The consolidated financial statements of Kubient, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 appearing in this prospectus and registration statement, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, which contains an explanatory paragraph as to the Company’s ability to continue as a going concern, thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to Kubient, Inc. and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.Kubient.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

KUBIENT, INC.

Kubient, Inc.

Condensed Consolidated Balance Sheets

			Pro Forma
	March 31,	December 31,	March 31,
	2020	2019	2020
	(unaudited)		(unaudited)
			(Note 1)
Assets

Current Assets:
Cash	$21,017	$33,785	$21,017
Accounts receivable, net	534,081	38,704	534,081
Prepaid expenses and other current assets	44,629	28,072	44,629

Total Current Assets	599,727	100,561	599,727
Intangible assets, net	1,532,726	83,333	1,532,726
Property and equipment, net	5,128	4,549	5,128
Deferred offering costs	360,892	285,196	360,892

Total Assets	$2,498,473	$473,639	$2,498,473

Liabilities and Stockholders' Deficiency

Current Liabilities:
Accounts payable - suppliers	$534,161	$785,180	$534,161
Accounts payable - trade	2,109,786	867,554	2,109,786
Accrued expenses and other current liabilities	483,235	478,674	483,235
Accrued expenses and other current liabilities - related party	23,881	-	23,881
Accrued interest	173,204	117,912	24,537
Accrued interest - related parties	20,949	4,204	-
Due to related party	29,000	29,000	29,000
Notes payable	113,967	113,967	113,967
Convertible notes payable, net of discount of $254,316, $630,994 and $0 as of
March 31, 2020, December 31, 2019 and Pro Forma March 31, 2020, respectively	2,945,684	2,569,006	-
Convertible notes payable - related parties, net of discount of $197,533, $281,701 and $0 as of
March 31, 2020, December 31, 2019 and Pro Forma March 31, 2020, respectively	632,967	548,799	-

Total Current Liabilities	7,066,834	5,514,296	3,318,567
Notes payable - related parties	525,000	-	-

Total Liabilities	7,591,834	5,514,296	3,318,567

Commitments and contingencies (Note 9)

Stockholders' Deficiency:
Preferred stock, $0.00001 par value; 555,556 shares authorized;
No shares issued and outstanding as of
March 31, 2020, December 31, 2019 and Pro Forma March 31, 2020	-	-	-
Common stock, $0.00001 par value; 10,555,556 shares authorized;
3,601,521, 3,601,521 and 4,775,802 shares issued and outstanding as of
March 31, 2020, December 31, 2019 and Pro Forma March 31, 2020	36	36	48
Additional paid-in capital	3,368,118	3,362,724	10,370,906
Accumulated deficit	(8,461,515)	(8,403,417)	(11,191,048)

Total Stockholders' Deficiency	(5,093,361)	(5,040,657)	(820,094)

Total Liabilities and Stockholders' Deficiency	$2,498,473	$473,639	$2,498,473

The accompanying notes are an integral part of these condensed consolidated financial statements.

Kubient, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended
	March 31,
	2020	2019
Net Revenues	$1,381,913	$56,806
Operating Expenses:
Technology	480,401	372,951
General and administrative	663,926	132,607
Total Operating Expenses	1,144,327	505,558
Income (Loss) From Operations	237,586	(448,752)
Other (Expense) Income:
Interest expense	(432,812)	(16,436)
Interest expense - related parties	(100,914)	-
Gain on forgiveness of accounts payable - supplier	236,248	-
Other income	1,794	244
Total Other Expense	(295,684)	(16,192)
Net Loss	$(58,098)	$(464,944)
Net Loss Per Share - Basic and Diluted	$(0.02)	$(0.13)
Weighted Average Common Shares Outstanding - Basic and Diluted	3,601,521	3,599,300

The accompanying notes are an integral part of these condensed consolidated financial statements.

Kubient, Inc.

Condensed Consolidated Statements of Changes in Stockholders’ Deficiency

(unaudited)

	For the Three Months Ended March 31, 2020
			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance - January 1, 2020	3,601,521	$36	$3,362,724	$(8,403,417)	$(5,040,657)
Stock-based compensation:
Options	-	-	5,394	-	5,394
Net loss	-	-	-	(58,098)	(58,098)
Balance - March 31, 2020	3,601,521	$36	$3,368,118	$(8,461,515)	$(5,093,361)

	For the Three Months Ended March 31, 2019
			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance - January 1, 2019	3,599,300	$36	$2,717,538	$(4,270,544)	$(1,552,970)
Stock-based compensation:
Options	-	-	5,502	-	5,502
Net loss	-	-	-	(464,944)	(464,944)
Balance - March 31, 2019	3,599,300	$36	$2,723,040	$(4,735,488)	$(2,012,412)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Kubient, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Three Months Ended
	March 31,
	2020	2019
Cash Flows From Operating Activities:
Net loss	$(58,098)	$(464,944)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	51,115	-
Bad debt expense	5,749	1,215
Gain on forgiveness of accounts payable - supplier	(236,248)	-
Stock-based compensation:
Stock options	5,394	5,502
Common stock	16,125	1,500
Amortization of debt discount and debt issuance costs	376,678	4,483
Amortization of debt discount and debt issuance costs - related parties	84,168	-
Changes in operating assets and liabilities:
Accounts receivable	(501,126)	(18,315)
Prepaid expenses and other current assets	(16,557)	(8,710)
Accounts payable - suppliers	(14,771)	150,256
Accounts payable - trade	112,251	23,354
Accrued expenses and other current liabilities	(87,260)	316,285
Accrued expenses and other current liabilities - related party	23,881	-
Accrued interest	55,292	9,557
Accrued interest - related parties	16,745	-

Net Cash (Used In) Provided By Operating Activities	(166,662)	20,183

Cash Flows From Investing Activities:
Purchase of intangible assets	(355,019)	-
Purchase of property and equipment	(1,087)	-

Net Cash Used In Investing Activities	(356,106)	-

Cash Flows From Financing Activities:
Proceeds from issuance of notes payable	525,000	-
Repayment of notes payable	-	(27,369)
Payment of deferred offering costs	(15,000)	-

Net Cash Provided By (Used In) Financing Activities	510,000	(27,369)

Net Decrease In Cash	(12,768)	(7,186)

Cash - Beginning of the Period	33,785	7,518

Cash - End of the Period	$21,017	$332

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$2,396
Income taxes	$-	$-

Non-cash investing and financing activities:
Accrual of intangible assets	$1,144,981	$-
Accrual of deferred offering costs	$75,696	$37,476

The accompanying notes are an integral part of these condensed consolidated financial statements.

KUBIENT, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2020 and 2019

NOTE 1 – BUSINESS ORGANIZATION, NATURE OF OPERATIONS, RISKS AND UNCERTAINTIES AND BASIS OF PRESENTATION

Organization and Operations

Kubient, Inc. (“Kubient” or the “Company”) was incorporated in the State of Delaware on May 24, 2017 and established a fiscal year end of December 31.  Kubient has developed a cloud-based software platform for real-time trading of digital, programmatic advertising. The platform allows both advertisers (ad space buyers) and publishers (ad space sellers) the ability to use machine learning during any programmatic ad space auction.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel strain of coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States. The Company is closely monitoring the outbreak of COVID-19 and its impact on the Company’s operations, financial position, cash flows, supply chains, customer purchasing trends, customer payments, and the industry in general in addition to the impact on the Company’s employees. The Company has concluded that while it is reasonably possible that the virus could have a negative impact on the results of operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. However, if the pandemic continues to cause significant negative impacts to economic conditions, the Company’s results of operations, financial condition and liquidity could be adversely impacted.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the unaudited condensed consolidated financial statements of the Company as of March 31, 2020 and for the three months ended March 31, 2020 and 2019. The results of operations for the three months ended March 31, 2020 are not necessarily indicative of the operating results for the full year ending December 31, 2020 or any other period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related disclosures as of December 31, 2019 and 2018 and for the years then ended which are included elsewhere in this filing.

Unaudited Pro Forma Information

The unaudited pro forma balance sheet information as of March 31, 2020 gives effect to the automatic conversion upon the closing of the Company’s public offering of: (i) Senior Notes and Junior Notes convertible into common stock and warrants at a conversion price of $4.20 per unit (which is a 30% discount to the $6.00 mid-point of the estimated offering price range per unit described on the cover of this prospectus); (ii) Related Party Notes convertible into common stock and warrants at a conversion price of $6.00 per unit (which is the mid-point of the estimated offering price range per unit described on the cover of this prospectus); and other convertible notes with aggregate principal amounts of $65,000 that are convertible into common stock at prices ranging from $2.61 to $4.95 per share. The convertible notes have an aggregate principal balance of $4,103,651 (which is net of debt discount of $812,349 (which is comprised of the debt discount balance of $451,849 as of March 31, 2020 plus an additional debt discount of $360,500 resulting from amendments to the Senior Notes and Junior Notes to increase their principal amounts in the form of an original issue discount)) and aggregate accrued interest of $169,616 as of March 31, 2020, into an aggregate of 1,174,281 shares of common stock and warrants to purchase an aggregate of 1,152,762 shares of common stock. As a result of these conversions, the Company anticipates that it will be required to record an estimated charge of $2.7 million, which is comprised of (i) the recognition of a beneficial conversion feature of $1,917,184, and (ii) the acceleration of the existing unamortized debt discount of $812,349. The estimated charge of $2.7 million has been reflected on the unaudited pro forma balance sheet as of March 31, 2020 as an increase to accumulated deficit and additional paid-in capital. There can be no assurance that the Company will complete its public offering. In the event the public offering is not completed, the Senior Notes, Junior Notes, Related Party Notes and other convertible notes will not automatically convert into equity.

NOTE 2 – GOING CONCERN AND MANAGEMENT’S PLANS

The Company has not yet achieved profitability and expects to continue to incur cash outflows from operations. It is expected that its operating expenses will continue to increase and, as a result, the Company will eventually need to generate significant revenues to achieve profitability. These conditions indicate that there is substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of the financial statements.

The Company is currently funding its operations on a month-to-month basis via proceeds received from the debt financing described below. Although the Company’s management believes that it has access to capital resources, there are currently no commitments in place for new financing at this time and there is no assurance that the Company will be able to obtain funds on commercially acceptable terms, if at all. If the Company is unable to obtain adequate funds on reasonable terms, it may be required to significantly curtail or discontinue operations or obtain funds by entering into financing agreements on unattractive terms. The Company’s operating needs include the planned costs to operate its business, including amounts required to fund working capital and capital expenditures. Subsequent to March 31, 2020, the Company received approximately $327,000 in the form of a loan in connection with the Paycheck Protection Program, approximately $79,000 in the form of a loan in connection with the Economic and Disaster Loan assistance program and approximately $310,000 in the form of notes payable from a related party. See Note 11 – Subsequent Events for additional details.

The accompanying condensed consolidated financial statements have been prepared in conformity U.S. GAAP, which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustment that might become necessary should the Company be unable to continue as a going concern.

KUBIENT, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2020 and 2019

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

There have been no material changes to the significant accounting policies included in the audited consolidated financial statements as of December 31, 2019 and 2018 and for the years then ended, which are included elsewhere in this filing, except as disclosed in this note.

Accounts Receivable

Accounts receivable are carried at their contractual amounts, less an estimate for uncollectible amounts. As of March 31, 2020 and December 31, 2019, there was an allowance for uncollectible amounts of $40,689 and $34,115, respectively. Management estimates the allowance for bad debts based on existing economic conditions, the financial conditions of the customers, and the amount and age of past due accounts.

Intangible Assets

Intangible assets are comprised of costs to acquire and develop computer software, including (i) the costs to acquire third-party data which is used to improve the Company’s artificial intelligence platform for client use as well as (i) the costs to acquire third-party software as well as the related source code. The intangible assets have estimated useful lives of two years for the computer software and five years for the capitalized data. Once placed into service, the Company amortizes the cost of the intangible assets over their estimated useful lives on a straight-line basis.

Software Development Costs

The Company develops and utilizes software in connection with its ability to generate customer revenue (which is further explained in Note 3 – Significant Accounting Policies – Revenue Recognition). Costs incurred in this effort are accounted for under the provisions of ASC 985-20, Software – Cost of Software to be Sold, Leased or Marketed, whereby costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized. The Company capitalizes subsequent additions, modifications, or upgrades to internally developed software only to the extent that such changes allow the software to perform a task it previously did not perform.

Revenue Recognition

The Company recognizes revenue under ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). The Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when or as the performance obligations are satisfied.

The Company maintains a contract with each customer and supplier, which specify the terms of the relationship and access to the Company’s platform. The Company provides a service to its customers (the buy-side ad networks who work for advertisers) by providing its platform to connect advertisers and publishers. For this service, the Company earns a mark-up, which is the spread between what the Company collects from the advertiser, who wants to run an ad campaign, and what the Company remits to the publisher, who wants to sell its ad space. The transaction price is determined based on the consideration to which it expects to be entitled, including the impact of any implicit price concessions over the course of the contract. The Company’s performance obligation is to facilitate the publication of advertisements. The performance obligation is satisfied at the point in time that the ad is placed. Subsequent to a bid being won, the associated fees are generally not subject to refund or adjustment. Historically, any refunds and adjustments have not been material.

The revenue recognized is the difference between (i) the amount the Company is responsible to collect from the customer related to the placement of an ad (the “Gross Billing”) and (ii) the amount the Company remits to the supplier for the ad space (the “Supplier Cost”). The determination of whether the Company is the principal or agent, and hence whether to report revenue on a gross basis equal to the Gross Billing or on a net basis for the difference between the Gross Billing and Supplier Cost, requires judgment. The Company acts as an agent in arranging via its platform for the specified good (the ad space) to be purchased by the advertiser, as it does not control the goods or services being transferred to the end customer, it does not take responsibility for the quality or acceptability of the ad space, it does not bear inventory risk, nor does it have discretion in establishing price of the ad space. As a result, the Company recognizes revenue on a net basis for the difference between the Gross Billing and the Supplier Cost. During the three months ended March 31, 2020 and 2019, the Company recognized aggregate revenue of $81,575 and $56,806, respectively, in connection with contracts where it acts as an agent.

KUBIENT, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2020 and 2019

The Company invoices customers on a monthly basis for the amount of Gross Billings in the relevant period. Invoice payment terms, negotiated on a customer-by- customer basis, are typically between 45 to 90 days. However, for certain agency customers with sequential liability terms as specified by the Interactive Advertising Bureau, (i) payments are not due to the Company until such agency customers has received payment from its customers (ii) the Company is not required to make a payment to its supplier until payment is received from the Company’s customer and (iii) the supplier is responsible to pursue collection directly with the advertiser. As a result, once the Company has met the requirements of each of the five steps under ASC 606, the Company’s accounts receivable are recorded at the amount of Gross Billings which represent amounts it is responsible to collect and accounts payable are recorded at the amount payable to suppliers. In the event step 1 under ASC 606 is not met, the Company does not record either the accounts receivable or accounts payable. Accordingly, both accounts receivable and accounts payable appear large in relation to revenue reported on a net basis.

KUBIENT, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2020 and 2019

Beginning during the three months ended March 31, 2020, the Company recognized revenue in connection with contracts to scan a customers’ first-party anonymized data with the Company’s proprietary patent-pending artificial intelligence product (“KAI”). Upon completion of the scan, the Company delivered a report to the customer, which is the point in time the Company satisfied the performance obligation. The Company acts as the principal for these contracts, as it is primarily responsible for fulfilling the promise to provide the services and has discretion in establishing the price of service. As a result, the Company recognizes revenue on a gross basis. During the three months ended March 31, 2020 and 2019, the Company recognized aggregate revenue of $1,300,338 and $0, respectively, in connection with the contracts. As of March 31, 2020, there was accounts receivable in the aggregate amount $445,317 related to this revenue.

As of March 31, 2020 and December 31, 2019, the Company did not have any contract assets from contracts with customers. As of March 31, 2020 and December 31, 2019, the Company had $15,000 of contract liabilities where performance obligations have not yet been satisfied. The Company expects to satisfy its remaining performance obligations and recognize the revenue within the next twelve months. During the three months ended March 31, 2020 and 2019, no revenue was recognized from performance obligations satisfied (or partially satisfied) in previous periods.

Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of common and dilutive common-equivalent shares outstanding during each period. Dilutive common-equivalent shares consist of shares of options, warrants and convertible notes, if not anti-dilutive.

The following shares were excluded from the calculation of weighted average dilutive common shares because their inclusion would have been anti-dilutive:

	For the Three Months Ended
	March 31,
	2020	2019
Stock options	97,856	58,223
Warrants	1,138,556	177,223
Convertible notes [1]	21,519	18,626
	1,257,931	254,072

[1] Excludes shares issuable upon conversion of the Senior and Junior Notes, which are not currently convertible and whose conversion price is not currently known.

Reclassifications

Certain prior period balance sheet amounts have been reclassified to conform to the fiscal 2020 presentation. These reclassifications have no impact on the previously reported net loss.

KUBIENT, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2020 and 2019

NOTE 4 – INTANGIBLE ASSETS

Intangible assets consist of the following:

	March 31,	December 31,
	2020	2019
Acquired data	$1,500,000	$-
Acquired software	100,000	100,000
	1,600,000	100,000
Less: accumulated amortization	(67,274)	(16,667)
Intangible assets, net	$1,532,726	$83,333

During the three months ended March 31, 2020, the Company acquired third-party data with a cost of $1,500,000, which was a product enhancement under ASC 985-20 to its artificial intelligence platform, as a means of using the data to support the evolution and growth of the Company’s artificial intelligence platform. The Company began recognizing amortization expense during the three months ended March 31, 2020 over the five-year useful life (which is the period in which is the estimated life of the enhancement), as the product enhancement was available for general release to the Company’s customers under its beta testing program as well as integration into the Company’s pre-existing platform. As of March 31, 2020, the Company had a remaining liability in connection with purchase of third-party data of $1,144,981, which is included within accounts payable – trade on the condensed consolidated balance sheet.

Amortization expense related to intangible assets was $50,607 and $0 for the three months ended March 31, 2020 and 2019, respectively. The Company’s intangible assets have a remaining weighted average amortization period of 4.7 years.

The estimated future amortization expense is as follows:

For the Years Ending December 31,	Total
2020	$262,500
2021	333,333
2022	300,000
2023	300,000
2024	300,000
Thereafter	36,893
$1,532,726

NOTE 5 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	March 31,	December 31,
	2020	2019
Accrued payroll taxes	$-	$163,746
Accrued supplier expenses	115,605	39,026
Accrued legal and professional fees	167,415	172,801
Accrued commissions	27,000	-
Credit card payable	32,420	30,113
Accrued director fees	38,128	-
Accrued programming expenses	50,513	36,993
Accrued issuable equity	16,125	-
Deferred revenue	15,000	15,000
Other	21,029	20,995
Total accrued expenses and other current liabilities	$483,235	$478,674

KUBIENT, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2020 and 2019

NOTE 6 – NOTES PAYABLE

As of March 31, 2020 and as of the date the condensed consolidated financial statements were issued, notes payable with an aggregate principal amount of $133,967 were past due and are classified as current liabilities on the condensed consolidated balance sheet as of March 31, 2020. Such notes continue to accrue interest, which has been accrued as of March 31, 2020. See Note 9 - Commitments and Contingencies – Litigation for additional details. The Company is in negotiations to either extend the maturity dates of such notes or to settle the amounts due.

During the three months ended March 31, 2020 and 2019, the Company recorded interest expense of $56,134 and $11,953, respectively, and non-cash amortization of debt discount and debt issuance costs of $376,678 and $4,483, respectively, which is included in interest expense on the condensed consolidated statements of operations. As of March 31, 2020 and December 31, 2019, the Company had $173,204 and $117,912, respectively, of accrued interest related to notes payable.

During the three months ended March 31, 2020 and 2019, the Company recorded interest expense – related parties of $16,746 and $0, respectively, and non-cash amortization of debt discount and debt issuance costs – related parties of $84,168 and $0, respectively, which is included in interest expense – related parties on the condensed consolidated statements of operations. As of March 31, 2020 and December 31, 2019, the Company had $20,949 and $4,204, respectively, of accrued interest - related parties related notes payable.

Notes Payable – Related Parties

During the three months ended March 31, 2020, the Company received aggregate proceeds of $525,000 in connection with three-year notes payable issued to three of its executive officers. The notes bear interest ranging from 1.50% and 1.60% per annum, payable annually. The original terms of the notes provided that the outstanding principal and accrued and unpaid interest would become immediately due and payable upon an initial public offering, sale of the Company or qualified financing with equity proceeds of at least $5,000,000. Subsequent to March 31, 2020, the parties agreed to amend the terms of the notes payable to provide for conversion of principal and interest thereunder into shares of common stock and warrants to purchase shares of common stock at the public offering price per unit. See Note 11 – Subsequent Events - Note Payable – Related Parties for additional details.

NOTE 7 – STOCKHOLDERS’ DEFICIENCY

Stock-Based Compensation

During the three months ended March 31, 2020 and 2019, the Company recognized aggregate stock-based compensation expense of $21,519 ($16,125 related to common stock that was not issued as of March 31, 2020 and, accordingly, was included in accrued expenses and other current liabilities and $5,394 related to stock options) and $7,002 ($1,500 related to common stock that was not issued as of March 31, 2019 and, accordingly, was included in accrued expenses and other current liabilities and $5,502 related to stock options), respectively. As of March 31, 2020, there was $21,999 of unrecognized stock-based compensation expense, which will be recognized over approximately 2.1 years.

NOTE 8 - RELATED PARTY TRANSACTIONS

As of March 31, 2020, the Company had outstanding notes payable – related parties, convertible notes payable – related parties and an advance due to a related party of $525,000, $830,500 and $29,000, respectively. As of December 31, 2019, the Company had outstanding convertible notes payable - related parties and an advance due to a related party of $830,500 and $29,000, respectively. See Note 6 – Notes Payable for details of related party transactions.

Sublease Agreement

In March 2019, Kubient entered into a sublease agreement with OneQube, Inc. (“OneQube”) that provides for rent payments by Kubient to the sublessor equal to $600 per desk per month and ends in June 2021. The Company’s current Chief Executive Officer is a stockholder of OneQube and serves as Chairman of the Board of OneQube. During the three months ended March 31, 2020 and 2019, rent expense associated with the OneQube sublease was $35,821 and $3,600, respectively, which is included in general and administrative expenses on the condensed consolidated statements of operations. As of March 31, 2020 and December 31, 2019, the Company had a liability of $23,881 and $0, respectively, which is included within accrued expenses and other current liabilities - related party on the condensed consolidated balance sheets. See Note 11 – Subsequent Events for additional details.

KUBIENT, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2020 and 2019

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company is a defendant or plaintiff in various legal actions that arise in the normal course of business. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

On August 31, 2018, the Company received a summons from the Los Angeles County Superior Court of California in connection with a civil action filed by a vendor against the Company in the amount of $33,461 for breach of contract. On November 14, 2018, counsel representing the vendor filed a request for default judgement against the Company in the amount of $35,936 which included legal costs of $785 and interest of $1,690. On November 21, 2018, judgement was entered by the court against the Company. On April 16, 2020, a Writ of Execution was issued against the Company in the amount of $40,997. On June 12, 2020, the Company filed a motion to vacate the default judgment. The Court has set an August 25, 2020 hearing date. As of March 31, 2020 and December 31, 2019, the Company had accrued for all amounts.

On November 27, 2019, the Company received a summons from the Los Angeles County Superior Court of California in connection with a civil action filed by a vendor on November 25, 2019 against the Company in the amount of $20,764. On April 21, 2020, the Company made a settlement offer to pay $20,000 within 90 days of execution of a settlement agreement. As of the date the financial statements were issued, the parties had not executed a settlement agreement, however, that settlement offer was rejected by the vendor. On May 28, 2020, the Company filed a motion to dismiss. As of March 31, 2020 and December 31, 2019, the Company had accrued approximately $20,000.

KUBIENT, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2020 and 2019

In March 2019, the Company entered into a binding letter of intent (“LOI”) to acquire substantially all of the assets of Aureus Holdings, LLC d/b/a Lo70s (“Lo70s”). In connection with this LOI, the Company made a good faith deposit of $200,000. Subsequently, during the diligence phase of the LOI it became apparent that Lo70s’ projections were grossly inaccurate and misstated. Diligence inquiries made to Lo70s on this subject continuously went ignored. As a result, the Company allowed the LOI to expire under its own terms. In connection with this expiration, the Company recently was served with a complaint by Lo70s (Aureus Holdings, LLC d/b/a Lo70s v. Kubient, Inc., et al., Superior Court of Delaware, Case No. N20C-07-061), which names the Company and three individuals, Peter A. Bordes, Jr., Paul Roberts and Philip Anderson (a former consultant to the Company) as defendants.  The complaint alleges breach of contract on the expired LOI and other claims and seeks $5,000,000 in damages, without providing information or support as to how the alleged damages are calculated.  The Company believes that Lo70s’ claim has no merit, and wholly and completely disputes Lo70s’ allegations therein.  The Company has retained additional legal counsel in Delaware in order to defend the action vigorously and intends to pursue claims of its own against Lo70s’ and its affiliates. During the year ended December 31, 2019, the Company recorded an allowance of $200,000 related to the deposit. As of March 31, 2020 and December 31, 2019, the Company had accrued for all probable and estimable amounts in its condensed consolidated financial statements.

Release of Liability

On March 10, 2020, the Company received a letter from one of its vendors releasing it from aggregate liabilities of $236,248, which were accrued as of December 31, 2019. The Company recognized the gain on release of liability effective March 10, 2020, which is included in other expense on the condensed consolidated statement of operations.

Settlement Agreements

On September 4, 2019, the Company entered into a settlement agreement whereby the parties agreed to settle an outstanding note payable balance of approximately $45,000 for $16,000, which was to be paid by September 3, 2019 by the Company. As of March 31, 2020 and December 31, 2019, the outstanding note payable balance was $38,967 on the condensed consolidated balance sheets.

On November 12, 2019, the Company received a summons from the Palm Beach County Circuit Court of Florida in connection with a civil action filed by the plaintiff against the Company in the aggregate amount of $207,502 ($132,502 for breach of contract and $75,000 for default under a promissory note). On May 13, 2020, the parties reached a settlement agreement that requires the Company to make aggregate payments to the plaintiff of a total of $135,000, which is due in seven (7) installments between May 20, 2020 and October 20, 2020. If the Company pays a total of $125,000 by September 15, 2020, the total amount due is automatically reduced to $125,000. In the event the Company fails to make timely payments and the default is not cured by the conclusion of the specified grace period, the plaintiff shall be entitled to the entry of a final judgment against the Company in the amount of $240,000, less any and all payments made. As of the date the financial statements were issued, the Company had paid $25,000 to the plaintiff in connection with the settlement agreement. As of March 31, 2020 and December 31, 2019, the Company had accrued approximately $177,000.

NOTE 10 – CONCENTRATIONS

Customer Concentrations

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s net revenues for the following periods:

	For the Three Months Ended
	March 31,
Customer	2020	2019
Customer A	N/A	68.39%
Customer F	38.43%	N/A
Customer G	55.67%	N/A
Total	94.10%	68.39%

KUBIENT, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2020 and 2019

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s accounts receivable as of:

	March 31,	December 31,
Customer	2020	2019
Customer D	*	13.73%
Customer E	*	12.23%
Customer F	29.37%	N/A
Customer G	48.11%	N/A
Total	77.48%	25.96%

*	Less than 10%.

A reduction in sales from or loss of these customers would have a material adverse effect on the Company’s results of operations and financial condition.

Supplier Concentrations

The following table sets forth information as to each supplier that accounted for 10% or more of the Company’s Supplier Costs for the following periods:

	For the Three Months Ended March 31,
Supplier	2020	2019
Supplier A	N/A	80.76%
Supplier B	19.96%	N/A
Supplier C	13.72%	N/A
Supplier D	12.87%	N/A
Supplier E	10.29%	N/A
Total	56.83%	80.76%

NOTE 11 – SUBSEQUENT EVENTS

The Company has evaluated events that have occurred after the balance sheet and through the date the financial statements were issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed below.

Note Payable – Related Parties

Subsequent to March 31, 2020, the Company received proceeds of $160,000 in connection with three-year notes payable, as amended, that were issued to an entity controlled by an executive officer. The notes bear interest at 0.91% per annum, payable annually. As discussed in the paragraph below, effective July 13, 2020, the parties agreed to amend the terms of the notes to provide for conversion of principal and interest thereunder into shares of common stock and warrants to purchase shares of common stock at the public offering price per unit.

Effective July 13, 2020, holders of notes payable – related parties with aggregate principal amount of $685,000 (including the notes with a principal amount of $160,000 discussed in the above paragraph) agreed to amend the terms of the notes to provide for automatic conversion of principal and interest thereunder into shares of common stock and warrants to purchase shares of common stock at the public offering price per unit.

In addition to the Related Parties Notes, on July 28, 2020, the Company received proceeds of $150,000 in connection with a note payable that was issued to an entity controlled by our Chief Executive Officer. The note bears interest at 0.17% per annum, payable annually. The note matures and is repayable in cash by the Company on October 28, 2020, subject to acceleration following the occurrence of an IPO, Qualified Financing or Sale of the Company (as such terms are defined in the note).

KUBIENT, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2020 and 2019

Convertible Notes Payable

Between May 22, 2020 and June 11, 2020, the Company and all of the holders of Senior Notes and Junior Notes entered to a consent and first amendment to the Senior Notes and Junior Notes (the “Amended Senior Notes” and “Amended Junior Notes”, respectively). The Amended Senior Notes were amended as follows: (i) the holders authorized the Company to incur certain indebtedness, including certain government loans as well as non-government loans with a principal amount not to exceed $1,000,000 in the aggregate (the “Permitted Indebtedness”), (ii) the Amended Senior Notes are subordinated to the Permitted Indebtedness, (iii) effective May 1, 2020, the interest rate increased from 5% to 10% per annum, (iv) the original issuance discount was increased from 10% to 20%, (v) the maturity date of the Amended Senior Notes was extended to October 26, 2020 and (vi) in connection with the exercise price of the investor warrants, the date under which the Qualified IPO must occur on or before was extended to October 26, 2020. The Amended Junior Notes were amended as follows: (i) the holders authorized the Company to incur the Permitted Indebtedness and (ii) the Amended Junior Notes are subordinated to the Permitted Indebtedness, (iii) effective May 1, 2020, the interest rate increased from 5% to 10% per annum, (iv) the original issuance discount was increased from 10% to 20%, (v) the maturity date of the Amended Junior Notes was extended to April 11, 2021 and (vi) in connection with the exercise price of the investor warrants, the date under which the Qualified IPO must occur on or before was extended to October 26, 2020.

As a result, there were outstanding Amended Senior Notes and Amended Junior Notes in the aggregate principal amount of $3,000,000 and $1,326,000, respectively.

Paycheck Protection Program Loan

On April 6, 2020, the Company received loan proceeds in the amount of approximately $327,000 (the “PPP Loan”) under the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief and Economic Security Act and applicable regulations (the “CARES Act”).

Under the terms of the CARES Act, as amended by the Paycheck Protection Program Flexibility Act of 2020, the Company is eligible to apply for and receive forgiveness for all or a portion of its PPP Loan. Such forgiveness will be determined, subject to limitations, based on the use of the loan proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, payroll costs (as defined under the PPP) and mortgage interest, rent or utility costs (collectively, “Qualifying Expenses”) incurred during the 24 weeks subsequent to funding, and on the maintenance of employee and compensation levels, as defined, following the funding of the PPP Loan. The Company intends to use the proceeds of its PPP Loan for Qualifying Expenses. However, no assurance is provided that the Company will be able to obtain forgiveness of the PPP Loan in whole or in part. Any amounts that are not forgiven incur interest at 1.0% per annum and monthly repayments of principal and interest are deferred until the Small Business Administration makes a determination on forgiveness. The loan forgiveness amount will be reduced for the EIDL loan that the Company received, which is discussed further below. While the Company’s PPP Loan currently has a two-year maturity, the amended law will permit the Company to request a five-year maturity.

EIDL Loan

On June 20, 2020, the Company executed the loan documents required for securing a loan, which include the SBA Secured Disaster Loan Note, the Loan Authorization and Agreement and the Security Agreement (the “EIDL Loan”) from the United States Small Business Administration (the “SBA”) under its Economic Injury Disaster Loan assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. The principal amount of the EIDL Loan is $78,900, with proceeds to be used for working capital purposes. Interest on the EIDL Loan accrues at the rate of 3.75% per annum. Monthly installment payments in the amount of $385 per month, including principal and interest, will begin twelve months from the date of the EIDL Loan and the balance of principal and interest will be payable thirty years from the date of the promissory note. The EIDL Loan is collateralized by the assets of the Company. The Company received the proceeds from the EIDL Loan on June 23, 2020. Such EIDL Loan amount will reduce the Company’s PPP loan forgiveness amount described above.

Common Stock

Subsequent to March 31, 2020, the Company issued an aggregate of 1,112 shares of common stock to nonemployees in connection with services provided to the Company.

Sublease Agreement

On June 18, 2020, the Company’s sublease agreement was terminated effective March 31, 2020. Pursuant to the termination agreement, the parties agreed that the Company shall have no obligation to pay the sublessor any amount arising from its obligations under the sublease for rent during the period from January 1 to March 31, 2020.

Founder Employee Incentive Program

On July 2, 2020, the Company’s board of directors adopted the Founder Employee Incentive Program (the “Founder Program”) under the 2017 Plan. The purposes of the Founder Program are to offer near-term and long-term incentives to founder employees of the Company that are intended to keep such employees in the employ of the Company, and that are based on individual performance, the achievement of financial goals of the Company and the total return to the Company’s stockholders. Through the date the financial statements were issued, the Company had not granted any awards under the Founder Program.

COVID-19

The Company’s financial condition and results of operations for the fiscal year 2020 is very likely to be adversely affected by the recent COVID-19 pandemic. The Company is currently following the recommendations of local health authorities in New York to minimize exposure risk for its employees and visitors. However, the scale and scope of this pandemic remains unknown, and the duration of the business disruption and related financial impact cannot be reasonably estimated at this time. While the Company is currently implementing specific business continuity plans to reduce the potential impact of COVID-19, the Company, has, as of the date of this prospectus, suffered a negative impact during the second quarter of 2020, with the most noticeable impact on our advertising impression volumes occurring in April, falling by almost 80%. We believe the reduction in April advertising impression volumes was driven by our customer’s advertising budgets being reduced due to the effects of COVID-19 on their respective businesses. With that said, impressions have not decreased further since April. In the third quarter of 2020, the Company has begun to see a slow return of those advertising budgets to its current customer base and, as a result, the Company expects an increase in advertising impression volumes by the beginning of the fourth quarter of 2020. There can be no assurances that the Company’s advertising impression volumes will return to pre-COVID-19 levels.

In addition, a report from the World Advertising Research Center (WARC) showed that global marketing budgets for digital advertising in April fell for the first time since WARC started tracking advertising spend in 2012. A lack of demand for media buys has also made ad spots less expensive, according to WARC data. For example, the cost of digital video ads was forecast to go up by 6.7% globally by media audit company ECI Media Management, but after taking into account the effects of COVID-19 on the advertising industry, the cost of digital video ads is only likely to increase by 1.3%, per WARC.

A lack of global demand from digital advertisers has also resulted in less value being placed upon Kubient’s publisher customers’ inventory. This lack of demand for digital media buys has led to a decrease in impressions served by Kubient on our publisher customers’ inventory. However, the Company’s publisher customers are trying to maintain their pre-COVID-19 advertising revenues, despite the lower demand for digital advertising globally. As such, the Company has taken a number of steps to maintain good business relationships with certain of its publisher customers. First, the Company has reduced its own profit margins in order to lower the closing price for certain of its advertiser customers, while keeping the Company’s publisher customers’ price level at a rate that will allow the publishers to meet their revenue goals. Second, in addition to reducing its own profit margin for certain customers, the Company has entered into negotiations for extended payment terms to be offered to these customers, which may lead to delays in the Company’s ability to collect its outstanding accounts receivables.

Further, the COVID-19 pandemic and resulting economic recession have resulted in advertisers and agencies expressing a reluctance to test new vendors. This will potentially increase the sales cycle for new advertisers and their agencies and could have a negative impact on the Company’s projected revenue and timelines for the launch of new products. For example, KAI was anticipated to be released as a stand-alone enterprise product in the second quarter of 2020, but the full release of KAI as a stand-alone enterprise product has now been delayed to the third quarter of 2020.

As the scale and scope of COVID-19 remains unknown, and the duration of the financial impact of the pandemic on the Company cannot be reasonably estimated at this time. The COVID-19 pandemic could have a long-term impact on the Company’s customers during and after 2020 which could reduce their demand for Company products. The extent to which COVID-19 or any other health epidemic may impact the Company’s results for 2020 and beyond will depend on future developments that could be outside the Company’s control, and which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the overall economic impact of the COVID-19 pandemic. Accordingly, COVID-19 could have a material adverse effect on the Company’s business, results of operations, financial condition and prospects during the remainder of 2020 and beyond.

In direct response to the uncertainties arising from the COVID-19 pandemic on the Company’s operations, on April 30, 2020, the Company’s board of directors approved an employee salary reduction program, whereby the Company can issue shares of its common stock in lieu of salaries to employees. The value of such an equity award under the employee salary reduction program shall be equivalent to 150% of the cash compensation that otherwise would have been payable, based on the market value of the Company’s common stock on the date of issuance. As of August 7, 2020, no shares of common stock have been issued under the Company’s employee salary reduction program. However, the program has provided the Company additional liquidity of approximately $200,000 in deferred salaries, for which the Company intends to issue common stock with a fair value of 150% of such deferred salary, or approximately $300,000, upon termination of the employee salary reduction program. It is the present intent of the Company to terminate its employee salary reduction program shortly after the closing of the Company’s initial public offering.

Reverse Stock Split

A 1:9 reverse stock split of the Company’s common stock was effected on August 6, 2020, as discussed in the registration statement of which these financial statements are a part (the “Reverse Stock Split”). All share and per share information has been retroactively adjusted to give effect to the Reverse Stock Split for all periods presented, unless otherwise indicated.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Kubient, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Kubient, Inc. (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ deficiency and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2019.

New York, NY

May 6, 2020, except for Note 12A, as to which the date is August 6, 2020

Kubient, Inc.

Consolidated Balance Sheets

	December 31,
	2019	2018
Assets
Current Assets:
Cash	$33,785	$7,518
Accounts receivable, net	38,704	372,630
Prepaid expenses and other current assets	28,072	-
Total Current Assets	100,561	380,148
Property and equipment, net	4,549	-
Intangible assets, net	83,333	-
Deferred offering costs	285,196	-
Total Assets	$473,639	$380,148

Liabilities and Stockholders’ Deficiency
Current Liabilities:
Accounts payable - suppliers	$785,180	$961,414
Accounts payable - trade	867,554	265,846
Accrued expenses and other current liabilities	585,790	393,167
Deferred revenue	15,000	15,000
Due to related party	29,000	45,000
Notes payable	113,967	204,394
Convertible notes payable, current portion, net of discount of $912,695 and $16,703 as of December 31, 2019 and December 31, 2018, respectively	3,117,805	3,297
Total Current Liabilities	5,514,296	1,888,118
Convertible notes payable, non-current portion	-	45,000
Total Liabilities	5,514,296	1,933,118
Commitments and contingencies (Note 10)
Stockholders’ Deficiency:
Preferred stock, $0.00001 par value; 5,000,000 shares authorized;
No shares issued and outstanding	-	-
Common stock, $0.00001 par value; 95,000,000 shares authorized;
3,601,521 and 3,599,300 shares issued and outstanding	36	36
Additional paid-in capital	3,362,724	2,717,538
Accumulated deficit	(8,403,417)	(4,270,544)
Total Stockholders’ Deficiency	(5,040,657)	(1,552,970)
Total Liabilities and Stockholders’ Deficiency	$473,639	$380,148

The accompanying notes are an integral part of these consolidated financial statements.

Kubient, Inc.

Consolidated Statements of Operations

	For the Years Ended
	December 31,
	2019	2018
Net Revenues	$177,635	$106,422
Operating Expenses:
Technology	1,486,056	2,058,660
General and administrative	2,007,362	1,820,942
Total Operating Expenses	3,493,418	3,879,602
Loss From Operations	(3,315,783)	(3,773,180)
Other Income (Expense):
Gain on forgiveness of accounts payable - supplier	-	66,804
Interest expense	(819,482)	(51,129)
Other income	2,392	28,408
Total Other (Expense) Income	(817,090)	44,083
Net Loss	$(4,132,873)	$(3,729,097)
Net Loss Per Share - Basic and Diluted	$(1.15)	$(1.05)
Weighted Average Common Shares Outstanding - Basic and Diluted	3,600,316	3,542,206

The accompanying notes are an integral part of these consolidated financial statements.

Kubient, Inc.

Consolidated Statements of Changes in Stockholders’ Deficiency

For the Years Ended December 31, 2019 and 2018

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance - January 1, 2018	3,405,491	$34	$(44,810)	$(541,447)	$(586,223)
Shares issued for cash	151,994	2	752,366	-	752,368
Shares issued upon conversion of notes payable and accrued interest	27,370	-	135,481	-	135,481
Stock-based compensation:
Common stock	14,445	-	71,500	-	71,500
Options	-	-	32,300	-	32,300
Warrants	-	-	661,020	-	661,020
Beneficial conversion feature of convertible note payable	-	-	17,931	-	17,931
Contribution of capital - related party share transfer	-	-	1,091,750	-	1,091,750
Net loss	-	-	-	(3,729,097)	(3,729,097)
Balance - December 31, 2018	3,599,300	$36	$2,717,538	$(4,270,544)	$(1,552,970)
Issuance of investor and placement agent warrants in connection with
issuance of convertible notes payable, net of issuance costs [1]	-	-	617,911	-	617,911
Stock-based compensation:
Common stock	2,221	-	6,000	-	6,000
Options	-	-	21,275	-	21,275
Net loss	-	-	-	(4,132,873)	(4,132,873)
Balance - December 31, 2019	3,601,521	$36	$3,362,724	$(8,403,417)	$(5,040,657)

[1] Net of issuance costs of $127,122.

The accompanying notes are an integral part of these consolidated financial statements.

Kubient, Inc.

Consolidated Statements of Cash Flows

	For the Years Ended
	December 31,
	2019	2018
Cash Flows From Operating Activities:
Net loss	$(4,132,873)	$(3,729,097)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17,131	-
Bad debt expense	285	88,393
Non-cash interest expense	-	1,228
Gain on forgiveness of accounts payable - supplier	-	(66,804)
Allowance for other asset	200,000	-
Stock-based compensation	27,275	764,820
Contribution of capital - related party share transfer	-	1,091,750
Amortization of debt discount and debt issuance costs	700,945	-
Changes in operating assets and liabilities:
Accounts receivable	333,641	(221,612)
Prepaid expenses and other current assets	(28,072)	-
Other asset	(200,000)	-
Accounts payable - suppliers	(176,234)	299,933
Accounts payable - trade	601,708	265,846
Accrued expenses and other current liabilities	(36,206)	297,196
Deferred revenue	-	15,000
Net Cash Used In Operating Activities	(2,692,400)	(1,193,347)
Cash Flows From Investing Activities:
Purchase of intangible assets	(100,000)	-
Purchase of property and equipment	(5,013)	-
Advances to related party	(75,000)	-
Repayment of related party advances	75,000	-
Net Cash Used In Investing Activities	(105,013)	-
Cash Flows From Financing Activities:
Proceeds from sale of common stock	-	752,368
Proceeds from related party	-	45,000
Advances from related parties	29,905	-
Repayment of advances from related party	(45,905)	-
Proceeds from issuance of convertible notes payable and investor warrants [1]	2,986,474	190,000
Proceeds from issuance of notes payable	-	278,700
Repayment of notes payable	(90,427)	(74,306)
Payment of deferred offering costs	(56,367)	-
Net Cash Provided By Financing Activities	2,823,680	1,191,762
Net Increase (Decrease) In Cash	26,267	(1,585)
Cash - Beginning of the Year	7,518	9,103
Cash - End of the Year	$33,785	$7,518

[1] The amount for the year ended December 31, 2019 includes gross proceeds of $3,605,000, less issuance costs of $618,526 deducted directly from the offering proceeds.

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$7,346	$25,001
Income taxes	$-	$-

Non-cash investing and financing activities:
Shares issued upon conversion of notes payable and accrued interest	$-	$135,481
Beneficial conversion feature of convertible note payable	$-	$17,931
Original issue discount in connection with convertible notes payable	$360,500	$-
Issuance of investor and placement agent warrants in connection with
issuance of convertible notes payable	$617,911	$-
Accrual of deferred offering costs	$228,829	$-
Equity issuance costs - placement agent warrants	$24,033	$-

The accompanying notes are an integral part of these consolidated financial statements.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

NOTE 1 – BUSINESS ORGANIZATION AND NATURE OF OPERATIONS

Organization and Operations

Kubient, Inc. (“Kubient” or the “Company”) was incorporated in the State of Delaware on May 24, 2017 and established a fiscal year end of December 31.  Kubient has developed a cloud-based software platform for real-time trading of digital, programmatic advertising. The platform allows both advertisers (ad space buyers) and publishers (ad space sellers) the ability to use machine learning during any programmatic ad space auction.

NOTE 2 – GOING CONCERN AND MANAGEMENT’S PLANS

The Company has not yet achieved profitability and expects to continue to incur cash outflows from operations. It is expected that its operating expenses will continue to increase and, as a result, the Company will eventually need to generate significant revenues to achieve profitability. These conditions indicate that there is substantial doubt about the Company’s ability to continue as a going concern within one year after May 6, 2020, the date the financial statements were issued.

The Company is currently funding its operations on a month-to-month basis via proceeds received from the debt financing described below. Although the Company’s management believes that it has access to capital resources, there are currently no commitments in place for new financing at this time and there is no assurance that the Company will be able to obtain funds on commercially acceptable terms, if at all. If the Company is unable to obtain adequate funds on reasonable terms, it may be required to significantly curtail or discontinue operations or obtain funds by entering into financing agreements on unattractive terms. The Company’s operating needs include the planned costs to operate its business, including amounts required to fund working capital and capital expenditures. Subsequent to December 31, 2019, the Company raised aggregate net proceeds of $585,000 in the form of notes payable from related parties as well as approximately $327,000 in the form of a loan in connection with the Paycheck Protection Program. See Note 12 – Subsequent Events for additional details.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustment that might become necessary should the Company be unable to continue as a going concern.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s significant estimates used in these financial statements include, but are not limited to, fair value calculations for equity securities, revenue recognition, stock-based compensation, the collectability of receivables and the valuation allowance related to the Company’s deferred tax assets. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and may cause actual results to differ from those estimates.

Principles of Consolidation

On August 20, 2019, the Company formed its wholly owned subsidiary, Fidelity Media, LLC (“Fidelity”), by filing a certificate of formation with the State of Delaware. The consolidated financial statements of the Company include the accounts of Fidelity. All intercompany transactions have been eliminated in the consolidation.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

Cash and Cash Equivalents

The Company maintains cash in bank accounts, which, at times, may exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company has not experienced any losses in such accounts, periodically evaluates the creditworthiness of the financial institutions and has determined the credit exposure to be negligible. As of December 31, 2019 and 2018, the Company did not have cash balances in excess of FDIC insured limits. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2019 and 2018, the Company did not have any cash equivalents.

Accounts Receivable and Accounts Payable

Accounts receivable are carried at their contractual amounts, less an estimate for uncollectible amounts. As of December 31, 2019 and 2018, there was an allowance for uncollectible amounts of $34,115 and $41,728, respectively. Management estimates the allowance for bad debts based on existing economic conditions, the financial conditions of the customers, and the amount and age of past due accounts.

Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the corresponding accounts payable in the event that the Company’s contract contains sequential liability terms, with the excess receivable being written off against the allowance for bad debts only after all collection attempts have been exhausted.

The Company’s accounts receivable are recorded at the amount the Company is responsible to collect from the customer related to the placement of an ad (the “Gross Billing”) and accounts payable are recorded at the amount the Company remits to the supplier for the ad space (the “Supplier Cost”). See Note 3 – Significant Accounting Policies – Revenue Recognition for additional details. In the event that the Company does not collect the Gross Billing amount from the customer, the Company generally is not contractually obligated to pay the associated Supplier Cost. In such instances when the Gross Billing amount is not collected, the Company in its sole discretion may, from time-to-time, determine that it is in its best interests to voluntarily pay the Supplier Cost in order to maintain business relationships with its suppliers. During the years ended December 31, 2019 and 2018, voluntary payments made by the Company were not material.

Convertible Instruments

The Company evaluates its convertible instruments to determine if those contracts or embedded components of those contracts qualify as derivative financial instruments to be separately accounted for in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815 “Derivatives and Hedging” (“ASC 815”). The accounting treatment of derivative financial instruments requires that the Company record embedded conversion options and any related freestanding instruments at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded in earnings each period as non-operating, non-cash income or expense. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. Embedded conversion options and any related freestanding instruments are recorded as a discount to the host instrument. The Company allocates proceeds based on the relative fair values of the debt and equity components.

If the instrument is not determined to be a derivative liability, the Company then evaluates for the existence of a beneficial conversion feature by comparing the fair value of the Company’s common stock as of the commitment date to the effective conversion price of the instrument (the intrinsic value). The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid-in capital.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

Deferred Offering Costs

Deferred offering costs, which consist of direct, incremental professional fees incurred in connection with the Company’s future offerings of equity (including the Company’s contemplated initial public offering) and debt securities that have yet to close, are capitalized as non-current assets on the consolidated balance sheet. Upon the closing of the offering, the deferred offering costs are either (i) charged off against the offering proceeds in connection with an equity offering or (ii) reclassified such that they represent a reduction in the carrying amount of the face value of the debt security.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation which is recorded commencing at the in-service date using the straight-line method at rates sufficient to charge the cost of depreciable assets to operations over their estimated useful lives, which is three years. Leasehold improvements are amortized over the lesser of (a) the useful life of the asset; or (b) the remaining lease term. Maintenance and repairs are charged to operations as incurred. The Company capitalizes cost attributable to the betterment of property and equipment when such betterment extends the useful life of the assets.

Intangible Assets

Intangible assets are comprised of computer software, as well as the related source code, which has an estimated useful life of two years. Once placed into service, the Company amortizes the cost of the intangible assets over their estimated useful lives on a straight-line basis.

Impairment of Long-lived Assets

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. An impairment would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The Company did not record any impairment losses during the years ended December 31, 2019 and 2018.

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”).

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

The carrying amounts of the Company’s financial instruments, such as cash, accounts receivable, accounts payable, convertible notes and notes payable approximate fair value due to the short-term nature of these instruments. The carrying amounts of the Company’s short–term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates, are comparable to rates of returns for instruments of similar credit risk.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

Income Taxes

The Company is subject to Federal, New York State and City, and State of California income taxes and files tax returns in those jurisdictions.

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of items that have been included or excluded in the financial statements or tax returns. Deferred tax assets and liabilities are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

The Company utilizes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the consolidated statements of operations.

Revenue Recognition

The Company recognizes revenue under ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). The Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer;
•	Identification of the performance obligations in the contract;
•	Determination of the transaction price;
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when or as the performance obligations are satisfied.

The Company maintains a contract with each customer and supplier, which specify the terms of the relationship and access to the Company’s platform. The Company provides a service to its customers (the buy-side ad networks who work for advertisers) by providing its platform to connect advertisers and publishers. For this service, the Company earns a mark-up, which is the spread between what the Company collects from the advertiser, who wants to run an ad campaign, and what the Company remits to the publisher, who wants to sell its ad space. The transaction price is determined based on the consideration to which it expects to be entitled, including the impact of any implicit price concessions over the course of the contract. The Company’s performance obligation is to facilitate the publication of advertisements. The performance obligation is satisfied at the point in time that the ad is placed. Subsequent to a bid being won, the associated fees are generally not subject to refund or adjustment. Historically, any refunds and adjustments have not been material.

The revenue recognized is the difference between (i) the Gross Billing and (ii) the Supplier Cost. The determination of whether the Company is the principal or agent, and hence whether to report revenue on a gross basis equal to the Gross Billing or on a net basis for the difference between the Gross Billing and Supplier Cost, requires judgment. The Company acts as an agent in arranging via its platform for the specified good (the ad space) to be purchased by the advertiser, as it does not control the goods or services being transferred to the end customer, it does not take responsibility for the quality or acceptability of the ad space, it does not bear inventory risk, nor does it have discretion in establishing price of the ad space. As a result, the Company recognizes revenue on a net basis for the difference between the Gross Billing and the Supplier Cost.

The Company invoices customers on a monthly basis for the amount of Gross Billings in the relevant period. Invoice payment terms, negotiated on a customer-by- customer basis, are typically between 45 to 90 days. However, for certain agency customers with sequential liability terms as specified by the Interactive Advertising Bureau, (i) payments are not due to the Company until such agency customers has received payment from its customers (ii) the Company is not required to make a payment to its supplier until payment is received from the Company’s customer and (iii) the supplier is responsible to pursue collection directly with the advertiser. As a result, once the Company has met the requirements of each of the five steps under ASC 606, the Company’s accounts receivable are recorded at the amount of Gross Billings which represent amounts it is responsible to collect and accounts payable are recorded at the amount payable to suppliers. In the event step 1 under ASC 606 is not met, the Company does not record either the accounts receivable or accounts payable. Accordingly, both accounts receivable and accounts payable appear large in relation to revenue reported on a net basis.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

As of December 31, 2019 and 2018, the Company did not have any contract assets from contracts with customers. As of December 31, 2019 and 2018, the Company had $15,000 of contract liabilities where performance obligations have not yet been satisfied. The Company expects to satisfy its remaining performance obligations and recognize the revenue within the next twelve months. During the years ended December 31, 2019 and 2018, $0 of revenue was recognized from performance obligations satisfied (or partially satisfied) in previous periods.

Advertising Costs

Advertising costs are charged to operations in the year incurred and totaled approximately $68,000 and $1,500 for the year ended December 31, 2019 and 2018 and are reflected in general and administrative expenses in the consolidated statements of operations.

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. The fair value of the award is measured on the grant date. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Upon the exercise of an award, the Company issues new shares of common stock out of its authorized shares.

During the year ended December 31, 2018, the Company estimated the fair value of its common stock using the most recent selling price available. See Note 8 – Stockholders’ Deficiency – Common Stock for details.

During the year ended December 31, 2019, the Company obtained a third-party 409A valuation of its common stock, which was also considered in management’s estimation of the value of the equity instruments issued during that period. The estimates used by management are considered highly complex and subjective. The third-party valuation, which utilized the Backsolve method that analyzed the 2019 closings of the Company’s convertible debt offerings, was done in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Fair Value of Stock Options and Warrants

The Company has computed the fair value of stock options and warrants granted using the Black-Scholes option pricing model. Option forfeitures are accounted for at the time of occurrence. The expected term used for options is the estimated period of time that options granted are expected to be outstanding. The expected term used for warrants is the contractual life. The Company utilizes the “simplified” method to develop an estimate of the expected term of “plain vanilla” option grants. The Company does not currently have a sufficient trading history to support its historical volatility calculations. Accordingly, the Company is utilizing an expected volatility figure based on a review of the historical volatility of comparable entities over a period of time equivalent to the expected life of the instrument being valued. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the instrument being valued.

Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of common and dilutive common-equivalent shares outstanding during each period. Dilutive common-equivalent shares consist of shares of options, warrants and convertible notes, if not anti-dilutive.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

The following shares were excluded from the calculation of weighted average dilutive common shares because their inclusion would have been anti-dilutive:

	For the Years Ended
	December 31,

	2019	2018
Stock options	93,967	58,223
Warrants	1,138,556	177,223
Convertible notes [1]	20,072	17,902
	1,252,595	253,348

[1] Excludes shares issuable upon conversion of the Senior and Junior Notes. See Note 7 - Notes Payable for additional details.

Reclassifications

Certain prior period operating expenses have been reclassified to conform to the fiscal 2019 presentation. These reclassifications have no impact on the previously reported net loss.

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The FASB issued ASU No. 2018-10 “Codification Improvements to Topic 842, Leases” (“ASU 2018-10”), ASU No. 2018-11 “Leases (Topic 842) Targeted Improvements” (“ASU 2018-11”) in July 2018, and ASU No. 2018-20 “Leases (Topic 842) - Narrow Scope Improvements for Lessors” (“ASU 2018-20”) in December 2018. ASU 2018-10 and ASU 2018-20 provide certain amendments that affect narrow aspects of the guidance issued in ASU 2016-02. ASU 2018-11 allows all entities adopting ASU 2016-02 to choose an additional (and optional) transition method of adoption, under which an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. See ASU 2019-10 below, which defers the effective date for ASC 842. The Company is currently evaluating these ASUs and their impact on its consolidated financial statements and disclosures.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). The accounting standard changes the methodology for measuring credit losses on financial instruments and the timing when such losses are recorded. See ASU 2019-10 below, which defers the effective date for ASC 326. The Company is currently evaluating ASU 2016-13 and its impact on its consolidated financial statements and disclosures.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). The amendments in ASU 2018-13 modify the disclosure requirements on fair value measurements based on the concepts in the FASB Concepts Statement, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for fiscal years beginning after December 15, 2020. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating ASU 2018-13 and its impact on its consolidated financial statements and disclosures.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

In November 2019, the FASB issued ASU 2019-11, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses” (“ASU 2019-11”). ASU 2019-11 is an accounting pronouncement that amends ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The amendments update guidance on reporting credit losses for financial assets. These amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2022, including interim periods within those fiscal years. All entities may adopt the amendments through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). The Company is currently evaluating ASU 2019-11 and its impact on its consolidated financial statements and disclosures.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2019-12”). The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. This update for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company is currently evaluating ASU 2019-12 and its impact on its consolidated financial statements and disclosures.

Recently Adopted Accounting Standards

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”). These amendments clarify the definition of a business. The amendments affect all companies and other reporting organizations that must determine whether they have acquired or sold a business. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments are intended to help companies and other organizations evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This update is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company adopted ASU 2017-01 effective January 1, 2019 and its adoption did not have a material impact on its consolidated financial statements and disclosures.

In July 2017, the FASB issued ASU No. 2017-11, “Earnings Per Share (Topic 260) and Derivatives and Hedging (Topic 815) - Accounting for Certain Financial Instruments with Down Round Features” (“ASU 2017-11”). Equity-linked instruments, such as warrants and convertible instruments may contain down round features that result in the strike price being reduced on the basis of the pricing of future equity offerings. Under ASU 2017-11, a down round feature will no longer require a freestanding equity-linked instrument (or embedded conversion option) to be classified as a liability that is remeasured at fair value through the income statement (i.e. marked-to-market). However, other features of the equity-linked instrument (or embedded conversion option) must still be evaluated to determine whether liability or equity classification is appropriate. Equity classified instruments are not marked-to-market. For earnings per share (“EPS”) reporting, the ASU requires companies to recognize the effect of the down round feature only when it is triggered by treating it as a dividend and as a reduction of income available to common shareholders in basic EPS. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, including adoption in any interim period. The Company adopted ASU 2017-11 effective January 1, 2019 and relied upon the guidance in connection with its evaluation of the classification of the embedded conversion options in its convertible notes, such that it determined that the embedded conversion options were not required to be bifurcated.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

NOTE 4 – ASSET PURCHASE AGREEMENT

On June 1, 2019, the Company entered into an agreement (“Software Purchase Agreement”) with Elman Systems Limited and FM Labs LLC d/b/a Fidelity Media FMX SSP (“Seller”) to purchase certain software, as well as the related source code, object code, documentation, software trade secrets for aggregate consideration of $100,000, of which, $70,000 was payable upon execution of the agreement and $30,000 was payable within three (3) months from the execution of the agreement. On August 20, 2019, Kubient transferred and assigned all of its rights and obligations in, to and under the Software Purchase Agreement to Fidelity. As of December 31, 2019, the Company had paid $100,000 to the Seller, the software had been transferred to the Company and had been placed into service.

The asset acquired was recognized based on the cost to acquire such asset. In connection with the Software Purchase Agreement, the Company agreed to enter into independent contractor agreements with specified individuals who previously worked with the Seller.

NOTE 5 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2019	2018
Accrued payroll	$-	$142,843
Accrued payroll taxes	163,746	90,547
Accrued supplier expenses	39,026	75,233
Accrued legal and professional fees	172,801	21,338
Accrued rent	-	18,280
Accrued commissions	-	9,889
Accrued interest	122,117	21,210
Credit card payable	30,113	-
Accrued programming expenses	36,993	-
Other	20,994	13,827
Total accrued expenses and other current liabilities	$585,790	$393,167

Subsequent to December 31, 2019, the Company paid its outstanding payroll taxes in the approximate amount of $166,000, which included penalties and interest of approximately $11,000.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

NOTE 6 – INCOME TAXES

The Company is subject to income taxes in the United States Federal, State of New York, City of New York, and State of California jurisdictions.

The provision for income taxes consists of the following provisions/(benefits):

	For the Years Ended December 31,
	2019	2018
Deferred tax benefit:
Federal	$(718,716)	$(553,356)
State and local	(444,920)	(385,189)
	(1,163,636)	(938,545)
Change in valuation allowance	1,163,636	938,545
Provision for income taxes	$-	$-

The provision for income taxes differs from the statutory federal income tax rates as follows:

	For the Years Ended December 31,
	2019	2018
Tax expense at the federal statutory rate	21.0%	21.0%
State taxes, net of federal benefit	13.0%	13.0%
Permanent differences	(5.8)%	(10.0)%
Prior period adjustment	0.0%	1.1%
Change in valuation allowance	(28.2)%	(25.1)%
Effective income tax rate	0.0%	0.0%

The components of deferred tax assets as of December 31, 2019 and 2018 relate to temporary differences and carryforwards as follows:

	As of December 31,
	2019	2018
Net operating loss carryforwards	$1,884,942	$812,900
Stock-based compensation expense	287,800	235,729
Other reserve	68,000	-
Accrued compensation	-	28,477
Deferred tax assets	2,240,742	1,077,106
Valuation allowance	(2,240,742)	(1,077,106)
Deferred tax assets, net	$-	$-

At December 31, 2019, the Company had approximately $5,544,000 of net operating loss (“NOL”) carryforwards that may be available to offset future taxable income. As of that date, approximately $533,000 of federal net operating losses will expire in 2037 and approximately $5,011,000 have no expiration. The utilization of NOL carryforwards to offset future taxable income may be subject to limitations under Section 382 of the Internal Revenue Code and similar state statutes as a result of ownership changes that could occur in the future. If necessary, the deferred tax assets will be reduced by any carryforward that expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

The Company has assessed the likelihood that deferred tax assets will be realized in accordance with the provisions of ASC 740 Income Taxes (“ASC 740”). ASC 740 requires that such a review considers all available positive and negative evidence, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. ASC 740 requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. After the performance of such reviews as of December 31, 2019 and 2018, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of those dates. Thus, the Company increased the valuation allowance by $1,163,636 and $938,545 during the years ended December 31, 2019 and 2018, respectively.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements as of December 31, 2019 and 2018. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date.

No tax audits were commenced or were in process during the years ended December 31, 2019 and 2018. No tax related interest or penalties were incurred during the years ended December 31, 2019 and 2018. The Company’s Federal, New York State and City, and State of California income tax returns filed since inception remain subject to examination.

NOTE 7 – NOTES PAYABLE

As of December 31, 2019 and May 6, 2020, the date the financial statements were issued, notes payable with an aggregate principal amount of $133,967 and $2,223,967, respectively, were past due and are classified as current liabilities on the consolidated balance sheet as of December 31, 2019. Such notes continue to accrue interest which has been accrued as of December 31, 2019. See Note 10 - Commitments and Contingencies – Litigation and Note 12 – Subsequent Events – Convertible Notes Payable for additional details. The Company is in negotiations to either extend the maturity dates of such notes or to settle the amounts due.

Convertible Notes Payable

Senior Offering

The following is a summary of the balances associated with Senior Offering convertible notes payable:

	For the Year Ended December 31, 2019
	Issuance	Amortization	Balance
Convertible Notes Payable - Senior Offering:
Principal	$2,750,000	$-	$2,750,000
Less:
Original issue discount	(250,000)	144,581	(105,419)
Debt issuance costs	(393,832)	227,762	(166,070)
Debt discount	(416,667)	240,968	(175,699)
Total	$1,689,501	$613,311	$2,302,812

On various dates between April 26, 2019 and June 28, 2019, the Company sold units (the “Senior Offering”) consisting of (a) senior secured convertible notes in the aggregate amount of $2,750,000 (the “Senior Notes”) and (b) five-year warrants. The Senior Notes mature on April 26, 2020 and bear interest at 5% per annum and have an original issue discount of 10%, or $250,000 in the aggregate, such that the gross proceeds received by the Company was $2,500,000. The Company’s Chief Executive Officer purchased a Senior Note in the amount of $165,000 for gross proceeds of $150,000. The Senior Notes are not convertible unless in the event of the closing of a public offering resulting in gross proceeds of at least $5 million and common stock being traded on a national securities exchange (“Qualified IPO”), in which event the Senior Notes would automatically convert into common stock at the lesser of (i) 70% of the offering price per share sold in the Qualified IPO, or (ii) the price per share obtained by dividing $18 million by the Company’s fully diluted capitalization immediately prior to the Qualified IPO (“Conversion Price”). The Company determined the embedded conversion option (“ECO”) was not required to be bifurcated and accounted for as a derivative liability under ASC 815. The Company determined that the Senior Notes contained a contingent beneficial conversion feature, which will be measured (since the Conversion Price is unknown) and recognized when the contingency is resolved (at the time of a Qualified IPO).

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

The holders received warrants to purchase an aggregate of 555,556 shares of common stock at a per share exercise price of $4.95 that become exercisable on the one-year anniversary of the date of issuance (the “Senior Investor Warrants”). If a Qualified IPO occurs on or before the one year anniversary of the issuance of the Senior Notes, then the holders will instead receive warrants to purchase a number of shares of the Company’s common stock equal to the quotient obtained by dividing $2,750,000 by the Conversion Price at an exercise price per share equal to 120% of the Conversion Price (the “Senior Qualified IPO Investor Warrants”). The Company estimated the relative fair value of the Senior Investor Warrants as $416,667 using the Black-Scholes option pricing model, which was setup as a debt discount with a corresponding credit to additional paid-in capital and then amortized over the term of the Senior Notes using the interest method.

There were cash debt issuance costs of $372,599. In addition, the Company’s placement agent is entitled to receive warrants to purchase 111,112 shares of common stock of the Company at a per share exercise price of $4.95 that become exercisable on the one-year anniversary of the date of issuance (the “Senior Placement Agent Warrants”). If a Qualified IPO occurs on or before April 26, 2020, the placement agent will instead receive warrants to purchase 10% of the sum of (i) shares into which the Senior Notes sold in the Senior Offering are convertible at an exercise price equal to the price per share sold in the Qualified IPO, and (ii) shares for which the investor warrants are exercisable, at an exercise price equal to the price per share sold in the Qualified IPO that become exercisable on the one-year anniversary of the date of issuance (the “Senior Qualified IPO Placement Agent Warrants”). The Company estimated the fair value of the Senior Placement Agent Warrants as $100,000 using the Black-Scholes option pricing model which was credited to additional paid-in capital, which, together with the cash issuance costs, were allocated between the debt and equity instruments. Issuance costs of $393,832 that were allocated to the Senior Notes were reported as an adjustment to the carrying amount of the Senior Notes and then amortized over the term of the Senior Notes using the interest method, while issuance costs of $78,767 that were allocated to the Senior Investor Warrants were recorded as a reduction of additional paid-in capital.

The Senior Notes shall also constitute and serve as a security agreement in which the Company grants to the holders of the Senior Notes a ratable security interest in all of the Company’s assets. The Company shall default on the Senior Notes if it defaults on any other debt obligations exceeding $50,000, whether such indebtedness existed at the time of issuance or shall hereafter be created. Upon the occurrence of any Event of Default (other than an Event of Default related to a bankruptcy) and at any time thereafter during the continuance of such Event of Default, the Noteholder Agent may, with the written consent of a majority of noteholders, declare all outstanding indebtedness represented by the Senior Notes to be immediately due and payable. Upon the occurrence of any Event of Default related to a bankruptcy, immediately and without notice, all outstanding indebtedness represented by the Senior Notes shall automatically become immediately due and payable.

During the year ended December 31, 2019, the Company recognized total amortization of debt discount and debt issuance costs of $613,311 associated with the Senior Offering.

See Note 12 – Subsequent Events – Convertible Notes Payable for details associated with the amendment of certain Senior Notes.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

Subordinated Offering

The following is a summary of the balances associated with Subordinated Offering convertible notes payable:

	For the Year Ended December 31, 2019
	Issuance	Amortization	Balance
Convertible Notes Payable - Subordinated Offering:
Principal	$1,215,500	$-	$1,215,500
Less:
Original issue discount	(110,500)	14,611	(95,889)
Debt issuance costs	(241,772)	31,969	(209,803)
Debt discount	(184,167)	24,352	(159,815)
Total	$679,061	$70,932	$749,993

On various dates between October 11, 2019 and November 6, 2019, the Company sold units (the “Subordinated Offering”) consisting of (a) one-year subordinated convertible notes in the aggregate amount of $1,215,500 (the “Junior Notes”) and (b) five-year warrants to purchase securities sold in its public offering. The Junior Notes bear interest at 5% per annum and have an original issue discount of 10%, or $110,500 in the aggregate, such that the gross proceeds received by the Company was $1,105,000. The Company’s Chief Executive Officer, Chief Digital Officer and Board member each purchased Junior Notes in the amount of $308,000, $330,000 and $27,500, respectively, for aggregate gross proceeds of $605,000. The Junior Notes are subordinated to the Senior Notes. The Junior Notes automatically convert into common stock upon closing of Qualified IPO at the Conversion Price. The Company determined the ECO was not required to be bifurcated and accounted for as a derivative liability under ASC 815. The Company determined that the Junior Notes contained a contingent beneficial conversion feature, which will be measured (since the Conversion Price is unknown) and recognized when the contingency is resolved (at the time of a Qualified IPO).

The holders received warrants to purchase an aggregate of 245,556 shares of common stock at a per share exercise price of $4.95 that become exercisable on the one-year anniversary of the date of issuance (the “Junior Investor Warrants”). If a Qualified IPO occurs on or before the one year anniversary of the issuance of the Junior Notes, then the holders will instead receive warrants to purchase a number of shares of the Company’s common stock equal to the quotient obtained by dividing $1,215,500 by the Conversion Price at an exercise price per share equal to 120% of the Conversion Price (the “Junior Qualified IPO Investor Warrants”). The Company estimated the relative fair value of the warrants as $184,167 using the Black-Scholes option pricing model, which was setup as a debt discount with a corresponding credit to additional paid-in capital and then amortized over the term of the Junior Notes using the interest method.

There were cash debt issuance costs of $238,985. In addition, the Company’s placement agent is entitled to receive warrants to purchase 49,112 shares of common stock of the Company at a per share exercise price of $4.95 that become exercisable on the one-year anniversary of the date of issuance (the “Junior Placement Agent Warrants”). If a Qualified IPO occurs on or before October 11, 2020, the placement agent will instead receive warrants to purchase 10% of the sum of (i) shares into which the Senior Notes sold in the Senior Offering are convertible at an exercise price equal to the price per share sold in the Qualified IPO, and (ii) shares for which the investor warrants are exercisable, at an exercise price equal to the price per share sold in the Qualified IPO that become exercisable on the one-year anniversary of the date of issuance (the “Junior Qualified IPO Placement Agent Warrants”). The Company estimated the fair value of the Junior Placement Agent Warrants as $44,199 using the Black-Scholes option pricing model which was credited to additional paid-in capital, which, together with the cash issuance costs, were allocated between the debt and equity instruments. Issuance costs of $241,772 that were allocated to the Junior Notes were reported as an adjustment to the carrying amount of the Junior Notes and then amortized over the term of the Junior Notes using the interest method, while issuance costs of $48,355 that were allocated to the Investor Warrants were recorded as a reduction of additional paid-in capital.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

The Junior Notes shall also constitute and serve as a security agreement in which the Company grants to the holders of the Junior Notes a ratable security interest in all of the Company’s assets. The Company shall default on the Junior Notes if it defaults on any other debt obligations exceeding $50,000, whether such indebtedness existed at the time of issuance or shall hereafter be created. Upon the occurrence of any Event of Default (other than an Event of Default related to a bankruptcy) and at any time thereafter during the continuance of such Event of Default, the Noteholder Agent may, with the written consent of a majority of noteholders, declare all outstanding indebtedness represented by the Junior Notes to be immediately due and payable. Upon the occurrence of any Event of Default related to a bankruptcy, immediately and without notice, all outstanding indebtedness represented by the Junior Notes shall automatically become immediately due and payable.

During the year ended December 31, 2019, the Company recognized total amortization of debt discount and debt issuance costs of $70,932 associated with the Subordinated Offering.

See Note 12 – Subsequent Events – Convertible Notes Payable for details associated with the amendment of certain Junior Notes.

Other Convertible Notes

During the year ended December 31, 2018, the Company issued convertible notes payable with an aggregate principal amount of $190,000 to certain lenders. The convertible notes bear interest at rates ranging between 10.0% and 23.4% per annum, payable at maturity, with maturity dates ranging between August 2018 through June 2020. The lenders are entitled to convert all of the respective outstanding and unpaid principal and accrued interest into shares of the Company’s common stock at conversion prices ranging between $2.61 and $4.95 per share, depending on the note. With respect to notes with an aggregate principal amount of $170,000, if the holder has not exercised their conversion rights in full on or before dates ranging between February 2018 and May 2018, depending on the note, the Company shall be entitled to, in its sole discretion, convert all of the outstanding principal and accrued interest into shares of the Company’s common stock at a conversion price of $4.95 per share. The Company determined the ECO was not required to be bifurcated and accounted for as a derivative liability under ASC 815. The Company determined a note payable with a principal amount of $20,000 contained a beneficial conversion feature because the effective conversion price of $2.61 per share was less than the estimated fair value of the Company’s common stock as of the commitment date of $4.95 per share. The Company measured the beneficial conversion feature of $17,931, which was recorded as a debt discount and was recognized over the term of the note.

During the year ended December 31, 2018, convertible notes payable with an aggregate principal amount of $125,000 and accrued interest of $10,481 were converted at the option of the holder into an aggregate of 27,370 shares of common stock.

The Company recognized amortization of debt discount of $16,703 and $1,228 during the years ended December 31, 2019 and 2018, respectively, as interest expense.

During the years ended December 31, 2019 and 2018, the Company recorded interest expense of $12,530 and $16,041, respectively, excluding the amortization of debt discount disclosed above. As of December 31, 2019 and 2018, the Company had $18,091 and $5,561 of accrued interest, respectively, related to these convertible notes payable which are included in accrued expenses and other current liabilities on the consolidated balance sheets.

Notes Payable

During the year ended December 31, 2018, the Company issued notes payable with an aggregate principal amount of $278,700 to certain lenders. The notes bear interest at rates ranging between 6.0% and 21.5% per annum. One of the notes with a principal amount of $100,000 requires weekly payments of principal and interest of $2,977 per week. This note is secured by present and future accounts, receivables, chattel paper, deposit accounts, personal property, assets and fixtures, general intangibles, instruments, equipment and inventory, and was personally guaranteed by a majority shareholder of the Company. The other notes specify payments either on a monthly basis or at maturity. The notes have maturity dates ranging between May 2018 and April 2019.

During the years ended December 31, 2019 and 2018, the Company made aggregate principal repayments of $90,427 and $74,306, respectively.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

Due to Related Party

During the year ended December 31, 2018, the Company received a non-interest-bearing advance in the amount of $45,000 from its founder and Board member. The Company repaid this amount during the year ended December 31, 2019.

During the year ended December 31, 2019, the Company received non-interest-bearing advances in the aggregate amount of $29,905 from a company controlled by an executive officer. The Company repaid $905 during the year ended December 31, 2019.

NOTE 8 – STOCKHOLDERS’ DEFICIENCY

Authorized Capital

The authorized capital of Kubient consists of 95,000,000 shares of common stock, par value $0.00001 per share, and 5,000,000 shares of preferred stock, par value $0.00001 per share. The holders of the Company’s common stock are entitled to one vote per share.

2017 Equity Incentive Plan

The Company’s 2017 Equity Incentive Plan (the “Plan”), as amended on October 2, 2019, permits the granting of stock options, restricted stock, restricted units and other stock-based awards as determined by the administrator of the Plan, in order to enhance Kubient’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Kubient by providing such persons with equity ownership opportunities and thereby better aligning the interests of such persons with those of Kubient’s stockholders. There are 333,334 shares reserved under the Plan, however, after January 1, 2018, awards may be made under the Plan covering up to 10% of the issued and outstanding shares of common stock measured at the time of grant of the award. If any award expires or lapses or is terminated, surrendered or canceled without having been full exercised or is forfeited in whole or in part, not being issued or being so reacquired by the Company, the unused common stock award shall again be available for the grant of awards under the Plan. As of December 31, 2019, there were 239,367 shares available for grant under the Plan.

Stock-Based Compensation

For the years ended December 31, 2019 and 2018, the Company recognized aggregate stock-based compensation expense of $27,275 and $1,856,570 (which amount includes $1,091,750 related to a contribution of capital in the form of a related party share transfer which is further described below), respectively, related to stock options, warrants and common stock. As of December 31, 2019, there was $26,757 of unrecognized stock-based compensation expense, which will be recognized over approximately 2.2 years.

Common Stock

During the year ended December 31, 2018, the Company issued an aggregate of 151,994 shares of common stock at $4.95 per share for aggregate consideration of $752,368.

During the year ended December 31, 2018, the Company issued an aggregate of 14,445 shares of immediately vested common stock to non-employee service providers. The shares had an issuance date fair value of an aggregate of $71,500, or $4.95 per share, which was recognized immediately.

During the year ended December 31, 2018, the Company incurred expenses in connection with various services provided (business development, investor relations and legal services provided by third parties and services provided by the Company’s Chief Technology Officer). Due to cash restraints, the Company’s founder agreed to pay these providers with an aggregate of 220,556 shares of the Company’s common stock with a fair value of $1,091,750 that was personally held by him. The Company’s founder agreed not to seek reimbursement from the Company for such shares, such that the transaction was a contribution of capital. As a result, the net effect of the transaction was reflected as stock-based compensation expense on the Company’s statements of operations during the year ended December 31, 2018 with a corresponding credit to additional paid-in capital.

During the year ended December 31, 2019, the Company issued 2,221 shares of immediately vested common stock with fair value of $6,000 to an executive officer of the Company in connection with an employment agreement.

See Note 7 – Notes Payable for additional details associated with the issuance of common stock upon conversion of notes payable.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

Stock Options

During the year ended December 31, 2019, the Company granted to three executives ten-year options to purchase an aggregate of 4,404 shares of common stock at an exercise price of $33.75 per share under the 2017 Plan. The options vest over four years, with 25% of the shares vesting on the one-year anniversary of the grant date and the remaining vesting monthly thereafter. The options had an aggregate grant date fair value of $6,467, or $0.18 per share, which will be recognized over the vesting period.

In applying the Black-Scholes option pricing model to stock options granted, the Company used the following approximate assumptions:

	For the Years Ended
	December 31,
	2019	2018
Expected term (years)	6.08	n/a
Expected volatility	55.8%	n/a
Risk free interest rate	1.48%-1.81%	n/a
Expected dividends	0.00%	n/a

A summary of the Company’s stock option activity during the years ended December 31, 2019 and 2018 is as follows:

		Weighted	Weighted
		Average	Average
	Number of	Exercise	Remaining	Intrinsic
	Options	Price	Term (Years)	Value
Outstanding at January 1, 2018	112,667	$2.97
Granted	-	-
Forfeited	(54,445)	2.97
Exercised	-	-
Outstanding at December 31, 2018	58,222	2.97
Granted	39,634	33.75
Forfeited	(3,889)	2.97
Exercised	-	-
Outstanding at December 31, 2019	93,967	$15.93	5.2	$-
Exercisable at December 31, 2019	30,558	$2.97	1.7	$-

The following table presents information related to stock options as of December 31, 2019:

Options Outstanding		Options Exercisable
		Weighted
	Outstanding	Average	Exercisable
Exercise	Number of	Remaining Life	Number of
Price	Options	In Years	Options
$2.97	54,334	1.7	30,558
$33.75	39,634	-	-
	93,968	1.7	30,558

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

Stock Warrants

See Note 7 – Notes Payable – Convertible Notes Payable for details regarding the issuance of warrants during the year ended December 31, 2019.

During the year ended December 31, 2018, the Company issued five-year immediately vested warrants to purchase 177,223 shares of the Company’s common stock at an exercise price of $4.95 per share to employees and non-employees. The warrants were valued at the issuance date using a Black-Scholes option pricing model with the following assumptions; risk-free interest rates between 2.56% and 2.96%, expected dividend yield of 0%, contractual term of 5 years and an expected volatility ranging between 100% and 102%. The aggregate issuance date fair value of $661,020 was recognized immediately.

In applying the Black-Scholes option pricing model to stock warrants issued, the Company used the following approximate assumptions:

	For the Years Ended
	December 31,
	2019	2018
Expected term (years)	5.00	5.00
Expected volatility	55.8%-56.1%	100.0%-102.0%
Risk free interest rate	1.59%-2.32%	2.56%-2.96%
Expected dividends	0.00%	0.00%

A summary of the warrant activity during the years ended December 31, 2019 and 2018 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining
	Number of	Exercise	Life	Intrinsic
	Warrants	Price	In Years	Value
Outstanding at January 1, 2018	-	$-
Issued	177,223	4.95
Exercised	-	-
Expired	-	-
Outstanding, December 31, 2018	177,223	4.95
Granted	961,334	4.95
Exercised	-	-
Expired	-	-
Outstanding, December 31, 2019	1,138,557	$4.95	4.3	$-
Exercisable, December 31, 2019	177,223	$4.95	3.3	$-

NOTE 9 - RELATED PARTY TRANSACTIONS

As of December 31, 2019, the Company had outstanding notes payable to related parties of an aggregate of $830,500 and had an outstanding advance to a related party of $29,000. See Note 7 – Notes Payable for details. See Note 8 – Stockholders’ Deficiency for details of additional related party transactions.

Related Party Advances

During the year ended December 31, 2019, the Company advanced an aggregate of $75,000 to OneQube, Inc. (“OneQube”) in connection with a non-binding letter of intent between the parties that was eventually mutually terminated by the parties. $75,000 was repaid by OneQube as of December 31, 2019. The Company’s current Chief Executive Officer beneficially owns 27.6% of the capital stock of OneQube and serves as Chairman of the Board of OneQube.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

CenterPoint

During the year ended December 31, 2018, Kubient and CenterPoint Media, LLC (“CenterPoint”), the Company’s predecessor, made various payments to one another for operating expenses that were paid for on the other party’s behalf. During the year ended December 31, 2018, Kubient made aggregate payments of approximately $109,000 for the benefit of CenterPoint (of which, $71,000 was paid directly to CenterPoint and $38,000 was for CenterPoint expenses paid by Kubient) and CenterPoint made aggregate payments of approximately $56,000 on behalf of Kubient.

During the year ended December 31, 2018, the Company wrote-off receivables from CenterPoint in the amount of approximately $61,000, which it deemed to be uncollectible.

Sublease Agreement

On March 6, 2018 and effective April 14, 2018, the Company extended their lease agreement with CenterPoint whereby the Company became responsible for the entire monthly rent payment, plus common maintenance charges, which totaled $9,139 per month for a period of 10 months and ended on February 14, 2019.

In March 2019, Kubient entered into a sublease agreement with OneQube that provides for rent payments by Kubient to the sublessor equal to $600 per desk per month and ends in June 2021.

During the years ended December 31, 2019 and 2018, rent expense was $91,169 and $106,779, respectively, which included the rent paid to related parties discussed above.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company is a defendant or plaintiff in various legal actions that arise in the normal course of business. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

On August 31, 2018, the Company received a summons from the Los Angeles County Superior Court of California in connection with a civil action filed by a vendor against the Company in the amount of $33,461 for breach of contract. On November 14, 2018, counsel representing the vendor filed a request for default judgement against the Company in the amount of $35,936 which included legal costs of $785 and interest of $1,690. On November 21, 2018, judgement was entered by the court against the Company. As of December 31 2019 and 2018, the Company had accrued for all amounts in its financial statements.

On March 11, 2019, the United States District Court for the Southern District of New York ordered a judgement against the Company in connection with the default of terms of a settlement agreement between the Company and a vendor dated November 27, 2018. The court ordered that an amount in the aggregate of $91,692 (including $667 of interest and $870 of legal costs) be paid by the Company, which amount was accrued as of December 31, 2018. During the year ended December 31, 2019, the matter was settled and the amount was paid in full by the Company.

On November 12, 2019, the Company received a summons from the Palm Beach County Circuit Court of Florida in connection with a civil action filed by the plaintiff against the Company in the aggregate amount of $207,502 ($132,502 for breach of contract and $75,000 for default under a promissory note). Settlement discussions amongst the parties are ongoing and the trial is currently scheduled for August 2020. The Company intends to vigorously defend itself with respect to this claim. As of December 31, 2019, the Company had accrued approximately $177,000 in its consolidated financial statements.

On November 27, 2019, the Company received a summons from the Los Angeles County Superior Court of California in connection with a civil action filed by a vendor against the Company in the amount of $20,764. On April 21, 2020, the Company made a settlement offer to pay $20,000 within 90 days of execution of a settlement agreement. As of May 6, 2020, the date the financial statements were issued, the parties had not executed the settlement agreement. As of December 31, 2019, the Company had accrued approximately $20,000 in its consolidated financial statements.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

In March 2019 the Company entered into a binding letter of intent to acquire substantially all of the assets of Aureus Holdings, LLC d/b/a Lo70s (“Lo70s”). In connection with the letter of intent, the Company paid a good faith deposit to Lo70s of $200,000. Subsequently, during the diligence phase of the letter of intent, the Company received information such that it believes that Lo70s made material misrepresentations regarding its business and diligence inquiries made by the Company to Lo70s. As a result, the Company terminated the letter of intent under the clause that there was a material adverse change in the business. During the year ended December 31, 2019, the Company recorded an allowance of $200,000 related to the deposit. The Company received a legal dispute letter dated February 20, 2020 from legal counsel representing Lo70s that indicated that Lo70s is prepared to file its claim against the Company in an amount that exceeds $5 million. On February 28, 2020, the Company subsequently responded with its intention to vigorously defend itself with respect to such demands made by Lo70s that the Company believes are without merit. As of December 31, 2019, the Company had accrued for all probable and estimable amounts in the consolidated financial statements.

Non-Binding Letter of Intent

On August 23, 2019, the Company entered in a non-binding letter of intent with Advisio Solutions, LLC (“Advisio”). The Company’s potential acquisition is subject to its negotiation and entry into definitive, binding agreements with Advisio, which will not occur prior to the closing of the public offering. The closing of the proposed transaction will be subject to customary conditions including the Company’s satisfactory completion of due diligence and the receipt of any waivers, regulatory approvals and third-party consents. The non-binding letter of intent expired on December 31, 2019.

Settlement and Release Agreement

On August 23, 2019 and effective December 31, 2018, the Company entered into a settlement and release agreement with one of its suppliers. In connection with the agreement, the supplier agreed to release the Company from liabilities in the amount of $66,804 owed by the Company to the supplier. As a result, the Company recognized a gain on forgiveness of accounts payable – supplier in the amount of $66,804 during the year ended December 31, 2018.

Settlement Agreement

On September 4, 2019, the Company entered into a settlement agreement whereby the parties agreed to settle an outstanding note payable balance of approximately $45,000 for $16,000, which was to be paid by September 3, 2019 by the Company. As of December 31, 2019 and the date of filing, the Company had not made the $16,000 payment. As of December 31, 2019, the outstanding note payable balance was $38,967 on the consolidated balance sheet.

Employment Agreements

On May 15, 2019, the Company entered into an employment agreement with its newly hired Chief Executive Officer that provides for a base salary of $220,000 per year, comprised of cash of $120,000 and equity awards of $100,000 in the form of non-qualified stock options. The executive is eligible to receive an annual performance bonus up to 30% of the current base salary, subject to the achievement of specified performance goals established by the Board. The employment agreement can be terminated by either party at any time. Upon termination of the executive other than for cause or resignation by the executive for good reason, as defined, the executive is entitled to receive (i) a cash payment equal to three (3) months of the executive’s then base salary, (ii) payment of medical insurance for at least six (6) months and (iii) the acceleration of vesting with respect to that number of shares subject to executive’s then outstanding equity awards that would have become vested during the three (3) month period following the termination date.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

On June 17, 2019, the Company entered into an employment agreement with its newly hired Chief Digital Officer whereby the parties agreed that the Company shall employ the executive for a period of one (1) year, with renewal for an additional twelve (12) months if certain specified Company financial metrics are reached. The agreement provides for a base salary of $180,000 per year. The executive is eligible to receive cash commissions up to $320,000, computed as 15% of net revenue, and, in the event the cash commission maximum has been reached, the executive is eligible for commissions payable quarterly in common stock with a value up to $250,000. If the executive earns aggregate commissions of $580,000, commissions shall be paid at a rate of 7% of net revenue. In addition, if the business relationships managed by the executive exceed $5,000,000 in gross revenue before the effective date of the Company’s contemplated initial public offering, the executive will be issued 2,223 shares of common stock. In connection with the employment agreement, the executive issued 2,223 immediately-vested shares of the Company’s common stock (see Note 8 for details). Upon termination of the executive other than for cause or resignation by the executive for good reason, as defined, the executive is entitled to receive (i) cash payments for twelve (12) months of the executive’s then base salary, (ii) payment of medical insurance for at least six (6) months and (iii) the acceleration of vesting with respect to that number of shares subject to executive’s then outstanding equity awards that would have become vested during the three (3) month period following the termination date.

On December 23 2019, the Company entered into an employment agreement with its newly hired Chief Financial Officer that provides for a base salary of $150,000 per year, increasing to a base salary of $275,000 per year on the earlier of (i) 90 days following the date of the employment agreement or (ii) the date of an initial public offering. The executive is eligible to receive an annual performance bonus up to 30% of the current base salary, subject to the achievement of specified performance goals established by the Board, commencing fiscal year 2020. The employment agreement can be terminated by either party at any time. Upon termination of the executive other than for cause or resignation by the executive for good reason, as defined, the executive is entitled to receive (i) a cash payment equal to six (6) months of the executive’s then base salary, (ii) payment of medical insurance for at least six (6) months and (iii) the acceleration of vesting with respect to that number of shares subject to executive’s then outstanding equity awards that would have become vested during the three (3) month period following the termination date. In connection with the employment agreement, the executive was (i) granted options to purchase 16,667 shares of common stock at an exercise price of $33.75 per shares (see Note 8 for details) and (ii) effective 90 days following the commencement of the executive’s employment with the Company, the Company will issue 2,223 shares of immediately-vested common stock to the executive.

NOTE 11 – CONCENTRATIONS

Customer Concentrations

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s net revenues for the following periods:

	For the Years Ended
	December 31,
Customer	2019	2018
Customer A	58.32%	85.17%
Customer B	16.23%	*
Total	74.55%	85.17%

*	Less than 10%.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s accounts receivable as of:

	As of
	December 31,
Customer	2019	2018
Customer D	13.73%	*
Customer E	12.23%	*
Customer A	*	57.25%
Customer C	*	11.06%
Total	25.96%	68.32%

A reduction in sales from or loss of these customers would have a material adverse effect on the Company’s results of operations and financial condition.

Supplier Concentrations

The following table sets forth information as to each supplier that accounted for 10% or more of the Company’s Supplier Costs for the following periods:

	For the Years Ended
	December 31,
Supplier	2019	2018
Supplier A	78.85%	56.05%

NOTE 12 – SUBSEQUENT EVENTS

The Company has evaluated events that have occurred after the balance sheet and through May 6, 2020, the date the financial statements were issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed below.

Customer Contract

Effective February 5, 2020, the Company entered into a Master Services Agreement (the “Agreement”) with The Associated Press (the “Customer”) whereby the Company agreed to provide advertising and related business revenue consultation services to the Customer. In consideration for the services provided, commencing on March 1, 2020, the Company is entitled to certain revenue share amounts in connection with the Customer’s consumer offerings outlined in the Agreement, which amounts were included in Exhibit B to the Agreement which was entered into as of March 27, 2020 and are summarized as follows:

	Monthly
	Revenue	Below Threshold		Above Threshold
Type	Threshold	Customer	Kubient	Customer	Kubient
Programmatic/display	$300,000	90%	10%[A]	50%	50%
Video	$30,000	100%	0%	50%	50%
Direct deals	$-	100%	0%	50%	50%
Native	$100,000	100%	0%	50%	50%
Data/newsletter	$-	0%	0%	50%	50%
Podcasts	$-	0%	0%	50%	50%
Other	$-	0%	0%	50%	50%

[A] - Expires on September 1, 2020.

KUBIENT, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

Notes Payable – Related Parties

Subsequent to December 31, 2019, the Company received aggregate proceeds of $585,000 in connection with three-year notes payable issued to three of its executive officers. The notes bear interest ranging from 0.91% and 1.60% per annum, payable annually. The outstanding principal and accrued and unpaid interest shall become immediately due and payable upon an initial public offering, sale of the Company or qualified financing with equity proceeds of at least $5,000,000.

Release of Liability

On March 10, 2020, the Company received a letter from one of its vendors releasing it from aggregate liabilities of $236,248, which were accrued as of December 31, 2019. The Company recognized the gain on release of liability effective March 10, 2020.

Paycheck Protection Program Loan

On April 6, 2020, the Company received loan proceeds in the amount of approximately $327,000 under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period.

The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. The Company intends to use the proceeds for purposes consistent with the PPP. While the Company currently believes that its use of the loan proceeds will meet the conditions for forgiveness of the loan, there can be no assurance that the Company will not take actions that could cause the Company to be ineligible for forgiveness of the loan, in whole or in part.

Convertible Notes Payable

Subsequent to December 31, 2019, the Company and certain noteholders entered to a consent and first amendment to Senior Notes and Junior Notes in the aggregate principal amount of $660,000 and $665,500, respectively (the “Amended Senior Notes” and “Amended Junior Notes”, respectively). The Amended Senior Notes were amended as follows: (i) the holders authorized the Company to incur certain indebtedness, including certain government loans as well as non-government loans with a principal amount not to exceed $1,000,000 in the aggregate (the “Permitted Indebtedness”), (ii) the Amended Senior Notes are subordinated to the Permitted Indebtedness and (iii) the maturity date of the Amended Senior Notes is August 27, 2020. The Amended Junior Notes were amended as follows: (i) the holders authorized the Company to incur the Permitted Indebtedness and (ii) the Amended Junior Notes are subordinated to the Permitted Indebtedness.

As of May 6, 2020, the date the financial statements were issued, Senior Notes with aggregate outstanding principal amount of $2,090,000 were past due. Such failure to repay the Senior Notes by the maturity date constituted an event of default and, accordingly, at any time thereafter during the continuance of such event of default, the noteholder agent may, with the written consent of a majority of noteholders, by written notice to the Company, declare all outstanding indebtedness represented by the Senior Notes to be immediately due and payable. The Company is in negotiations with the noteholders to extend the maturity dates of such Senior Notes.

NOTE 12A – REVERSE STOCK SPLIT

A 1:9 reverse stock split of the Company’s common stock was effected on August 6, 2020, as discussed in the registration statement of which these financial statements are a part (the “Reverse Stock Split”). All share and per share information has been retroactively adjusted to give effect to the Reverse Stock Split for all periods presented, unless otherwise indicated.

GLOSSARY

“Ad Network” means an intermediary network or company that acts as a broker between advertisers who want to purchase ad placements and content publishers who want to host the advertiser’s ads. Examples of advertisers are consumer good companies, multimedia companies and automobile manufacturers. Publishers in the context are website operators or app developers.

“Ad Tech” means the software and tools that help agencies and brands target, deliver, and analyze their digital advertising efforts.

“Bot” or “internet bot” means an autonomous program (or robot) running on a network (usually, the internet) that can interact with computer systems or users. Typically, Bots perform tasks that are both simple and structurally repetitive, at a much higher rate than would be possible for a human alone. According to Imperva, more than half of all web traffic is fraudulent, as it is made up of Bots rather than actual human beings.

“Brand” means a particular name used to identify a type of product or products manufactured by a particular company.

“Data Management Platform” or “DMP” means a technology platform used for collecting and managing data, mainly for digital marketing purposes. It allows Ad Networks to generate audience segments, which are then used to target specific users in online advertising campaigns.

“Demand Side Platform” or “DSP” means a system that allows buyers of digital advertising space (ie, advertisers) to manage multiple ad exchange and data exchange accounts through one interface.

“Double monetization” means our ability to serve both a video advertisement as well as a display advertisement where there would traditionally be one or the other.

“Full stack” means computer engineering that encompasses databases, servers, systems engineering, and clients, across mobile applications, web based applications and native applications.

“GDPR” means the General Data Protection Regulation, which was agreed upon by the European Parliament and Council in April 2016, regulates how companies (including American companies) must protect European Union citizens’ personal data.

“Latency” means the lag time between a customer click on an internet link and the conversion of that customer to a sale. The term can also refer to the lag time between ad inventory’s purchase and its display on publisher’s media.

“Omni-channel marketing” means marketing that is intended to reach target consumers across all advertising channels -- mobile, video, desktop, and more -- within the context of how the specific customer has interacted with a brand (for example, those first seeing an ad about a brand they have never experienced will receive a different message from those who have engaged with that brand a number of times).

“Programmatic advertising” means the purchase of advertising space meant to target audiences using Ad Tech, rather than the traditional method of purchasing time slots in mass media, such as television programming.

“Pre-bid” means the bid placed by an advertiser for placement of its ad, verified prior to such ad being run or displayed.

“Post-bid” means the verification of the running or display of an ad, after such running or display has occurred.

“Publisher” means a source of ad inventory, such as website owners, website operators or app developers. Publishers are generally either managed or owned and operated. An owned and operated publisher receives 100% of the profit for impressions sold. This is opposed to a managed publisher: a publisher that does not own its inventory but has a financial relationship with those who do.

“Specialist coding language” means certain coding languages that deliver performance above and beyond traditional coding languages.

“Supply Side Platform” or “SSP” means a platform that enables Publishers to access advertiser demand from a variety of networks, exchanges, and platforms via one interface.

“300-millisecond window” means the window of time adopted by the digital advertising industry in which a website or app has to load the content on their website and auction off the advertising space on their web property.

“Verification companies” or “ad verification companies” means companies that offer a technological service that ensures that ads appear on intended sites and reach the targeted audience.

“Volume” means the concept buying large scale amounts of media in hopes of reaching a specific, smaller audience that lives within that larger pool.

Units

PROSPECTUS

Maxim Group LLC                  Joseph Gunnar & Co. LLC

The Benchmark Company, LLC

, 2020

Through and including              , 2020 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee, the FINRA filing fee and The Nasdaq Capital Market listing fee. Except as otherwise noted, all the expenses below will be paid by us.

SEC Registration Fees	$3,537.37
FINRA Fees	4,587.89
The Nasdaq Capital Market Listing Fee	75,000
Printing and Engraving Expenses	10,000
Legal Fees and Expenses	460,000
Accounting Fees and Expenses	145,000
Transfer Agent Fees	5,000
Miscellaneous	100,000
Total	$803,125.26	*

*	Includes $360,892 of previously deferred offering costs through March 31, 2020 that will be charged to additional paid-in capital upon the closing of the public offering.

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We intend to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification of our directors and officers by the placement agent party thereto against certain liabilities. See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

Item 15. Recent Sales of Unregistered Securities

On August 6, 2020, we effected a 1:9 reverse stock split. All share and per share data included in this Item 15 retroactively reflects such 1:9 reverse stock split.

In September 2017, we issued warrants to certain stockholders, consultants and attorneys to purchase up to 141,112 shares of Common Stock at a price per share of $4.95. The term of the warrant extends until 5 years from the grant date and the warrant is exercisable at any time during that five-year period. The foregoing shares were issued in reliance upon an exemption from registration pursuant to Rule 701 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In three separate closings dated April 26, May 23, and June 28, 2019, the Company sold 25 units of its securities for gross proceeds of $2,500,000, with each unit priced at $100,000 (each, a “Senior Unit” and, collectively, the “Senior Units”). Each Senior Unit sold in the offering consisted of (i) a 5% Senior Secured Convertible Promissory Note in the principal amount of $110,000, reflecting an Original Issue Discount of 10% of the Company that is convertible into shares of the Company’s common stock and (ii) a five-year warrant to purchase a number of shares of the Company’s common stock equal to the quotient obtained by dividing $110,000 by the Conversion Price (as defined in the warrants) at an exercise price equal to 120% of the Conversion Price. Under certain circumstances, such as a qualified initial public offering, the conversion of the foregoing 5% Senior Secured Convertible Promissory Note might be issued in a combination of warrants and shares of the Company’s common stock.

In connection with the Unit offering described above, we will issue/have issued a five year warrant that is immediately exercisable upon the date of issuance to the placement agent in the offering to purchase 10% of the aggregate number of issuable shares sold in the offering, at the same price per share as in the Unit offering.

In two separate closings dated October 11, and November 6, 2019, the Company sold 11.25 units of its securities for gross proceeds of $1,105,000, with each unit priced at $100,000 (each, a “Subordinated Unit” and, collectively, the “Subordinated Units”). Each Subordinated Unit sold in the offering consisted of (i) a 5% Subordinated Unsecured Convertible Promissory Note in the principal amount of $110,000, reflecting an Original Issue Discount of 10% of the Company that is convertible into shares of the Company’s common stock, and (ii) a five-year warrant to purchase a number of shares of the Company’s common stock equal to the quotient obtained by dividing $110,000 by the Conversion Price (as defined in the warrants) at an exercise price equal to 120% of the Conversion Price. Under certain circumstances, such as a qualified initial public offering, the conversion of the foregoing 5% Subordinated Unsecured Convertible Promissory Note might be issued in a combination of warrants and shares of the Company’s common stock.

In connection with the Subordinated Unit offering described above, we will issue/have issued a five year warrant that is immediately exercisable upon the date of issuance to the placement agent in the offering to purchase 10% of the aggregate number of issuable shares sold in the offering, at the same price per share as in the Subordinated Unit offering.

The sale and the issuance of the foregoing securities were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). We made this determination based on the representations of each investor which included, in pertinent part, that each such investor was either (a) an “accredited investor” within the meaning of Rule 501 of Regulation D or (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act. In addition, there was no general solicitation or advertising for securities issued in reliance upon these exemptions.

Pursuant to the terms of his employment agreement, the Company issued Mr. Andrews 2,223 shares of common stock on July 17, 2019.

Pursuant to the terms of its consulting agreement, the Company issued Gateway Group, Inc. 1,112 shares of common stock on June 5, 2020.

The foregoing shares were issued in reliance upon an exemption from registration pursuant to Rule 701 promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits.

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement*

3.1	Amended and Restated Certificate of Incorporation of Kubient, Inc.*

3.2	Certificate of Correction to the Amended and Restated Certificate of Incorporation of Kubient, Inc.*

3.3	Bylaws of Kubient, Inc., as currently in effect*

3.4	Amended and Restated Bylaws of Kubient, Inc., to be in effect upon completion of this offering*

4.1	Form of Common Stock Certificate*

4.2	Form of Representatives’ Warrant to be issued upon completion of this offering*

5.1	Form of Opinion of Waller Lansden Dortch & Davis, LLP

10.1	Amended and Restated Kubient, Inc. Incentive Stock Plan dated October 2, 2019*

10.2	License Agreement with OneQube, Inc. dated June 1, 2018*

10.3	Sublease Termination Agreement with OneQube, Inc. dated June 18, 2020*

10.4	Employment Agreement with Christopher Andrews dated June 17, 2019*+

10.5	Employment Agreement with Peter Bordes dated May 15, 2019*+

10.6	Employment Agreement with Christopher Francia dated May 26, 2017*+

10.7	Employment Agreement with Pavel Medvedev dated April 12, 2018*+

10.8	Employment Agreement with Paul Roberts dated May 26, 2017*+

10.9	Employment Agreement with Joshua Weiss dated December 23, 2019*+

10.10	Amendment to Employment Agreement with Paul Roberts dated October 2, 2019*+

10.11	Amendment to Employment Agreement with Pavel Medvedev dated November 21, 2019*+

10.12	License Agreement with Sphere Digital, LLC dated June 1, 2018*

10.13	Master Services Agreement with Sphere Digital, LLC dated June 1, 2018*

10.14	Master Services Agreement with The Associated Press dated February 5, 2020*

10.15	Form of Warrant Agency Agreement including Form of Unit Warrant*

21.1	Subsidiary of the Registrant*

23.1	Consent of Marcum LLP

23.3	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see page II-5 to this registration statement)

*	Previously filed.

+	Indicates a management contract or compensatory plan or arrangement.

(b)	Financial statement schedules.

No financial statement schedules are provided because the information called for is not required or is shown in the financial statements or related notes.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we have duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 10th day of August, 2020.

KUBIENT, INC.

By:	/s/ Peter A. Bordes, Jr.
Peter A. Bordes, Jr.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose individual signature appears below hereby authorizes and appoints Peter A. Bordes, Jr. and Paul Roberts, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement on Form S-1, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter A. Bordes, Jr.	Chief Executive Officer, Director (principal executive officer)	August 10, 2020
Peter A. Bordes, Jr.

/s/ Joshua Weiss	Chief Financial Officer (principal financial and accounting officer)	August 10, 2020
Joshua Weiss

/s/ Paul Roberts	Chief Strategy Officer, President and Chairman	August 10, 2020
Paul Roberts

/s/ Grainne Coen	Director	August 10, 2020
Grainne Coen

/s/ Elisabeth DeMarse	Director	August 10, 2020
Elisabeth DeMarse

/s/ Jeannie Mun	Director	August 10, 2020
Jeannie Mun

/s/ Christopher H. Smith	Director	August 10, 2020
Christopher H. Smith